UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

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☐	Soliciting Material Pursuant to §240.14a-12

NU SKIN ENTERPRISES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF NU SKIN ENTERPRISES, INC.

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Nu Skin Enterprises, Inc., a Delaware corporation, will be held at 11:00 a.m., Mountain Daylight Time, on June 5, 2024, at our corporate offices, 75 West Center Street, Provo, Utah 84601.

At the Annual Meeting, you will be asked to consider and vote on the following matters, which are more fully described in the proxy statement:

1.	To elect the eight directors named in the attached proxy statement;

2.	To hold an advisory vote to approve our executive compensation;

3.	To approve our 2024 Omnibus Incentive Plan;

4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024; and

5.	To transact such other business as may properly come before the Annual Meeting.

The Board of Directors has fixed the close of business on April 8, 2024 as the record date for determining the stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

You are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the Annual Meeting, please mark, sign, date and return the accompanying proxy card as promptly as possible in the enclosed postage-paid envelope, or use the internet or telephone methods that are described on the proxy card. If you attend the Annual Meeting, you may, if you wish, withdraw your proxy and vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on June 5, 2024: The proxy statement and annual report to stockholders are available at materials.proxyvote.com/67018T.

By Order of the Board of Directors,

STEVEN J. LUND
Chairman of the Board
Provo, Utah April 12, 2024

PROXY SUMMARY

The following summary provides quick information for purposes of Nu Skin’s 2024 Annual Meeting. It does not contain all of the information provided elsewhere in the proxy statement; therefore, you should read the entire proxy statement carefully before voting. This proxy statement and form of proxy are first being sent or given to our stockholders on or about April 25, 2024.

annual meeting information

Date:	June 5, 2024

Time:	11:00 a.m., Mountain Daylight Time

Location:	Nu Skin Corporate Offices, 75 West Center Street, Provo, Utah 84601

Record date:	April 8, 2024

proposals

Proposal		Board Recommendation	More Information
1.	Election of the eight directors named in this proxy statement	For each director nominee	Page 3
2.	Approval of our executive compensation*	For	Page 53
3.	Approval of our 2024 Omnibus Incentive Plan	For	Page 55
4.	Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024*	For	Page 65

* Advisory vote

Corporate Governance and Compensation Highlights

See pages 7 and 23, respectively.

Board Composition

Skills and Experience
Other public company board/exec. experience	•	•	•				•	•	•
Corporate finance/transactions		•	•				•	•	•
International experience/global operations		•	•	•	•		•	•	•
Government relations			•
Regulatory			•	•
Risk management		•	•				•		•
Sales/marketing	•			•	•	•	•
Online or digital marketing	•				•	•
Strategic planning	•	•		•	•	•	•		•
Current Nu Skin Committee Service (C = Chair)
Audit Committee		•	•				•		C
Compensation and Human Capital Committee	C	•				•	•
Nominating and Corp. Governance Committee	•		•			C		•	•
Demographics
Race/Ethnicity – 22% diverse
Asian								•
Black or African American	•
White/Caucasian		•	•		•	•	•		•
Gender – 33% diverse
Female	•					•			•
Male		•	•		•		•	•
Age	63	69	72	70	50	66	79	44	72
Other Characteristics
Independence	•	•	•			•	•	•	•
Tenure (years)	3	27	25	28	3	5	16	8	9

PROXY STATEMENT

SOLICITATION OF PROXIES

The accompanying proxy is solicited on behalf of the Board of Directors of Nu Skin Enterprises, Inc. (“Nu Skin,” “we,” “us,” or “the company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) on June 5, 2024 at 11:00 a.m., Mountain Daylight Time, and at any adjournment or postponement thereof. The Annual Meeting will be held at our corporate offices, 75 West Center Street, Provo, Utah 84601.

At the Annual Meeting, you will be asked to consider and vote on the following matters, which are more fully described in this proxy statement:

1.	To elect the eight directors named in this proxy statement;

2.	To hold an advisory vote to approve our executive compensation;

3.	To approve our 2024 Omnibus Incentive Plan;

4.	To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024; and

5.	To transact such other business as may properly come before the Annual Meeting.

This proxy statement and form of proxy are first being sent or given to our stockholders on or about April 25, 2024.

We will bear the cost of solicitation of proxies. Expenses include reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to registered and beneficial owners of our voting stock. Our regular employees may further solicit proxies by telephone, by mail, in person or by electronic communication and will not receive additional compensation for such solicitation.

VOTING PROVISIONS

Record Date; Shares Outstanding. Only stockholders of record at the close of business on April 8, 2024 are entitled to vote at the Annual Meeting. As of this record date, 49,664,437 shares of our Class A Common Stock were issued and outstanding. Each outstanding share of Class A Common Stock will be entitled to one vote on each matter submitted to a vote of the stockholders at the Annual Meeting.

How Proxies Will Be Voted. All shares represented by each properly executed, unrevoked proxy received in time for the Annual Meeting will be voted as directed by the stockholder. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf. In the absence of specific instructions, proxies will be voted in accordance with the Board of Directors’ recommendations “FOR” the election of each director nominee and “FOR” Proposals 2, 3 and 4. Although it is anticipated that each director nominee will be able to serve as a director, should any nominee become unavailable to serve, proxies will be voted for such other person or persons as may be designated by the Board of Directors. If any other matters properly come before the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place, the persons named in the accompanying proxy will vote on such matters in accordance with their best judgment.

Revocability of Proxy. Any proxy duly given pursuant to this solicitation may be revoked by the person or entity giving it at any time before it is voted by delivering a written notice of revocation to our Corporate Secretary, by executing a later-dated proxy and delivering it to our Corporate Secretary, or by voting at the Annual Meeting (although attendance at the Annual Meeting will not in and of itself constitute a revocation of the proxy). If you hold shares through a broker, bank or other nominee, you must follow the instructions of your broker, bank or other nominee to change or revoke your voting instructions.

Attending and Voting at the Annual Meeting. If you are a stockholder of our company, you are invited to attend the Annual Meeting in person at our corporate offices on the date and time indicated above. Directions to our corporate offices may be obtained by calling (801) 345-1000. Please bring proof of your stock ownership. If you are a beneficial, or “street name,” holder of our common stock and you wish to vote in person at the Annual Meeting, you will additionally be required to present a legal proxy from your broker, bank or other nominee.

Quorum. In order to constitute a quorum for the conduct of business at the Annual Meeting, a majority of the issued and outstanding shares of the Class A Common Stock entitled to vote at the Annual Meeting must be represented, either in person or by proxy, at the Annual Meeting. Under Delaware law, shares represented by proxy that reflect abstentions or “broker non-votes” (which are shares held by a broker or nominee that are represented at the Annual Meeting, but with respect to which such broker or nominee is not permitted to vote on a particular proposal without instructions from the beneficial owner and instructions are not given) will be counted for purposes of determining the presence of a quorum. However, broker non-votes will not be voted on proposals on which your broker or other nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange (the “NYSE”), including Proposals 1, 2 and 3.

Voting Standards and Effects. For a director nominee to be elected in Proposal 1, and for Proposals 2, 3 and 4 to be approved, such director nominee or proposal must receive more “for” votes than “against” votes. Shares not represented in person or by proxy at the Annual Meeting, abstentions and broker non-votes will have no effect on the determination of any of the proposals. Additional provisions applying to the matters to be acted upon at the Annual Meeting are as follows:

–	Proposal 1. Our Bylaws provide that an incumbent director shall be eligible for re-election only if she or he submits an irrevocable resignation that will be effective upon (i) such person failing to receive the required vote for re-election at the next annual meeting and (ii) Board acceptance of such resignation. Thus, an incumbent director’s previously submitted resignation may become effective if such director fails to receive the requisite vote at the meeting. Within 90 days after the date of the certification of the election results, the Board will determine whether to accept or reject the resignation or whether other action should be taken, and the Board will publicly disclose its decision.

–	Proposals 2 and 4. Proposals 2 and 4 are stockholder advisory votes and will not be binding on the Board of Directors.

PROPOSAL 1:

ELECTION OF DIRECTORS

Directors are elected at each annual meeting of stockholders and hold office until their successors are duly elected and qualified at the next annual meeting of stockholders or until their earlier death, resignation or removal. Our Bylaws provide that the Board of Directors will consist of a minimum of three and a maximum of fifteen directors, with the number being designated by the Board. The current number of authorized directors is nine, but it will decrease to eight at the time of the director elections at the Annual Meeting due to the retirement of Andrew D. Lipman. The Board has decided not to replace the seat vacated by Mr. Lipman at this time.

Set forth below are the name, age as of April 1, 2024, business experience and other qualifications of each of our eight director nominees, listed in alphabetical order. Each nominee is a current director and was elected at our 2023 annual meeting of stockholders. We are not aware of any family relationships among any of our directors, director nominees or executive officers.

As previously disclosed, Mr. Lipman has informed us that he will retire from the Board at the time of the Annual Meeting and will not stand for re-election. Our Board extends gratitude to Mr. Lipman for his contributions and many years of service to Nu Skin.

Emma S. Battle
Director since 2021	Compensation and Human Capital Committee (Chair) Nominating and Corporate Governance Committee

Emma S. Battle, 63, has served as the President and Chief Executive Officer of Market Vigor, LLC, a business services company focused on strategic consulting and digital and online marketing, since she founded the company in 2003. From 2015 to 2017, Ms. Battle was Vice President of Client Success at Windsor Circle, an e-commerce marketing company. Previously, she served in executive and senior marketing and sales roles at Three Ships Media, Red Hat, Art.com, 1 Sync and Sara Lee Branded Apparel (now known as Hanesbrands Inc.). Ms. Battle has served on the board of directors of Unifi, Inc., a global textile solutions provider listed on the NYSE, since 2021 and of Bassett Furniture Industries, Inc., a manufacturer and marketer of home furnishings listed on the Nasdaq Global Select Market, since 2020. From 2019 to 2020, she was on the board of directors of Primo Water Corporation, a provider of drinking water products that was listed on the Nasdaq Global Market until the company was acquired in 2020. Ms. Battle pursues continuing education through online classes and membership in professional organizations like Brentwood Advisory Group, and supports and collaborates with current and aspiring board directors through UNC’s Director Diversity Initiative, Onboard NC, Santa Clara University’s Black Corporate Board Readiness program and the Take Your Seat initiative. Ms. Battle also devotes time to charitable and civic causes; since 2017 she has served as the President and Chief Executive Officer of Higher Ed Works, a charitable organization that supports public higher education in North Carolina, and she also serves on the board of Elon University’s School of Business. She received a B.A. degree from Duke University and a M.B.A. degree from Harvard Business School.

Ms. Battle is a successful businessperson with an extensive background in digital and online marketing, marketing analytics, and business and marketing strategy, which is valuable to the Board as we continue to build our digital business. She also brings to the Board her perspective from working with other large corporations and on other public company boards. In addition, Ms. Battle’s experience managing and consulting with smaller, entrepreneurial businesses provides a valuable perspective in managing our business in a manner that is effective for our independent sales force. The Board also values Ms. Battle’s commitment to sustainability and social responsibility, which are two areas of focus for our company and many stockholders.

Daniel W. Campbell
Director since 1997	Lead Independent Director Audit Committee Compensation and Human Capital Committee

Daniel W. Campbell, 69, has been a Managing General Partner of EsNet, Ltd., a privately held investment company, since 1994. He served on the Utah State Board of Regents for Higher Education from 2010 to 2019, having served as its Vice Chair from 2012 to 2014 and as Chair from 2014 to 2018. From 1992 to 1994, Mr. Campbell was the Senior Vice President and Chief Financial Officer of WordPerfect Corporation, a software company, and prior to that was a partner of Price Waterhouse LLP. He received a B.S. degree from Brigham Young University.

Mr. Campbell is a recognized business leader with expertise in the areas of finance, accounting, transactions, corporate governance and management. He has served on the boards of several other private and public companies. In addition, through his experience as a partner of an international accounting firm, and later as Chief Financial Officer of a large technology company, Mr. Campbell has developed deep insight into the management, operations, finances and governance of public companies.

Steven J. Lund
Director since 1996 (includes three-year leave of absence)	Executive Chairman of the Board

Steven J. Lund, 70, has served as the Chairman of the Board since 2012. Mr. Lund previously served as Vice Chairman of the Board from 2006 to 2012. Mr. Lund served as President, Chief Executive Officer and a director of our company from 1996, when our company went public, until 2003, when he took a three-year leave of absence. Mr. Lund was one of our company’s founders. He is a trustee of the Force for Good Foundation, a charitable organization that our company established in 1996 to help encourage and drive the philanthropic efforts of our company and its employees, sales force and customers to enrich the lives of others. Mr. Lund worked as an attorney in private practice prior to joining our company as Vice President and General Counsel. He received a B.A. degree from Brigham Young University and a J.D. degree from Brigham Young University’s J. Reuben Clark Law School.

Mr. Lund brings to the Board over 35 years of company and industry knowledge and experience as a senior executive, including service as our General Counsel, Executive Vice President, and President and Chief Executive Officer. He played an integral role in managing our growth from start-up through his term as President and Chief Executive Officer. Mr. Lund also served on the Executive Board of the U.S. Direct Selling Association. A respected leader in his business, religious and civic communities, he currently serves as a general officer of The Church of Jesus Christ of Latter-day Saints and serves on this Church’s Board of Education with oversight of its institutions of higher education, including Brigham Young University. He previously served on the Utah State Board of Regents for Higher Education and as Chairman of the Board of Trustees of Utah Valley University.

Ryan S. Napierski
Director since 2021	President and Chief Executive Officer

Ryan S. Napierski, 50, has served as our company’s CEO since 2021 and as President since 2017. Previously, he served as President of Global Sales and Operations from 2015 to 2017. Prior to serving in that position, he served as both President of our North Asia region since 2014 and President of Nu Skin Japan since 2010. Mr. Napierski has fulfilled multiple leadership positions for Nu Skin since joining our company in 1995, including Vice President of Business Development for Nu Skin EMEA and General Manager of the United Kingdom. Mr. Napierski has a Bachelor’s degree in business, a Master of Business Administration degree from Duke University and a Master’s degree in international business from Goethe Universitat in Germany.

Mr. Napierski brings to the Board a strong expertise in direct sales, including through digital and social media platforms. Having served as our CEO, President, President of Global Sales and Operations, and in other management roles in our markets, Mr. Napierski also has a deep understanding of our business globally, including our sales force, products and product development, markets and compensation plans. Mr. Napierski’s leadership has been integral to the success of several of our key initiatives in recent years. Mr. Napierski is also recognized as a leader in the direct selling industry and has served in a variety of industry trade association leadership roles. For example, he is a past Chairman of the U.S. Direct Selling Association and the current Chairman of the Advocacy Committee for the World Federation of Direct Selling Associations.

Laura Nathanson
Director since 2019	Compensation and Human Capital Committee Nominating and Corporate Governance Committee (Chair)

Laura Nathanson, 66, retired from The Walt Disney Company in 2019 after 21 years of service in sales and advertising positions. From 2017 to 2019, she served as Executive Vice President of Revenue and Operations at Disney Advertising Sales, and from 2002 to 2017, she served as Executive Vice President of Sales and Marketing at ABC Family/Freeform. Prior to 2002, she served in various other sales and advertising positions with ABC Network Sales, Fox Broadcasting and various media agencies. She received a B.A. degree from Wesleyan University.

Ms. Nathanson is an experienced leader who brings to the Board her expertise in sales and advertising, as well as a strong customer focus that is built on a 40-year career in connecting with and communicating with customers. Business strategy is also one of Ms. Nathanson’s strengths; during her career, she has recognized and understood shifts in the business landscape, such as the rise of the millennial demographic and the trend toward digital advertising, and has quickly adapted to these shifts, enabling her companies to capitalize on them at an early stage. She also has experience in streamlining business processes and in promoting sales through digital and social media.

Thomas R. Pisano
Director since 2008	Audit Committee Compensation and Human Capital Committee

Thomas R. Pisano, 79, served as Chief Executive Officer and a director of Overseas Military Sales Corp. (“OMSC”), a marketer of motor vehicles, from 2005 until his retirement in 2010. From 1998 to 2004, he served as the Chief Operating Officer and a director of OMSC. From 1995 to 1997, he served as Vice President and Head of the International Division for The Topps Company, Inc., a sports publications and confectionery products company. Prior to that, he served in various positions, including Vice President of Global New Business Development, for Avon Products, Inc., a direct seller of personal care products, from 1969 to 1994. He received a B.S. from the Georgia Institute of Technology and a M.B.A. from Dartmouth College.

Mr. Pisano is an experienced senior executive who is an expert in the direct selling, personal care, beauty products and other consumer goods industries. During his 25-year career at Avon, he was responsible for global new business development, which included new geographic market openings and launching new product lines globally. He was also responsible for the operation of international businesses in Latin America, Europe and Asia. During his international business career at Avon, Topps and OMSC, he traveled to and conducted business in approximately 50 countries.

Zheqing (Simon) Shen
Director since 2016	Nominating and Corporate Governance Committee

Zheqing (Simon) Shen, 44, is the founding member of ZQ Capital Limited, a boutique investment and advisory firm. Prior to founding ZQ Capital in 2015, Mr. Shen was managing director and head of the China Financial Institutions Business at Barclays from 2011 to 2015. From 2004 to 2010, he worked with Goldman Sachs as an investment banker in its New York and Hong Kong offices. In addition to his service on our Board, Mr. Shen has also served since 2016 on the board of directors and the Audit, Remuneration and Nomination Committees of KFM Kingdom Holdings Limited, a precision metals engineering and manufacturing company listed on the Hong Kong Stock Exchange. He has also served since 2022 on the board of directors and the Remuneration Committee of Allergy Therapeutics PLC, a biotechnology company specializing in allergy vaccines that is listed on the Alternative Investment Market, which is a sub-market of the London Stock Exchange. Mr. Shen has a B.A. in mathematics and economics from Wesleyan University.

Mr. Shen brings to the Board valuable expertise in helping global companies realize their growth potential in Mainland China, which is one of our company’s key markets. He has spent much of his career working in Asia capital markets, and he has a strong network in Mainland China and valuable local knowledge of Mainland China. His depth of experience with financial and investment matters is also valuable to the Board.

Edwina D. Woodbury
Director since 2015	Audit Committee (Chair) Nominating and Corporate Governance Committee

Edwina D. Woodbury, 72, has over 20 years of experience in the direct selling and personal care products industries, having served at Avon Products, Inc. as Chief Financial and Administrative Officer and in other finance and operations positions from 1977 to 1998. From 1998 to 2015, Ms. Woodbury served as a member of the board of directors of RadioShack Corporation, a retail consumer electronics company. In addition, from 2005 to 2010, Ms. Woodbury served as a member of the board of directors of R.H. Donnelley Corporation, a publishing and marketing company, and from 2000 to 2005, she served as a director of Click Commerce, Inc., a research solutions company. Ms. Woodbury also served as President and Chief Executive Officer of The Chapel Hill Press, Inc., a publishing services company, from 1999 to August 2023, and she served on the board of directors of the nonprofit Medical Foundation of North Carolina from 2009 to 2018. She currently serves on the board and as treasurer of Galloway Ridge, a non-profit continuing care community in North Carolina. She received a B.S.B.A from the University of North Carolina.

Ms. Woodbury has extensive experience and understanding of our industry. While serving in various roles of increasing responsibility during her 21 years at Avon, she gained an in-depth understanding of the financial and internal control-related issues associated with global companies in our industry. She also brings to the Board valuable perspective from her service on other public company boards. While serving on the boards of Click Commerce, R.H. Donnelley and RadioShack, she (1) served on and chaired each board’s audit committee; (2) served on the compensation committee at R.H. Donnelley and chaired it at RadioShack; and (3) served on the nominating and governance committee at Click Commerce and RadioShack.

———————————————

Each nominee was recommended by the Nominating and Corporate Governance Committee for election and has consented to being named in any proxy statement for the Annual Meeting and to serve if elected. Although we do not know of any reason for which any nominee might become unavailable to serve on the Board, if that should happen, the Board may designate a substitute nominee. Shares represented by proxies will be voted for any substitute nominee so designated.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE EIGHT NOMINEES TO OUR BOARD OF DIRECTORS.

CORPORATE GOVERNANCE

Corporate Governance Highlights

Board of Directors Independence and Committee Structure

–	Separate Chairman of the Board and CEO. The positions of Chairman of the Board and CEO are filled by Mr. Lund and Mr. Napierski, respectively.

–	Lead Independent Director. Our independent directors have designated Mr. Campbell as Lead Independent Director.

–	Limitation on Management Directors. All of our current directors are independent of the company and management except for Mr. Lund, who is one of our company’s founders, and Mr. Napierski, our President and CEO.

–	Meetings of Independent Directors. All independent directors meet regularly in executive session. Mr. Campbell, the Lead Independent Director, chairs these sessions.

–	Independent Committees. Only independent directors serve on our Audit, Compensation and Human Capital, and Nominating and Corporate Governance Committees.

–	Annual Board and Committee Performance Evaluations. The performance of the Board and each Board committee is evaluated annually.

Election of Directors

–	Annual Election of Directors. All of our directors are elected annually; we do not have a staggered board.

–	Majority Voting in Uncontested Director Elections and Resignation Bylaw. Our Bylaws provide that director nominees must be elected by a majority of the votes cast in uncontested elections, and our Bylaws and Corporate Governance Guidelines include director resignation requirements to address the situation of a “holdover” director. For more information, see “Voting Provisions” and “Our Director Nomination Process.”

–	Mandatory Retirement Age. Our Board has adopted a mandatory retirement age of 77, which applies to any director who first joined our Board during or after 2023.

Stock-Related Matters

–	Equity Retention Requirements. We have equity retention requirements that apply to our directors and executive officers, designed to align directors’ and executive officers’ interests with those of stockholders. For a description of these requirements, see “Executive Compensation: Compensation Discussion and Analysis”—”Equity Retention Guidelines.”

–	Hedging Policy. Our directors and employees, including officers, are prohibited from engaging in any hedging transactions with respect to our securities, including through the use of short sales, put options and financial instruments such as prepaid variable forward contracts, equity swaps, collars and exchange funds. This prohibition applies regardless of whether the director’s or employee’s securities were granted as compensation and regardless of whether the director or employee holds the securities directly or indirectly.

–	Pledging Policy. Our directors and employees, including officers, are prohibited from pledging their securities in our company.

Director Independence

Our Corporate Governance Guidelines provide that at least 75% of our Board of Directors will consist of independent directors. The Board has determined that each of the current directors listed below is independent.

Emma S. Battle	Daniel W. Campbell	Andrew D. Lipman
Laura Nathanson	Thomas R. Pisano	Zheqing (Simon) Shen
Edwina D. Woodbury

In assessing the independence of the directors, in accordance with the NYSE listing standards, the Board determines whether or not any director has a material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. The Board considers all relevant facts and circumstances in making independence determinations, including the existence and scope of any commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships. In addition, as described in our Corporate Governance Guidelines, the Board will not consider a director to be independent if either the director or any immediate family member of the director (1) has been employed by our company or any of our subsidiaries or affiliates within the last five calendar years; (2) has served as an interim officer of our company or any of our subsidiaries or affiliates within the last three years; (3) has a personal services contract with our company or any member of our senior management; or (4) is employed as an executive officer by a private or public company at which an executive officer of our company serves as a director.

Board Leadership Structure

We currently separate the roles of Chairman of the Board and CEO. However, the Board has not adopted a policy with regard to whether the same person should serve as both Chairman and CEO or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board believes it is most appropriate to retain the discretion and flexibility to make such determinations at any given point in time in the way that it believes best to provide appropriate leadership for the company at that time.

We have determined that our current separation of the roles of Chairman and CEO is appropriate given the differences in the roles and duties of the two positions and the individuals currently serving in these positions. The Board believes that separating these two positions (1) improves the ability of the Board to exercise its oversight role over management and provides multiple opportunities for discussion and evaluation of management decisions and the direction of the company; and (2) allows our CEO to focus on managing our day-to-day global business operations and on developing and implementing our business strategies and objectives. Both the current Chairman and the current CEO have long histories with our company, and the Board believes that its leadership structure makes the best use of their combined extensive knowledge of our company, industry and sales force.

The Board has created the Lead Independent Director position to provide independent leadership of the Board’s affairs on behalf of our stockholders. This position ensures that an established channel of communication for the independent directors is maintained; it serves to strengthen communications both among independent directors and between senior management and the Board. Our Corporate Governance Guidelines provide that the Lead Independent Director (i) is designated by the non-management directors; (ii) consults with the Chairman and the CEO regarding agenda items for Board meetings; (iii) chairs executive sessions of the Board’s independent directors; and (iv) performs such other duties as the Board deems appropriate.

From time to time, the Board may consider electing an independent Chair or combining the roles of Chair and CEO. Such a decision would consider the composition of the Board at that time, including Board members’ expertise, experience and qualifications, as well as any stockholder input or other factors deemed appropriate by the Board.

Risk Oversight

We face a broad array of risks as outlined in our Annual Report on Form 10-K, including operational, strategic, legal and regulatory, financial, and other risks. Our management is responsible for establishing and maintaining systems to manage these risks. The Board exercises oversight over our management’s enterprise risk management program. The Board administers this risk oversight function as a whole and through its committees.

Management-Level Risk Management. We have established a global enterprise risk management (“ERM”) program, which is led by our Chief Audit and Compliance Officer and Vice President of Enterprise Risk (“CCO”). Our Risk Council, which consists of our CCO, CEO, CFO, General Counsel and other key members of our senior management, oversees and monitors the activities of our ERM program and reviews, on a regular basis, the top current and emerging enterprise risks we face, as well as relevant risk mitigation activities. The Risk Council considers the risks facing our company, including both short-term and long-term risks, and manages the risks according to their immediacy, potential impact, likelihood and other relevant factors. The CCO and other members of our management, including owners of various risk areas, are consulted as part of our disclosure controls and procedures as we prepare our public disclosures about the material risks we face as a company.

Board and Committee Roles in Risk Oversight. The CCO has a direct reporting relationship with our Audit Committee, which has responsibilities for risk oversight pursuant to its charter and NYSE listing standards. The CCO meets with the Audit Committee annually to discuss our ERM program and processes and the Risk Council’s recommendations regarding which risks warrant Board-level oversight.

Our Board retains direct oversight responsibility for certain material risks that are fundamental to our business and strategy, such as regulatory risks associated with our sales compensation program and risks associated with our key strategic initiatives. For other risks, the Board administers its risk oversight function through the Audit Committee, Nominating and Corporate Governance Committee, and Compensation and Human Capital Committee. The committee charters include the following subject-matter parameters for risk oversight:

Audit Committee	Nominating and Corporate Governance Committee	Compensation and Human Capital Committee
– Major financial risk exposures – Operational risks related to information systems, information security and privacy – Public disclosure and investor-related risks	– Corporate governance risks – Operational risks not assigned to the Audit Committee – Reputational risks	– Compensation practices-related risks – Human resources risks

The committees, or the Board in the case of risks it determines to oversee directly, are responsible for overseeing and discussing with management our risk assessment and risk management programs and plans. In these discussions, applicable members of management report to the Board or applicable committee on our risks and the internal processes, practices and controls attendant to the risks. These reports are coordinated through the CCO and generally occur annually or on a different cadence determined by the Board or committee. Following these reports by management, the Audit Committee periodically receives reports regarding the Nominating and Corporate Governance Committee’s and Compensation and Human Capital Committee’s risk-oversight efforts.

Cybersecurity and Privacy

Our Audit Committee oversees cyber and privacy-related risks and receives reports from our Chief Information Security Officer on these risks every quarter. Because the Board and management recognize the importance of maintaining the trust and confidence of our employees, sales force, customers, vendors and other business partners, we have established an Information Security and Privacy group that has responsibility for executing a program to protect our data. This group identifies, tracks, and monitors risks in this area, and our cybersecurity program references the CIS Critical Security Controls and the NIST Cybersecurity Framework (CSF) to guide our organization’s risk identification and mitigation procedures. We also have implemented a training program: employees receive quarterly training, which is translated into multiple languages, and we also conduct unannounced phishing simulation exercises to help our employees remain vigilant against cybersecurity threats. For more information about our cybersecurity risk management, strategy and governance, see “Item 1C. Cybersecurity” in our Annual Report on Form 10-K for the 2023 fiscal year.

Human Capital Management

Pursuant to its charter, our Compensation and Human Capital Committee oversees our human capital management. This committee discusses with and receives reports from our senior management at least annually regarding the development, implementation and effectiveness of our human capital management. These reports typically include our initiatives regarding recruiting, career development and progression, and diversity, equity and inclusion (“DEI”). Our management also provides an annual report to this committee on management’s assessment of risks related to our compensation policies and practices. Our Nominating and Corporate Governance Committee also participates in our human capital management by conducting an annual succession planning and management development session for our CEO and other executive management positions.

Our human capital objectives include the following:

Culture. All of our full- and part-time employees are responsible for upholding the Nu Skin Code of Conduct and for striving to perpetuate the Nu Skin Way, our global culture aspiration, which includes the following principles:

– A force for good – Accountable and empowered – Bold innovators – Customer obsessed	– Direct and decisive – Exceptional – Fast speed – One global team

Hiring, Engagement, Development and Retention. We seek to hire and retain employees with the talents and capabilities to succeed at our company. The level of competition for qualified employees is high, owing to employment market trends both internationally and in Utah, where our corporate headquarters are located and which has one of the lowest unemployment rates in the United States. These conditions have made it more difficult for us to fill some job positions and retain employees. We address this issue by building a strong employer brand, allowing remote work options to reach potential employees in other locations, and providing competitive compensation and benefits. In addition, our hiring and retention efforts must be consistent with our overall business size and strategy. During 2023, we engaged in restructuring initiatives, in which we canceled some open job positions and reduced our employee headcount to enable us to operate more efficiently.

Developing our employees and keeping them engaged is crucial. We pursue these objectives by providing leadership training, encouraging managers to conduct one-on-one meetings with employees, holding town hall meetings to promote dialogue between management and employees, and reinforcing the Nu Skin Way to maintain an invigorating and attractive culture. We conduct a global employee experience survey every six months to obtain our employees’ feedback, which helps to guide our human capital initiatives and to maintain robust employee engagement.

Diversity, Equity and Inclusion. We believe a diverse, equitable and inclusive work environment allows us to benefit from unique perspectives and provides vitality, creativity, new ideas and growth. We are committed to our Diversity, Equity and Inclusion vision statement: “We are a force for good as we seek, develop, and empower diverse individuals and perspectives. We aspire to be a global community where every employee, entrepreneur, and consumer knows and feels they belong.”

We have established employee resource groups to help ensure that under-represented populations feel welcome at Nu Skin, including people of color, women and LGBTQIA+ individuals. Our Healthy Workplace Policy also aims to cultivate a culture of mutual respect and to provide all employees a work environment free from harassment, discrimination and unprofessional behavior. Our employees receive training on their responsibility in this important area, and we make a Healthy Workplace Hotline available for employees to report concerns anonymously.

We also incorporate DEI practices into our hiring process. We conduct training to create awareness of unintentional biases that may be present in the hiring process. We work to ensure the wording of our job postings is inclusive and utilize multiple broad-based candidate search engines to expand our talent pools and increase our access to diverse candidates.

Employee Health and Well-Being. Our employees’ health and well-being is an essential component of our human capital management strategy. We established “The Best You” wellness program in the United States to improve the quality of each employee’s physical, emotional, intellectual and financial wellness by encouraging and incentivizing healthy lifestyle practices through health screenings, prevention programs and education. Our employees also receive free product benefits, including our wellness products. Employees at our corporate headquarters also have access to an on-site gym, as well as our employee assistance program, which includes free counseling services. Employees in our global markets also receive benefits and other services focused on maintaining health and well-being.

Sustainability

Pursuant to its charter, our Nominating and Corporate Governance Committee oversees our sustainability initiatives, including social, climate and environmental matters. This committee reviews sustainability trends, discusses such trends with management, reviews our external sustainability reporting, and oversees our management of sustainability-related risks. Our senior management is also engaged in our sustainability initiatives, as we endeavor to integrate sustainability-related risks and opportunities into our business strategy and operations. Our sustainability team reports regularly to our senior management and at least annually to our Nominating and Corporate Governance Committee.

Focusing on three key areas—product, planet and people—some of our sustainability initiatives are as follows:

Product

–    Assess, score and make plans to improve the environmental impact score of all of our products by the end of 2023

–    Change all of our packaging to be recycled, recyclable, reusable, reduced or renewable by 2030

Planet	– Reduce waste at our facilities through programs that encourage reducing, reusing and recycling, as well as initiatives to reduce electricity usage

People	– Expand leadership development opportunities to increase leadership diversity – Donate 1 million products to partner organizations by 2025

Our 2023 sustainability accomplishments include the following:

–	We completed our goal to assess, score and make plans to improve the environmental impact score of all of our products by the end of 2023, implementing changes to 76% of products and developing plans for improvements to the remainder.

–	We continued to make progress on our 2030 product-related goals. For example, the packaging for our Renu hair care line of products now uses either 100% recycled material or bioresin, a plant-based renewable alternative to traditional fossil fuel-based plastics.

–	We sourced all palm oil and palm oil-derived ingredients for personal care products from either the mass balance or book-and-claim models of the Roundtable on Sustainable Palm Oil.

–	Our ongoing environmental initiatives resulted in saving over 12.5 tons of paper and 40 tons of plastic globally.

–	We donated over 250,000 products to charitable purposes in 2023.

–	We continued our work with the EcoBeautyScore Consortium, alongside approximately 70 other cosmetics industry stakeholders. The consortium is an initiative to enable consumers to make more informed and sustainable choices and recognizes the need for an industry-wide standard for environmental impact assessment and scoring.

Board of Directors Meetings

The Board of Directors held eight meetings during 2023. Each director attended more than 75% of the total Board and respective committee meetings for the period in which they served during 2023. Although we encourage Board members to attend our annual meetings of stockholders, we do not have a formal policy regarding director attendance at annual stockholder meetings. Six of our directors who were in office at the time of our 2023 annual meeting of stockholders attended that meeting.

Board Committees

We have standing Audit, Compensation and Human Capital, and Nominating and Corporate Governance Committees. Each member of the committees is independent within the meaning of the listing standards of the NYSE. In addition, the Audit Committee and the Compensation and Human Capital Committee are composed solely of directors who meet additional, heightened independence standards applicable to members of these committees under the NYSE listing standards and rules of the Securities and Exchange Commission (“SEC”).

The following table identifies the current membership of the committees and states the number of committee meetings held during 2023.

Director	Audit	Compensation and Human Capital	Nominating and Corporate Governance
Emma S. Battle		Chair	✓
Daniel W. Campbell	✓	✓
Andrew D. Lipman	✓		✓
Laura Nathanson		✓	Chair
Thomas R. Pisano	✓	✓
Zheqing (Simon) Shen			✓
Edwina Woodbury	Chair		✓

2023 Meetings	8	8	6

The Board has adopted a written charter for each of the committees, which are available in the “Governance” section of our Investor Relations website at ir.nuskin.com.

Audit Committee

The Audit Committee’s responsibilities include, among other things:

–	Selecting our independent auditor;

–	Overseeing the performance of our internal audit function and independent auditor;

–	Reviewing the activities and the reports of our independent auditor;

–	Approving in advance the audit and non-audit services provided by our independent auditor;

–	Reviewing our quarterly and annual financial statements and our significant accounting policies, practices and procedures;

–	Reviewing the adequacy of our internal controls and internal auditing methods and procedures;

–	Overseeing our compliance with legal and regulatory requirements;

–	Overseeing our risk assessment and risk management programs and plans related to our major financial risk exposures; operational risks related to information systems, information security and privacy; and public disclosure and investor-related risks; and

–	Conferring with the chairs of the Nominating and Corporate Governance Committee and Compensation and Human Capital Committee regarding their respective oversight of our risk assessment and risk management programs and our related guidelines and policies.

The Board has determined that Ms. Woodbury and Mr. Campbell are audit committee financial experts as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

Compensation and Human Capital Committee

The Compensation and Human Capital Committee’s responsibilities include, among other things:

–	Establishing and administering our executive compensation strategy, policies and practices;

–	Reviewing and approving corporate goals and objectives relevant to the compensation to be paid to our CEO, Executive Chairman of the Board and other executive officers, evaluating the performance of these individuals in light of those goals and objectives, and determining and approving the forms and levels of compensation based on this evaluation;

–	Administering our equity incentive plans;

–	Overseeing our risk assessment and risk management programs and plans related to our compensation practices and human resources;

–	Overseeing the reporting of executive compensation information in accordance with applicable rules and regulations;

–	Overseeing our human capital management, including policies and strategies regarding recruiting, career development and progression, and diversity, equity and inclusion; and

–	Overseeing the administration and maintenance of our broad-based retirement and non-qualified deferred compensation benefit plans to the extent such functions have not been delegated to a management-level committee.

Pursuant to its charter, the Compensation and Human Capital Committee may delegate its authority to a subcommittee or subcommittees and may delegate authority to the CEO and Chairman of the Board to approve the level of incentive awards to be granted to specific non-executive officers, employees or other grantees subject to such limitations as may be established by the Compensation and Human Capital Committee. For a discussion of the processes and procedures for determining executive and director compensation and the role of compensation consultants in determining or recommending the amount or form of compensation, see “Executive Compensation: Compensation Discussion and Analysis” and “Director Compensation.”

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee’s responsibilities include, among other things:

–	Making recommendations to the Board of Directors about the size and membership criteria of the Board or any committee thereof;

–	Identifying and recommending candidates for the Board and committee membership, including evaluating director nominations received from stockholders;

–	Annually reviewing CEO succession planning as well as succession planning and management development for other executive officer positions;

–	Leading the process of identifying and screening candidates for a new CEO when necessary, and evaluating the performance of the CEO and Executive Chairman;

–	Making recommendations to the Board regarding changes in compensation of non-employee directors and overseeing the evaluation of the Board and management;

–	Developing and recommending to the Board a set of corporate governance guidelines and reviewing such guidelines at least annually;

–	Overseeing our risk assessment and risk management programs and plans related to our corporate governance risks, operational risks not assigned to the Audit Committee, and reputational risks; and

–	Overseeing our plans and practices related to sustainability, including social, climate and environmental matters.

Board and Committee Evaluations

Our Board believes that a strong and constructive evaluation process is an important component of good corporate governance and helps to promote Board effectiveness. Our annual evaluation process, which is led by our Nominating and Corporate Governance Committee, focuses on both the Board and the Board committees.

The Nominating and Corporate Governance Committee reviews the format of our evaluation process each year to ensure that it remains robust and relevant. In both 2023 and 2024, the Nominating and Corporate Governance Committee used a third-party facilitator to assist in conducting the evaluation in order to receive fresh perspectives on Board effectiveness and corporate governance practices and to encourage candor in the evaluation process. The facilitator collected feedback from each director and then led a discussion at a Nominating and Corporate Governance Committee meeting to which our full Board was invited.

Our Director Nomination Process

As indicated above, the Nominating and Corporate Governance Committee oversees the director nomination process. This committee is responsible for identifying and evaluating candidates for membership on the Board and recommending to the Board nominees to stand for election.

Minimum Criteria for Members of the Board. Each candidate to serve on the Board must possess the highest personal and professional ethics, integrity and values, and be committed to serving the long-term interests of our stockholders. In addition, our Bylaws and/or Corporate Governance Guidelines require the following:

–	Resignation Bylaw for Majority Voting. Our Bylaws provide that an incumbent director shall be eligible for re-election only if she or he submits an irrevocable resignation that will be effective upon (i) such person failing to receive the required vote for re-election at the next annual meeting and (ii) Board acceptance of such resignation, and our Corporate Governance Guidelines provide that the Board will only nominate an incumbent director for re-election if she or he has tendered such an irrevocable resignation. Non-incumbent director nominees must submit, as a condition to being eligible for nomination and election, a written consent and agreement to tender such an irrevocable resignation following their election.

–	Mandatory Retirement Age. A director who first joined our Board during or after 2023 shall not be eligible to stand for re-election after his or her 77th birthday unless the Nominating and Corporate Governance Committee determines that such director continues to meet the criteria for Board service and recommends to the Board that he or she stand for re-election notwithstanding his or her age.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee also takes into consideration all other factors it considers appropriate with the goal of having a Board with diverse backgrounds, skills, and experience at policy-making levels in business, government, financial and other areas relevant to our global operations.

We do not have a formal policy regarding the consideration of diversity in identifying Board nominees. However, our Board and our Nominating and Corporate Governance Committee believe that diversity is an important consideration in Board composition, as people of different skills; areas of expertise and experience; genders; and racial/ethnic, religious and cultural backgrounds can contribute different and useful perspectives to help the Board, as a group, to more effectively oversee our business.

Process for Identifying, Evaluating and Recommending Candidates. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders if properly submitted to the committee. Stockholders wishing to recommend candidates should do so in writing to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601, and must include the proposed candidate’s name, detailed biographical data, work history, qualifications and corporate and charitable affiliations. The Nominating and Corporate Governance Committee will consider a stockholder’s recommendation for director, but such committee has no obligation to recommend such candidate for nomination by the Board. The committee may also consider candidates proposed by current directors, management, employees and others. All such candidates who, after evaluation, are then recommended by the Nominating and Corporate Governance Committee and approved by the Board will be included in our recommended slate of director nominees in our proxy statement.

Procedures for Stockholders to Nominate Director Candidates at our Annual Meetings. Stockholders of record may also nominate director candidates for our annual meetings of stockholders by following the procedures set forth in our Bylaws. Please refer to the section below titled “Stockholder Proposals for 2025 Annual Meeting” for further information.

Communications with Directors

Stockholders or other interested parties wishing to communicate with the Board of Directors, the non-management directors as a group, the Lead Independent Director or any other individual director may do so in writing by addressing the correspondence to that individual or group, c/o Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. All such communications will be initially received and processed by our Corporate Secretary. Accounting, audit, internal accounting controls and other financial matters will be referred to our Audit Committee chair. Other matters will be referred to the Board, the non-management directors, or individual directors as appropriate.

Additional Corporate Governance Information

We have adopted the following:

–	Code of Conduct. Our code of conduct applies to all of our employees, officers and directors, including our subsidiaries. Any amendments or waivers (including implicit waivers) regarding the Code of Conduct requiring disclosure under applicable SEC rules or NYSE listing standards will be disclosed in the “Governance” section of our Investor Relations website at ir.nuskin.com.

–	Corporate Governance Guidelines. Our corporate governance guidelines govern our company and our Board of Directors on matters of corporate governance, including responsibilities, committees of the Board and their charters, director independence, director qualifications, director compensation and evaluations, director orientation and education, director access to management, director access to outside financial, business and legal advisors and management development and succession planning.

Both of the above are available in the “Governance” section of our Investor Relations website at ir.nuskin.com. In addition, stockholders may obtain a print copy of either of the above, free of charge, by making a written request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601.

2024 Executive Officer Appointment

In addition to the executive officers identified in the “Information About Our Executive Officers” section of our Annual Report on Form 10-K for the 2023 fiscal year, we appointed Justin S. Keisel as our Executive Vice President and President of Global Sales in March 2024. Mr. Keisel, age 50, first joined our company in 1998, where for 14 years he primarily worked in roles supporting growth in our North Asia and Southeast Asia markets. In 2012, Mr. Keisel accepted an offer to work for Rodan + Fields, where he held several positions from 2012 to 2019, serving most recently as vice president of global programs and field development from 2017 to 2019. Mr. Keisel returned to our company in 2019 as General Manager of our United States and Canada markets and served in that position until 2021, when he was promoted to President of our Americas region, the position he held until his March 2024 promotion. Mr. Keisel holds B.S. and M.B.A. degrees from Brigham Young University.

DIRECTOR COMPENSATION

Our Nominating and Corporate Governance Committee is responsible for evaluating director compensation from time to time, and when it determines that adjustments are appropriate, it recommends them to the Board of Directors for its consideration. The Nominating and Corporate Governance Committee has retained the services of Semler Brossy as its independent compensation consultant to assist in the review of our director compensation program, to provide compensation data and alternatives, and to provide advice as requested. For additional information regarding our independent compensation consultant, see “Executive Compensation: Compensation Discussion and Analysis”—“Role of Compensation Consultant.”

The following table summarizes our non-employee director compensation program, which applies to each director who does not receive compensation as an executive officer or employee of our company. The amounts shown in the table were implemented during 2021 following a review of our director compensation program. No changes were made for 2022. Another review of the program was performed in early 2023, and our Nominating and Corporate Governance Committee again determined not to recommend any changes at that time.

Non-Employee Director Compensation
Annual cash retainer Board Committee	$85,000 $10,000 per committee
Additional annual cash retainer for leadership: Lead Independent Director Audit Committee Chair Other committee chairs	$25,000 $20,000 $15,000
Meeting fees	None(1)
Annual equity award (restricted stock units)	$150,000 value

(1)	The Board can approve meeting fees for participation in a special committee or other extraordinary circumstances.

In addition, we may compensate a director $1,500 per day for corporate events or some travel that we require, and we may reimburse directors for reasonable expenses incurred in attending Board and committee meetings and other corporate events. We also provide company products to our directors for personal and immediate family use.

Pursuant to the terms of our Third Amended and Restated 2010 Omnibus Incentive Plan, as well as our 2024 Omnibus Incentive Plan that will be submitted for stockholder approval at the Annual Meeting, the cash compensation and the aggregate grant date fair value (computed in accordance with applicable financial accounting rules) of awards under the Plan provided to any non-employee director during any single calendar year cannot exceed $750,000.

Director Compensation Table – 2023

The table below summarizes the compensation earned by or paid to each person who served as a director during 2023 except Mr. Napierski, whose compensation is reported in the executive compensation tables. Mr. Napierski served as a director, but as a company employee he received no compensation for services as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Emma S. Battle	119,125	145,200	—	264,325
Daniel W. Campbell	135,000	145,200	—	280,200
Andrew D. Lipman	115,500	145,200	20,914	281,614
Laura Nathanson	123,000	145,200	—	268,200
Thomas R. Pisano	111,875	145,200	—	257,075
Zheqing (Simon) Shen	104,000	145,200	—	249,200
Edwina D. Woodbury	128,000	145,200	—	273,200
Steven J. Lund	—	—	856,608	856,608

(1)	On June 7, 2023, each of the directors listed in the table above except for Mr. Lund, who is an employee, was granted 4,232 restricted stock units, which will vest on April 30, 2024. The amounts reported in this column reflect the aggregate grant date fair value of the restricted stock units. For this purpose, the value of the restricted stock units is discounted to reflect that no dividends are paid prior to vesting.

As of December 31, 2023, none of the directors listed in the table above had any outstanding stock awards or option awards besides the restricted stock units noted in the previous paragraph.

(2)	This column reports our incremental cost for perquisites and other personal benefits provided to those directors whose total was at least $10,000, as well as other forms of compensation.

–	The amount reported for Mr. Lipman includes spouse travel to a sales force event where his spouse was expected to help entertain and participate in events with our sales force and their spouses, $10,170 reimbursed by us for the payment of taxes with respect to such spouse travel, company products and a holiday gift.

–	The amount reported for Mr. Lund consists of Mr. Lund’s compensation as an employee of the company for 2023: $570,000 in salary; a cash incentive plan bonus of $199,386; and $87,222 in other compensation, including $26,057 in premiums for life insurance, $13,200 in 401(k) contributions, $28,277 of spouse travel to a sales force event where his spouse was expected to help entertain and participate in events with our sales force and their spouses, $11,608 reimbursed by us for the payment of taxes with respect to such spouse travel, company products, home security monitoring, premiums for long-term disability insurance and a holiday gift.

EXECUTIVE COMPENSATION:
COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis (“CD&A”) describes our executive compensation programs and compensation decisions in 2023 for our named executive officers (“NEOs”), who for 2023 were:

Ryan S. Napierski	President and Chief Executive Officer
James D. Thomas	Executive Vice President and Chief Financial Officer
Chayce D. Clark	Executive Vice President and General Counsel
Steven K. Hatchett	Executive Vice President and Chief Product Officer
Connie Tang	Former Executive Vice President and Chief Global Growth and Customer Experience Officer
Mark H. Lawrence	Former Executive Vice President and Chief Financial Officer
Joseph Y. Chang	Former Executive Vice President and Chief Scientific Officer

References to our “Continuing NEOs” in this CD&A refer to all of the above NEOs other than Ms. Tang and Messrs. Lawrence and Chang, who, as discussed below, stepped down from their positions during 2023 (Ms. Tang and Mr. Lawrence) and in March 2024 (Mr. Chang).

Executive Summary

2023 Business Performance Highlights

In 2023, we continued to make progress toward our long-term vision of becoming the world’s leading integrated beauty and wellness platform. We believe much of our headway has been concealed by continued macro-economic pressures impacting consumer spending and customer acquisition in our markets, as well as disruptions associated with the ongoing transformation of our business. We finished 2023 at $1.97 billion of revenue with a negative foreign currency impact of 3% or $60 million.

Our overall 2023 results reflect a difficult year as consumers shifted purchasing habits toward lower-priced goods and services. On the other hand, our Rhyz segments achieved 41% year-over-year revenue growth in 2023 and more than 100% year-over-year revenue growth in the fourth quarter. Rhyz accounted for 11% of our 2023 revenue and continues to become a more meaningful part of the enterprise.

The Committee included four strategic goals in the annual incentive plan (25% weighting) to align incentives for our executives with key initiatives that underpin our multiyear strategic transformation. The four strategic goals in 2023 included new product revenue, adjusted gross margin improvement, sales channel growth, and monthly active users for our Stela and Vera mobile apps. These goals were to help advance the Nu Vision 2025 strategy by providing personalized beauty and wellness products including connected beauty devices, increasing affiliate-powered social commerce and expanding our digital platforms.

For 2024, we seek to generate long-term enterprise value by further transforming our core Nu Skin business and accelerating investment in our growing Rhyz ecosystem. To enhance this transformation, we reassessed our approach to capital allocation to invest in long-term growth and business evolution. This approach aims to grant us increased financial flexibility, enabling us to effectively seize forthcoming growth opportunities. Moving forward, we will focus our investments across three key initiatives: 1) accelerating the growth opportunities in Rhyz; 2) facilitating a new market expansion model beginning with India anticipated in 2025; and 3) furthering the build-out of our digital-first affiliate opportunity platform.

While we continue to navigate the challenges of a business transformation amid these disruptive times, we have fine-tuned our strategy and remain confident in our ability to generate long-term growth and value for stockholders. The Committee maintained the strategic transformation component of the annual incentive plan for 2024 with four metrics at 25% weighting.

2023 Named Executive Officer Changes

Executive Vice President and Chief Financial Officer. Mr. Lawrence resigned as Executive Vice President and Chief Financial Officer effective March 31, 2023, at which time Mr. Thomas was appointed as Interim Chief Financial Officer. Mr. Thomas’s annual salary increased to $400,000, and he was granted RSUs valued at $250,000. On July 24, 2023, Mr. Thomas was promoted to Executive Vice President and Chief Financial Officer. Mr. Thomas’s annual salary increased to $450,000, his target bonus percentage increased to 75%, and he was granted RSUs valued at $250,000 and PRSUs valued at $250,000. He also began participating in our Executive Cash Incentive Plan, which pays bonuses only annually rather than the quarterly program that applies to our non-executive employees.

Executive Vice President and Chief Global Growth and Customer Experience Officer. Ms. Tang resigned effective October 31, 2023, due to family health reasons. She is continuing to serve as a non-executive strategic advisor through April 2024.

Chief Scientific Officer. Mr. Chang retired as Chief Scientific Officer effective March 30, 2024.

Compensation Design Changes in 2023

Nu Vision 2025, which we introduced in January 2022, consists of a multiyear strategic transformation to becoming the world’s leading integrated beauty and wellness company that is powered by our dynamic affiliate opportunity platform. With that focus in mind, the Committee re-designed the cash incentive bonus plan for the NEOs in 2023 to include four strategic goals that measured progress against Nu Vision 2025. The strategic goals had a total weighting of 25%. The financial component constituted the remaining 75% weighting and, as with the pre-2023 Executive Cash Incentive Plan, continued to be split evenly between adjusted revenue and adjusted operating income.

For the long-term incentive component, to help ensure retention during our period of strategic transformation, the weighting for time-based RSU awards was increased to 50% and the PRSU weighting was changed from 60% to 50%.

Our Commitment to Pay for Performance

The primary objectives of our executive compensation program are:

1.	To successfully recruit, motivate and retain experienced and talented executives; and

2.	To ensure pay for performance through incentives that

a.	Are tied to corporate and individual performance,

b.	Align the financial interests of our executives with those of our stockholders, and

c.	Are intended to drive superior stockholder value.

The program, which is administered by our Compensation and Human Capital Committee (the “Committee”), is intended to align actual compensation payments to actual performance and to adjust upward during periods of strong performance and downward when performance is short of expectations.

Our Continuing NEOs’ 2023 target compensation was divided into variable compensation (cash incentive bonus and equity awards) and fixed compensation (salary) as follows. Due to the CFO transition discussed above, the following “Other NEOs” chart reflects Mr. Thomas’s post-promotion target compensation, which, in the case of his equity awards, consists of the aggregate value of all equity awards he received during the year.

The following table describes the metrics upon which NEOs earn each component of variable compensation.

Cash Incentive Bonuses 17% of CEO 2023 Target Pay 17% of Other NEOs’ 2023 Target Pay			Long-Term Incentives 68% of CEO 2023 Target Pay 59% of Other Continuing NEOs’ 2023 Target Pay
Annual Incentive			Time-Based Restricted Stock Units (RSUs) 50% weighting	Performance-Based Restricted Stock Units (PRSUs) 50% weighting
Measures one-year financial and operational performance (2023)			Measures four-year stock price performance (2023-2026)	Measures one-year financial performance over three years (2023, 2024, 2025)
Metric: Adjusted revenue	Metric: Adjusted operating income	Metric: Strategic goals	Metric: Stock price	Metric: Adjusted EPS
37.5% weighting	37.5% weighting	25% weighting
Incentivizes business growth	Incentivizes profitability and control of expenses	Incentives to drive our Company strategies for future growth and stockholder value	Aligns management with stockholders’ interests Promotes multi-year retention	Aligns management with stockholders’ interests Provides a balance to the top-line and operating-income metrics in the cash incentive bonus program
Adjusted revenue and adjusted operating income are calculated on a constant-currency basis from the prior-year period and are adjusted to eliminate extraneous items such as the impact of accounting changes; losses or gains on settlements of litigation that began prior to 2023; and other items that are non-recurring, unusual, infrequent or outside of management’s control, at the Committee’s discretion.			Final value of award tied to stock price.	Adjusted EPS is calculated to eliminate extraneous items such as the impact of accounting changes; losses or gains on settlements of litigation that began prior to 2023; and other items that are non-recurring, unusual, infrequent or outside of management’s control.

We believe that the 2023 outcomes under our incentive compensation programs are reflective of the pay-for-performance nature of these programs. We delivered revenue above our latest guidance range for the year, driven in part by seasonal promotions in China and the continued strong performance of our Rhyz businesses, demonstrating that we are making progress towards our long-term vision. As mentioned previously, we believe much of our headway was concealed by continued macro-economic pressures, which impacted consumer spending and customer acquisition in our markets, as well as disruptions associated with the ongoing transformation of our business. As a result, our 2023 results fell between the minimum and target of the goals established at the beginning of the year for our 2023 cash incentive bonuses. For the long-term incentive component of the compensation program, our 2022 PRSUs and 2021 PSOs were not earned. In contrast, the 2023 PRSUs were earned between the minimum and target level.

Performance-Based Award	Percent of Target Earned
2023 Cash Incentive Bonus(1)	58.3%
2023 PRSU Awards – Tranche 1 of 3 (measuring 2023 results)(2)	59%
2022 PRSU Awards – Tranche 2 of 3 (measuring 2023 results)(2)	0%
2021 PSO Awards – Tranche 3 of 3 (measuring 2023 results)(2)	0%

(1)	Contingent on 2023 adjusted revenue, adjusted operating income and strategic goals results.

(2)	Represents the tranches of the respective three-year awards that were contingent on 2023 adjusted EPS, with the targets determined at the time of grant.

2023 Say-on-Pay Vote

At our 2023 annual meeting of stockholders, 99% of the votes cast were in favor of our executive compensation program. When designing our 2024 executive compensation program, the Committee considered, among other things, the 2023 voting results, which were viewed as supportive of our pay philosophy and incentive framework.

Continuing Adherence to Compensation Governance Best Practices

We have a framework of strong corporate governance related to compensation, illustrated as follows:

What We Do	What We Don’t Do

✓   Link pay outcomes directly to company and share price performance in support of a pay-for-performance philosophy

✓   Utilize multiple, complementary incentive measures in the annual and long-term incentive plans that align with key drivers of stockholder value creation

✓   Utilize double-trigger change in control benefits

✓   Employ a comprehensive clawback policy

✓   Require robust equity retention for directors and executives

✓   Assess compensation risk annually

✓   Engage an independent compensation consultant

✗    No evergreen employment agreements

✗    No hedging or pledging of Nu Skin shares

✗    No excessive perquisites

✗    No excise tax gross-ups for NEOs

✗    No payment of current dividends on unvested equity

✗    No repricing of stock options without stockholder approval

Stockholder Outreach

We conduct stockholder outreach efforts periodically. We value the input of our stockholders, and the outreach process is an opportunity to:

–	Solicit our stockholders’ feedback and better understand their perspectives on executive compensation so that the Committee can take those philosophies into account as it evaluates possible program changes;

–	Answer any questions that stockholders may have with respect to our existing programs and practices or past decisions; and

–	Establish a platform for ongoing dialogue with our stockholders.

Compensation Design Changes in 2024

To continue supporting the multiyear strategic transformation to becoming the world’s leading integrated beauty and wellness company that is powered by our dynamic affiliate opportunity platform, in 2024 the Committee maintained the cash incentive bonus plan design for the Continuing NEOs. The only change for 2024 is to refresh the four strategic goals to help measure and navigate the challenges of our ongoing business transformation. The 2024 strategic goals focus on new product revenue, optimizing and reducing our number of SKUs, growth in our “paid affiliates” metric, and Rhyz revenue. Similar to 2023, the strategic goals will continue to have a total weighting of 25%. The financial component will constitute the remaining 75% weighting and will continue to be split evenly between adjusted revenue and adjusted operating income.

For the long-term incentive component, to help ensure retention during our period of strategic transformation, the weighting for both time-based and performance-based RSU awards continues to be at 50% each.

Compensation Overview

Objectives

The primary objectives of our compensation program are to:

–	Successfully recruit, motivate and retain experienced and talented executives;

–	Provide competitive compensation arrangements that are tied to corporate and individual performance in the short- and long-term;

–	Align the financial interests of our executives with those of our stockholders; and

–	Drive superior stockholder value over the long-term.

The Committee, in consultation with management and the Committee’s independent advisors, oversees the executive compensation and benefits program for the company’s NEOs. The compensation program is comprised of a combination of base salary, an annual cash incentive and equity incentives, each intended to support the above-noted objectives.

Component of Compensation Program	Objective
Base Salary (Fixed Pay)	– Pay for role – Aids in recruitment and retention

Cash Incentive Plan (Variable Pay: Short-Term Incentive)	– Pay for performance – Aligns with annual operating achievement – Aids in recruitment and retention

Equity Incentive Plan (Variable Pay: Long-Term Incentive)	– Pay for performance – Aligns with stock price performance and multi-year operating achievement – Aids in recruitment and retention

We also provide retirement benefits in the form of a 401(k) plan and a deferred compensation plan, as well as limited perquisites and other personal benefits to executives that represent a small portion of their overall compensation.

Components of Compensation

For 2023, our Continuing NEOs’ target compensation consisted of base salary; annual cash incentive bonus; equity awards; and retirement, perquisites and other benefits. Each of these components is discussed in detail below.

Base Salary

Base salaries are provided to reflect each NEO’s responsibilities, function, performance and competencies. In establishing and approving base salaries, the Committee considers various factors including:

–	Current market practices and salary levels;

–	Each executive officer’s responsibilities, experience in their position and capabilities;

–	Individual performance and company performance;

–	The relative role and contribution of each NEO in the company;

–	Competitive offers made to executive officers and the level of salary that may be required to recruit or retain executive officers; and

–	The recommendations of the CEO.

Base salaries for executive officers are typically reviewed annually in the first quarter of each year. The Committee does not assign specific weights to the factors identified above but generally endeavors to establish base salaries that are competitive in relation to the peer group median in order to attract and retain qualified and effective executive officers.

In the first quarter of 2023, the Committee reviewed the base salaries of each of our executive officers in connection with the established annual review process and determined to increase the salaries. The Committee also conducted additional, subsequent reviews of certain of the salaries as needs arose due to the transitions in our NEO positions during 2023. The NEOs’ salaries in effect during 2023 were as follows:

Name	Salary as of 12/31/2022 ($)	Adjusted Salary, Q1 2023 ($)	Salary as of 12/31/2023 ($)
Ryan S. Napierski	950,000	1,000,000	1,000,000
James D. Thomas	N/A	400,000	450,000
Chayce D. Clark	450,000	550,000	550,000
Steven K. Hatchett	400,000	416,000	416,000
Connie Tang	620,000	640,000	640,000
Mark H. Lawrence	595,000	620,000	N/A
Joseph Y. Chang	685,000	705,550	705,550

Cash Incentive Bonus

Metrics. Our Executive Cash Incentive Plan for 2023 was based on achievement of goals related to adjusted revenue, adjusted operating income and strategic goals. The adjusted revenue and adjusted operating income were equally weighted totaling 75% because management is responsible for both growing the business and increasing profitability, including control of expenses. Strategic goals were weighted at 25% to drive key Company strategies for future growth and shareholder value.

Metric	Weighting	Purpose	How Calculated
Adjusted revenue	37.5%	Incentivizes business growth	Adjusted revenue and adjusted operating income are calculated on a constant-currency basis from the prior-year period and are adjusted to eliminate extraneous items such as the impact of accounting changes; losses or gains on settlements of litigation that began prior to 2023; and other items that are non-recurring, unusual, infrequent or outside of management’s control, at the Committee’s discretion.
Adjusted operating income	37.5%	Incentivizes profitability and control of expenses
Strategic goals	25%	Incentives to drive our Company strategies for future growth and stockholder value

Our strategic goals consist of the following four goals, each of which is weighted at 6.25%:

–	New product review. Revenue generated in 2023 by new products, including ageLOC LumiSpa iO, TRMe, ageLOC WellSpa iO and other cosmetic products.

–	Adjusted gross margin improvement. Measured as the year-over-year improvement in adjusted gross margin for 2023 compared to 2022, calculated with the same adjustments described above for adjusted revenue and adjusted operating income.

–	Sales channel growth. Sales channel growth refers to growth in the following sales force-related metrics: sales leaders, paid affiliates and passed letters of intent (LOIs), with each weighted at 2.083% for a total of 6.25%. We publicly report our sales leader and paid affiliate numbers each quarter; to calculate achievement for these metrics under the 2023 cash incentive program, our publicly reported quantities were used, reflecting fourth-quarter performance. Passed LOIs refer to the number of our affiliates who have notified us that they intend to pursue the business opportunity that we offer and are actively attracting consumers and building a sales network. To calculate achievement for this metric under the 2023 cash incentive program, we used the average quantity for October, November and December 2023.

–	Monthly active app users. This goal refers to the number of unique users that engaged with our Vera customer-focused app and our Stela business-focused app during the month of December 2023, with each app weighted at 3.125% for a total weighting of 6.25%.

Cash incentive bonuses under our Executive Cash Incentive Plan are based on annual performance results and are paid annually after the end of each year. The cash incentive program that applies to our non-executive employees is divided between quarterly and annual results and has a quarterly payout opportunity. Mr. Thomas participated in our non-executive bonus program for the first half of 2023, prior to his promotion in July 2023. Accordingly, his aggregate bonus target and payout amounts for 2023 consisted of a mix of our non-executive and executive bonus programs.

Target Bonus. Cash incentive bonuses are computed based on the degree to which pre-determined goal performance levels are met or exceeded. If goal performance levels are met for a particular incentive period, a participant will earn a bonus equal to a pre-established percentage of year-end base salary, the “target bonus.” We set the target bonus as a percentage of base salary based on an executive officer’s position and responsibility and on market practices. The following table provides the target bonus percentages (as a percentage of salary) for each of our NEOs in 2023.

Named Executive Officer	2023 Target Bonus % (End of Year)
Ryan S. Napierski	110%
James D. Thomas	75%
Chayce D. Clark	75%
Steven K. Hatchett	75%
Connie Tang	75%
Mark H. Lawrence	N/A
Joseph Y. Chang	75%

Calculation of Bonus: Achievement of Performance Goals and Potential Adjustment for Individual Performance. The precise percentage of target bonus that a participant will earn is based on the degree to which pre-determined performance levels are met or exceeded.

–	If actual results for a particular incentive period equal:

○	Goal performance levels – The bonus amount will be the participant’s target bonus amount for the incentive period.

○	Minimum performance levels – The bonus amount will be 25% of the participant’s target bonus amount for the incentive period.

○	Stretch performance levels – The bonus amount will be 200% of the participant’s target bonus amount for the incentive period.

–	Payouts are interpolated linearly if actual results fall between the minimum and goal measurement points or between the goal and stretch measurement points.

–	If the minimum adjusted operating income performance level is not met, then (1) no bonus is paid for the adjusted revenue performance level regardless of achievement; and (2) payout for achievement of the strategic goals is capped at the goal level, meaning the maximum aggregate bonus that can be earned is 25% of target bonus amount.

–	If the minimum adjusted operating income performance level is met, a bonus may still be earned based on achievement of the adjusted revenue performance levels and the strategic goals.

Notwithstanding the above methodology, the Committee may adjust an executive’s bonus based on factors it considers relevant, including individual performance and certain compliance-related objectives. The Committee did not exercise this discretion with respect to 2023 bonuses.

Establishment of 2023 Performance Goals. In establishing the performance levels, the Committee considered various factors, including industry, market and peer estimated growth rates; our recent performance and current business plans; general business and economic conditions; business risks; and our company’s strategic objectives, which for 2023 focused on our personalized beauty and wellness, social commerce and digital transformation initiatives. After considering these factors, the Committee set the 2023 performance goals that are outlined in the table below.

2023 Goals, Performance and Payout. The following table sets forth the 2023 performance goals, the actual performance, the percentage of the goal performance levels achieved and the percentage of the target bonus that was paid under the pre-established terms of the 2023 program.

(dollar amounts in thousands; adjusted gross margin improvement in basis points)
Metric	2023 Targets			2023 Result (1)	% of Goal Level Achieved	% of Target Bonus Paid (2)
	Minimum	Goal	Stretch
Financial Goals - 75% weighting, split evenly between the two metrics
Adjusted revenue	$1,891,000	$2,114,000	$2,338,000	$2,019,004	95.5%	68.1%
Adjusted operating income	$127,000	$178,000	$216,000	$156,009	87.6%	67.7%
Strategic Goals - 25% weighting, split evenly among the four metrics
New product revenue	$300,000	$400,000	$500,000	$283,708	70.9%	0.0%
Adjusted gross margin improvement (basis points)	0	+20	+30	(70)	0%	0.0%
Channel growth
Sales leaders	40,000	50,000	60,000	44,059	88.1%	55.4%
Paid affiliates	225,000	250,000	285,000	166,886	66.8%	0.0%
Passed LOIs	15,000	18,000	21,000	9,372	52.1%	0.0%
Monthly active app users
Vera customer app	200,000	250,000	300,000	114,641	45.9%	0.0%
Stela business app	50,000	65,000	80,000	83,234	128.1%	200.0%
Aggregate payout percentage, reflecting the weightings noted above:						58.3%

(1)	As compared to our 2023 reported revenue and operating income, our 2023 adjusted revenue and operating income reflect adjustments for foreign-currency fluctuations and the impact our acquisitions of Beauty Biosciences, LLC and LifeDNA, Inc. during 2023 (the results of which were not contemplated in our 2023 targets). Our adjusted operating income also reflects adjustments for an inventory write-off, restructuring and impairment charges, an accrual for a legal contingency and a non-recurring foreign tax charge.

(2)	Calculated based on the linear interpolation of actual 2023 results between the minimum and goal targets (which correspond to the 25% and 100% payout levels, respectively) where applicable. Achievement of our goals for Stela monthly active app users was above the stretch target.

Overall, our 2023 results fell below the goal performance levels established at the beginning of the year, and consistent with our commitment to pay for performance, the cash incentive awards were earned below target level in 2023.

Equity Awards

Aligning the interests of our executive officers with those of our stockholders is an important objective of our compensation program. To accomplish this objective, we tie a significant portion of our executive officers’ total compensation to our long-term stock performance through the grant of equity awards and to our equity retention guidelines, which require our executive officers to retain a specified amount of their equity. We also believe that equity compensation helps motivate executive officers to drive earnings growth because they will be rewarded with increased equity value, and assists in the retention of executive officers who may have significant value tied up in unvested equity awards.

Calibration of Equity Awards. We periodically review and adjust the level of our equity awards. We do not use a fixed formula or criteria in determining whether to adjust the level of equity awards, but subjectively evaluate a variety of factors, such as:

–    Practices of peer companies

–    Degree of responsibility for overall corporate performance

–    Overall compensation levels

–    Changes in position and/or responsibilities

–    Individual performance

–    Company performance

–    Total stockholder return

–    Degree of performance risk in the equity grant program

–    Potential dilution of our overall equity grants

–    Accumulated realized and unrealized value of past equity awards

–    Associated expenses of equity awards

–    The recommendations of the CEO

–    Data and context provided by our compensation consultant

Historically, we have referenced peer company compensation data for context on pay levels and performance requirements compared to our peers. We generally have not given significant consideration to the value of existing equity award holdings because we want to ensure that our equity compensation is competitive for the position on an annualized basis and we want to provide an incentive from the date of grant. However, we periodically review and consider the in-the-money value of existing award holdings of our executive officers in connection with our review of equity compensation practices to determine if wealth creation is aligning with performance and the amount of unvested equity in place for retention.

Use of Performance-Based Equity Awards. The annual equity award consists of a mix of PRSUs and RSUs. Approximately 50% of the equity awards granted in our annual program in 2023 were performance based, and they are earned for achieving multi-year performance goals.

To align management with our stockholders’ interests, the performance goals are tied to adjusted EPS, measured as diluted EPS excluding extraneous items such as the impact of accounting changes; losses or gains on settlements of litigation that began prior to 2023; and other items that are non-recurring, unusual, infrequent or outside of management’s control. The adjusted EPS metric also provides a balance to the top-line and operating-income metrics in the cash incentive bonus program.

Consistent with our historical practice, NEOs earn 100% of their target award if performance is at goal level, and they earn 25% of their target award if performance is at the minimum level. The terms of the performance-based equity awards give NEOs the opportunity to earn up to 150% of their target award if performance meets certain pre-defined “stretch” levels, and up to 200% if performance meets certain pre-defined “super stretch” levels. This closely aligns the maximum payout opportunity with competitive practice and further strengthens our alignment with stockholders.

Our performance-based equity awards are typically divided into three equal tranches. The three tranches are contingent on performance over the year of the grant and the two following years, respectively. Although the grants measure three one-year periods, the goals for all three years are established up front at the time of grant to ensure a longer-term orientation without the “reset” of goals each year.

As reflected in the following table, the performance-based equity awards granted in February 2023 to the NEOs who were serving as executive officers at that time were weighted at 50%.

TARGET EQUITY AWARDS – FEBRUARY 2023
Named Executive Officer	Perf.-Based RSUs	Time-Based RSUs	Percentage Perf.-Based
Ryan S. Napierski	53,064	53,064	50%
Chayce D. Clark	18,090	18,090	50%
Steven K. Hatchett	10,251	10,251	50%
Connie Tang	13,507	13,507	50%
Mark H. Lawrence	19,899	19,899	50%
Joseph Y. Chang(1)	—	—	N/A

(1)	Mr. Chang was not granted an equity award in 2023 due to his forthcoming retirement.

Mr. Thomas received an award of 3,406 PRSUs and 9,330 RSUs in February 2023, before he was an executive officer. He was granted 6,360 RSUs upon his appointment as our Interim Chief Financial Officer in March 2023. Upon his promotion to Executive Vice President and Chief Financial Officer in July 2023, Mr. Thomas received an additional award of 8,328 PRSUs and 8,328 RSUs, reflecting the same 50% weighting of performance-based equity for executive officers that is noted in the table above.

Performance-Based Awards Granted in 2021–2023 – Goals and Vesting. Our performance-based equity awards in the past several years have generally been structured with three tranches, with vesting contingent on the achievement of adjusted EPS goals in the year of grant and in each of the two following years. The goals for all three of these one-year periods are set at the time of grant.

Performance-based equity awards granted in 2021, 2022 and 2023 included tranches that were contingent on 2023 results. Two of these three tranches ultimately paid out at 0%, and the third was earned between minimum and target:

Performance-Based Award	Percent of Target Earned
2023 PRSU Awards – Tranche 1 of 3 (measuring 2023 results)(1)	59%
2022 PRSU Awards – Tranche 2 of 3 (measuring 2023 results)(1)	0%
2021 PSO Awards – Tranche 3 of 3 (measuring 2023 results)(1)	0%

(1)	Represents the tranches of the respective three-year awards that were contingent on 2023 adjusted EPS, with the targets determined at the time of grant.

The table below summarizes the goals and achievement levels for performance-based equity awards granted in 2021–2023. For all of these awards, the target goals for the year of grant reflect the budget for the year, and the subsequent years require improvement over the prior years.

	Minimum Goal ($)	Target Goal ($)	Maximum Goal ($)	Actual ($)	% Vested

2021 Award
⮚ 2020 Adjusted EPS: 3.63(1)
2021 Adjusted EPS Tranche	3.46	4.10	4.58	4.14(2)	108%
2022 Adjusted EPS Tranche	3.72	4.43	4.95	2.90(3)	0%
2023 Adjusted EPS Tranche	4.01	4.78	5.34	2.06(4)	0%

2022 Award
⮚ 2021 Adjusted EPS: 4.14(2)
2022 Adjusted EPS Tranche	4.00	4.46	4.86	2.90(3)	0%
2023 Adjusted EPS Tranche	4.16	4.73	5.20	2.06(4)	0%
2024 Adjusted EPS Tranche	4.41	5.01	5.52	TBD	TBD

2023 Award
⮚ 2022 Adjusted EPS: 2.90(3)
2023 Adjusted EPS Tranche	1.70	2.50	3.29	2.06(4)	59%
2024 Adjusted EPS Tranche	1.77	2.60	3.42	TBD	TBD
2025 Adjusted EPS Tranche	1.85	2.73	3.59	TBD	TBD

(1)	No adjustments were made to our 2020 reported EPS of $3.63.

(2)	As compared to our 2021 reported EPS of $2.86, our 2021 adjusted EPS reflects an adjustment of $1.28 from charges associated with winding down our Grow Tech segment in the fourth quarter of 2021.

(3)	As compared to our 2022 reported EPS of $2.07, our 2022 adjusted EPS reflects adjustments totaling $0.83 from restructuring and impairment charges (including an unrealized investment loss related to a controlled-environment agriculture company we invested in as part of our previous Grow Tech segment), partially offset by the benefits of a favorable tax method change.

(4)	As compared to our 2023 reported EPS of $0.17, our 2023 adjusted EPS reflects adjustments totaling $1.89 from restructuring and impairment charges, inventory write-off, accrual for a legal contingency, non-recurring foreign tax charge, and our acquisitions of Beauty Biosciences, LLC and LifeDNA, Inc. (the results of which were not contemplated in our 2023 targets).

Annual Time-Based Equity Awards. Each NEO received a time-based RSU grant as part of our normal annual equity award cycle in February 2023. These RSUs vest one-fourth each year, beginning on February 15 of the year following the grant. They are designed to align management with stockholders’ interests and promote multi-year retention.

Retirement and Other Post-Termination Benefits

Our executive officers do not participate in any pension or defined benefit plan. We believe it is important for retention purposes to provide executive officers with a meaningful opportunity to accumulate savings for their retirement. To accomplish this objective, we maintain both a tax-qualified 401(k) plan and a nonqualified deferred compensation plan. We make a limited matching contribution for our employees, including NEOs, under the 401(k) plan. We also make contributions to the deferred compensation plan accounts of each Continuing NEO who has such an account. Effective in 2021, our deferred compensation plan was modified to provide a matching contribution by the company for individual contributions up to a maximum of 5% of base salary. In addition, we generally make a discretionary contribution, which was reduced from the historical amount of 10% of salary to approximately 5% of salary due to the 5% matching contribution.

As more fully described and quantified below in “Executive Compensation Tables and Accompanying Narrative”—“Narrative to Summary Compensation Table and Grants of Plan Based Awards Table” and in the table titled “Potential Payments Upon Termination or Change in Control,” we had an employment agreement with Mr. Chang throughout 2023 that provided for certain termination benefits. The Committee has also adopted an Executive Severance Policy that applies to all of our NEOs.

We do not provide excise tax gross-up protection to any of our NEOs. Any cash severance payment under these arrangements or accelerated vesting of equity in connection with a change in control requires a qualifying termination of employment. We believe these double-trigger post-termination benefits provide reasonable protections to employees who may be terminated following a change in control. They also assist us in retaining their services in the event of a potential change in control. We believe such arrangements are in the best interests of our company and our stockholders if they are reasonable in amount and scope, because they can help to retain key employees during a change in control process.

Perquisites and Other Benefits

We provide our executive officers and other key employees with other limited benefits and perquisites. These consist of, among other things, payments for term life insurance, use of company-owned properties, sporting event tickets, company products and sales force event-related spouse travel. We generally do not reimburse executive officers for the income taxes associated with these perquisites except for limited business-related perquisites such as guest travel to sales force events where the guest is expected to help entertain and participate in events with our sales force and their guests. We have elected to pay the income taxes for these business-related perquisites because we believe they are business expenses. These benefits generally represent a very small portion of an executive officer’s overall compensation and provide a benefit to us and our stockholders. In addition, during 2023, (1) we reimbursed the income taxes associated with Mr. Thomas’s perquisites that he received before he was promoted to an executive officer position; and (2) we paid for a vacation for Mr. Clark and his family and reimbursed Mr. Clark for the income taxes associated with this vacation.

Mr. Napierski additionally received tax payments (less than $50 in 2023) associated with income received as a result of his former expatriate assignment. These payments were pursuant to our expatriate tax equalization policy. The amount of these benefits is included in footnote 5 to the Summary Compensation Table.

Process for Determining Compensation

Role of Compensation and Human Capital Committee and Chief Executive Officer

The Committee is responsible for establishing and administering our executive compensation program. The Committee participates in the performance evaluation process of the Chairman and of the CEO, which process is led by the Nominating and Corporate Governance Committee. The Committee is then responsible for setting their compensation. The CEO, with oversight by the Nominating and Corporate Governance Committee, is responsible for evaluating the performance of the other executive officers and then making recommendations to the Committee with regard to the compensation packages for these officers. The Committee reviews any such recommendations and has the authority to approve, revise or reject such recommendations.

Role of Compensation Consultant

The Committee has retained the services of Semler Brossy as its independent compensation consultant to assist in the review of our executive compensation program, to provide compensation data and alternatives to the Committee, and to provide advice to the Committee as requested, including limited advice regarding employee equity grants and the compensation programs of our subsidiary companies when requested by the Committee. The Committee utilizes the compensation data and alternatives provided by the compensation consultant to analyze compensation decisions in light of current market rates and practices. During 2023, Semler Brossy did not perform any work for us outside of the services performed for the Committee and for the Nominating and Corporate Governance Committee with respect to director compensation.

The Committee annually reviews the independence of its compensation consultant in light of SEC rules and NYSE Listed Company Rules regarding compensation consultant independence and has concluded that Semler Brossy is independent from the company and has no conflicts of interest related to its engagement by the Committee.

In addition, during 2023–2024, management retained the services of Meridian Compensation Partners to advise and assist management and the Committee on equity plan matters and potential amendments to our Third Amended and Restated 2010 Omnibus Incentive Plan.

Use of Competitive Data

The Committee uses peer group information in making compensation decisions. The Committee compares compensation proposals to the compensation practices of a peer group of publicly-traded companies that compete with us broadly in the consumer products industry—with a preference for those with a direct selling business model—and are similar in size to us.

The Committee reviews and updates the peer group from time to time to ensure it is utilizing an appropriate group in terms of size and relevance. Following such a review, in 2022 the Committee determined to update the peer group by removing Primerica, Inc. and Revlon, Inc. and adding Cricut, Inc., Overstock.com, Inc., and Sonos, Inc. These changes were to align with our focus on connected devices and also with our location, market capitalization and revenue.

The newly constituted peer group was used in making compensation decisions for 2023, and it consists of the following companies:

– Church & Dwight Co., Inc.	– Prestige Consumer Healthcare Inc.
– Coty Inc.	– Sally Beauty Holdings, Inc.
– Cricut, Inc.	– Sensient Technologies Corporation
– Edgewell Personal Care Company	– Sonos, Inc.
– The Hain Celestial Group, Inc.	– Spectrum Brands Holdings, Inc.
– Helen of Troy Limited	– Tupperware Brands Corporation
– Herbalife Nutrition Ltd.	– USANA Health Sciences, Inc.
– Overstock.com, Inc. (now known as Beyond, Inc.)

In August 2023, the Committee removed Church & Dwight Co., Inc. from the peer group due to differences in market capitalization and industry focus, and the Committee removed Tupperware Brands Corporation due to differences in market capitalization. The newly constituted peer group was used in making compensation decisions for 2024.

Mix of Compensation

When the Committee reviews an executive officer’s compensation, it does not use a specific formula or allocation target to establish the level or mix of total compensation. Rather, it exercises judgment in determining a compensation package that is appropriate to accomplish our compensation objectives under the circumstances applicable to the executive officer. The Committee also reviews the relative mix of compensation provided by other companies in our peer group for context and tries to ensure each component is competitive. Historically, we have tied a substantial amount of compensation to corporate performance under our cash incentive plan and equity incentive plan.

The Committee also reviews each executive officer’s total compensation as a market check against the total compensation of executive officers in our peer group. This total compensation review focuses on base salary, cash bonuses, and valuation of equity grants using grant date valuations. The Committee periodically reviews perquisites and retirement benefits to confirm that they remain relatively consistent with the value of perquisites and retirement benefits provided by our peer companies.

Risks Arising From Compensation Policies and Practices

In establishing and reviewing the components of compensation, the Committee considers potential risks associated with such components. In addition, our management conducted a review of our compensation policies and practices for employees and concluded that risks arising from such compensation policies and practices, as they relate to risk management practices and risk-taking incentives, are not reasonably likely to have a material adverse effect on us.

In reaching this conclusion, our management considered the following factors:

–	Our compensation programs are market driven and balance short-term incentives with significant long-term incentives. These awards are capped with maximum payout amounts to avoid encouraging excessive risks.

–	Performance-contingent awards provide additional long-term incentives to our key employees and executive officers. In addition, our equity retention guidelines help to ensure that a portion of our executives’ equity incentives remains tied to our long-term performance.

–	Our incentive compensation program is based on earnings per share, revenue, profitability, strategic goals aligned to business transformation objectives, and stock price, all of which are important measures of performance. By using multiple goals, our program avoids the risk of focusing on a single goal and ignoring other important metrics.

–	The goals and targets in our incentive compensation program are carefully calibrated to ensure they are challenging yet reachable to avoid excessive risk taking.

–	We do not allow engagement in speculative trading or hedging. Our policies prohibit all of our directors and employees, including executive officers, from holding our stock in an account in which any securities of any company are held on margin and from engaging in speculative transactions in our stock, including short sales, options or hedging transactions. Our directors and employees, including executive officers, also are prohibited from pledging their securities in our company.

Other Compensation-Related Governance

Clawback Policies and Provisions

We have the following clawback-related policies and provisions:

Current Omnibus Incentive Plan and Awards Thereunder. Pursuant to our Third Amended and Restated 2010 Omnibus Incentive Plan (the “Third A&R Plan”), any and all awards granted under the Third A&R Plan will be canceled if the participant violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to our interests, including conduct contributing to any financial restatements or financial irregularities, as determined by the Committee. In addition, all compensation awarded under our current and prior plans will be subject to recovery or other penalties pursuant to (i) any clawback policy of the company, as may be adopted or amended from time to time; (ii) any clawback provision set forth in an award agreement; and (iii) any applicable law, rule or regulation or applicable stock exchange rule, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002, Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), Section 10D of the Securities Exchange Act of 1934 and any applicable stock exchange listing rule adopted pursuant thereto. Further, if we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, the Committee may terminate any awards granted under our current and prior plans and/or require any participant to reimburse us for the amount of any payment or benefit received with respect to such awards to the extent they would not have been earned or accrued after giving effect to the restatement.

Consistent with the Third A&R Plan, our equity incentive awards and our cash incentive awards contain cancellation, clawback and recoupment provisions that allow the Committee to recover an executive’s gains from such awards if the executive materially breaches certain obligations or covenants, including non-competition, non-solicitation and non-disclosure covenants, or willfully engages in or is convicted of certain illegal activity, fraud or other misconduct. In such event, we may terminate the outstanding awards of such executive and recover any gains from the awards during the twelve months preceding the act or anytime thereafter. Our cash incentive awards and performance-based equity awards additionally include similar cancellation, clawback and recoupment provisions that apply in the case of a financial restatement to the extent the award would not have been earned or accrued after giving effect to the restatement.

Recovery Policy. In November 2023, we adopted our Executive Officer Incentive Compensation Recovery Policy (the “Recovery Policy”) in compliance with recently adopted NYSE listing standards and Section 10D of the Securities Exchange Act of 1934. The Recovery Policy applies to current or former Section 16 officers in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws; misconduct on the part of the executive is not required. Under the Recovery Policy, we are required to recoup incentive-based compensation (as that term is defined in Section 10D of the Exchange Act, which includes our PRSU awards and our annual incentive awards) erroneously received within the three fiscal years preceding the date restatement is determined to be required. A copy of the Recovery Policy was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2023.

2024 Omnibus Incentive Plan. Our 2024 Omnibus Incentive Plan, which will be submitted for stockholder approval at the Annual Meeting, contains provisions similar to, and consistent with, our Third A&R Plan and the Recovery Policy. For more information about this plan, see “Proposal 3: Approval of 2024 Omnibus Incentive Plan”—“Cancellation of Award; Forfeiture of Gain” and —“Clawback or Recoupment.”

Equity Retention Guidelines

Our equity retention guidelines are designed to motivate our executive officers and directors to consider the long-term consequences of business strategies and to provide a level of long-term performance risk with respect to our compensation programs. These guidelines generally require executive officers and directors to retain 50% of the net shares (after payment of the exercise price and related taxes) with respect to any equity award unless the individual holds a number of shares having a value equal to a multiple of his or her base salary (for executives) or annual cash retainer (for non-management directors), as follows:

Position	Multiple of Base Salary or Annual Retainer
CEO	6.0
Other Executive Officers	2.5
Non-Management Directors	5.0

The ownership levels are phased in over five years from January 1 of the year following the date of appointment or election to the applicable position as an executive officer or director. In determining whether an executive officer or director satisfies the designated ownership levels, we count shares owned outright or beneficially by the individual or an immediate family member residing in the same household, as well as a portion of the individual’s unvested time-based restricted stock units. We do not count vested or unvested options.

As of March 31, 2024, all of our Continuing NEOs and directors were in compliance with the guidelines.

Indemnification and Advancement of Expenses

We have entered into indemnification agreements with each of our directors and executive officers, pursuant to which these individuals will be indemnified for certain liabilities and will be advanced certain expenses that have been incurred as a result of actions to which they were, are, or are threatened to be made a party, or actions otherwise involving them, in connection with their service to the company. The indemnification agreements also include related provisions outlining the procedures for obtaining such benefits, and they generally require us to obtain and maintain director and officer liability insurance.

Compensation and Human Capital Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis that is included in this proxy statement. Based on such review and discussions, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION AND HUMAN CAPITAL COMMITTEE OF THE BOARD OF DIRECTORS

Emma S. Battle, Chair
Daniel W. Campbell
Laura Nathanson
Thomas R. Pisano

Executive Compensation Tables and Accompanying Narrative

Summary Compensation Table

The following table summarizes the total compensation of each of the NEOs for 2021, 2022 and 2023, as calculated in accordance with SEC rules. The amounts in the “Stock Awards” and “Option Awards” columns do not necessarily reflect the amounts actually earned by the NEOs because they include performance-based equity awards that were granted during the respective year regardless of whether and when they are ultimately earned, based on company performance.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Continuing NEOs
Ryan S. Napierski President and Chief Executive Officer	2023	991,918	—	4,046,074	—	641,300	159,287	5,838,579
	2022	941,918	206,842	3,485,069	—	—	130,637	4,764,466
	2021	800,960	—	1,253,109	2,018,409	548,758	110,734	4,731,970

James D. Thomas EVP and Chief Financial Officer	2023	410,595	7,692	1,165,743	—	182,980	88,030	1,855,040

Chayce D. Clark EVP and General Counsel	2023	533,836	—	1,379,344	—	240,488	122,147	2,275,814
	2022	441,918	66,029	3,244,483	—	—	85,709	3,838,139
	2021	343,725	6,767	229,070	213,228	133,742	56,683	983,215

Steven K. Hatchett EVP and Chief Product Officer	2023	413,414	—	781,628	—	181,896	37,952	1,414,890

Departed NEOs

Connie Tang Former EVP and Chief Global Growth & Cust. Exp. Officer	2023	636,767	—	1,029,895	—	279,840	145,741	2,092,244
	2022	577,951	71,729	1,240,666	—	—	119,880	2,010,226
	2021	413,648	25	929,550	—	203,737	41,296	1,588,256

Mark H. Lawrence Former EVP and Chief Financial Officer	2023	199,795	—	1,517,278	—	—	24,944	1,742,017
	2022	591,767	88,662	1,254,647	—	—	118,867	2,053,943
	2021	551,741	—	405,495	659,598	273,006	93,829	1,983,669

Joseph Y. Chang Former EVP and Chief Scientific Officer	2023	702,228	—	—	—	308,502	112,327	1,123,057
	2022	685,000	102,750	743,476	—	—	119,291	1,650,517
	2021	685,858	—	294,934	479,700	338,580	105,915	1,904,987

(1)	Each of the NEOs, other than Mr. Hatchett, deferred a portion of their salaries under our nonqualified Deferred Compensation Plan, which is included in the Nonqualified Deferred Compensation – 2023 table. Each of the NEOs also contributed a portion of their salary to our 401(k) retirement savings plan.

(2)	The amount reported in this column for 2023 for Mr. Thomas consists of a holiday bonus given to all non-executive corporate employees, pro-rated to reflect the time during 2023 preceding Mr. Thomas’s promotion to an executive vice president position.

(3)	The amounts reported in these columns reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and, for performance-based awards, are based on the probable outcome of the performance conditions as of the grant date. The amounts do not represent amounts actually received by the NEOs. For this purpose, the estimate of forfeitures is disregarded, and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting. For information on the valuation assumptions used in calculating these amounts, refer to Note 9 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2023.

The aggregate grant date fair value of the 2023 PRSU awards, assuming achievement of the maximum performance level, would be: Mr. Napierski – $4,083,693; Mr. Thomas – $712,497; Mr. Clark – $1,392,169; Mr. Hatchett – $788,896; Ms. Tang – $1,039,472; and Mr. Lawrence – $1,531,386.

(4)	See “Executive Compensation: Compensation Discussion and Analysis”—“Cash Incentive Bonus” for information regarding the amounts reported in this column. For 2023, Messrs. Napierski and Chang deferred a portion of their bonuses under our nonqualified Deferred Compensation Plan, which deferrals are reflected in the Nonqualified Deferred Compensation – 2023 table. $84,599 of Mr. Thomas’s 2023 bonus is attributable to our non-executive bonus program, which Mr. Thomas participated in for the first half of 2023.

(5)	The following table describes the components of the All Other Compensation column for 2023 in the Summary Compensation Table.

Name	Company Contributions to Deferred Compensation Plan ($)	Company Contributions to 401(k) Retirement Savings Plan ($)	Perquisites and Other Personal Benefits ($)(a)	Other ($)(b)	Total ($)
Ryan S. Napierski	99,096	13,200	42,920	4,071	159,287
James D. Thomas	40,842	13,200	24,510	9,478	88,030
Chayce D. Clark	55,788	13,200	40,562	12,596	122,147
Steven K. Hatchett	20,671	13,200	—	4,081	37,952
Connie Tang	61,778	13,200	58,060	12,703	145,741
Mark H. Lawrence	10,779	11,965	—	2,200	24,944
Joseph Y. Chang	70,183	13,200	12,038	16,906	112,327

(a)	This column reports our incremental cost for perquisites and other personal benefits provided to those NEOs whose total was at least $10,000. In 2023, these included the personal use of company-provided properties; tickets for sporting events (in the amount of $29,344 for Mr. Napierski); company products; tax-planning advice for Mr. Napierski; guest travel to a sales force event where the guest was expected to help entertain and participate in events with our sales force and their guests; family travel for Mr. Clark; and, for Ms. Tang, who lives in a different state from our corporate offices, airfare and other travel expenses associated with commuting to our corporate offices and an apartment near our corporate offices.

(b)	This column includes premiums for long-term disability insurance; the amount reimbursed by us for the payment of taxes with respect to the guest travel referenced in footnote (a) (in the case of Mr. Clark, this amount, together with the payment of taxes for his family travel referenced in footnote (a), was $11,035); and premiums for term life insurance, which for Mr. Chang was $16,366. The term life insurance coverage amounts as of December 31, 2023 were $600,000 for Messrs. Thomas and Clark, $750,000 for Mr. Hatchett, $0 for Mr. Lawrence (who was no longer an employee as of such date), and $1 million for all other NEOs. This column also includes less than $50 of tax payments associated with Mr. Napierski’s income received as a result of his former expatriate assignment. These payments were pursuant to our expatriate tax equalization policy. For further discussion regarding tax payments, see “Executive Compensation: Compensation Discussion and Analysis”—“Perquisites and Other Benefits.”

Grants of Plan-Based Awards – 2023

The following table provides information about equity and non-equity incentive plan awards granted to each NEO in 2023.

		Date of Compensation and Human Capital Committee Approval	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Grant Date		Threshold ($)(1)	Target ($)(1)	Max ($)(1)	Threshold (#)(2)	Target (#)(2)	Max (#)(2)
Ryan S. Napierski
	2/22/2023	2/14/2023				13,266	53,064	106,128		2,041,847
	2/22/2023	2/14/2023							53,064	2,004,227
	N/A		5,729	1,100,000	2,200,000
James D. Thomas
	2/22/2023	2/14/2023				852	3,406	6,812		131,059
	2/22/2023	2/14/2023							9,330	352,394
	3/31/2023	3/30/2023							6,360	237,991
	7/26/2023	7/26/2023				2,082	8,328	16,656		225,189
	7/26/2023	7/26/2023							8,328	219,110
	N/A		7,177	261,773	523,546
Chayce D. Clark
	2/22/2023	2/14/2023				4,523	18,090	36,180		696,085
	2/22/2023	2/14/2023							18,090	683,259
	N/A		2,148	412,500	825,000
Steven K. Hatchett
	2/22/2023	2/14/2023				2,563	10,251	20,502		394,448
	2/22/2023	2/14/2023							10,251	387,180
	N/A		1,625	312,000	624,000
Connie Tang
	2/22/2023	2/14/2023				3,377	13,507	27,014		519,736
	2/22/2023	2/14/2023							13,507	510,159
	N/A		2,500	480,000	960,000
Mark H. Lawrence
	2/22/2023	2/14/2023				4,975	19,899	39,798		765,693
	2/22/2023	2/14/2023							19,899	751,585
	N/A		2,422	465,000	930,000
Joseph Y. Chang
	N/A		2,756	529,163	1,058,325

(1)	The amounts reported in these columns reflect potential payouts under our 2023 cash incentive program if the respective levels of performance were achieved for the year. The amounts reported in the Threshold column reflect the potential payout if any company performance metric was at the minimum level required to receive a bonus. The amounts reported in the Target and Max columns reflect the potential payout if all company performance metrics were at goal and maximum performance levels, respectively. For information about the calculation of each NEO’s potential amounts, see “Executive Compensation: Compensation Discussion and Analysis”—“Cash Incentive Bonus.”

(2)	The awards reported in these columns are PRSUs granted under our Third Amended and Restated 2010 Omnibus Incentive Plan. The amounts reported in the Threshold, Target and Max columns reflect the potential number of PRSUs that become eligible for vesting or exercisable if certain financial metrics are achieved at the minimum, goal and maximum levels, respectively.

(3)	The amounts reported in this column reflect the aggregate grant date fair value of equity awards computed in accordance with FASB ASC Topic 718 and, for performance-based awards, are based on the probable outcome of the performance conditions as of the grant date. For this purpose, the estimate of forfeitures is disregarded, and the value of the stock awards is discounted to reflect that no dividends are paid prior to vesting.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreement and Consulting Agreement with Mr. Chang

Throughout 2023, we had an executive employment agreement with Mr. Chang. Among other things, this agreement provided that:

–	Time-based equity awards granted to Mr. Chang would fully vest upon certain terminations of employment within six months prior to and in connection with, or within two years following, a change in control; and

–	Mr. Chang would be entitled to certain termination payments, as described in “Executive Compensation Tables and Accompanying Narrative”—“Potential Payments Upon Termination or Change in Control” below.

Mr. Chang retired as our Chief Scientific Officer effective March 30, 2024. As contemplated by his employment agreement, Mr. Chang entered into a four-year consulting agreement with our company, effective March 30, 2024, the fees for which will be $287,500 per year. Mr. Chang will also receive a payment of $500 each month for medical insurance, as well as certain other benefits.

In light of Mr. Chang’s forthcoming retirement, Mr. Chang was not granted an equity award in 2023.

Equity and Non-Equity Incentive Plan Awards; Discretionary Bonus

For information on the terms of the equity awards and non-equity incentive plan awards that were granted to NEOs during 2023, see “Executive Compensation: Compensation Discussion and Analysis”—“Equity Awards,” —“Cash Incentive Bonus,” and the footnotes to the Outstanding Equity Awards at Fiscal Year-End – 2023 table. The NEOs received bonuses for fiscal year 2023 in the amounts shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

CFO Transition

Due to Mr. Lawrence’s resignation as Executive Vice President and Chief Financial Officer effective March 31, 2023, none of the 2023 equity awards or cash incentive bonus described in the Summary Compensation Table and Grants of Plan-Based Awards Table were paid out. The equity awards and his bonus opportunity for 2023 were canceled upon his termination.

Mr. Thomas’s 2023 salary, stock awards and non-equity incentive plan awards reflect the mix of non-executive, Interim CFO and permanent CFO positions that he held during the year. For information about these positions and their corresponding compensation, see “Executive Compensation: Compensation Discussion and Analysis”—“2023 Named Executive Officer Changes” and —“Cash Incentive Bonus.”

Outstanding Equity Awards at Fiscal Year-End – 2023

The following table provides information on each NEO’s holdings of equity awards as of December 31, 2023. Mr. Lawrence did not have any outstanding equity awards as of this date.

		Option Awards				Stock Awards
			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)(3)					Equity Incentive Plan Awards:
Name and Award Type (1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Ryan S. Napierski
PSO	3/4/2017	32,224		50.68	3/4/2024
PSO	3/8/2018	18,919		71.99	3/8/2025
PSO	2/15/2020	178,831		30.45	2/15/2027
RSU	6/3/2020					4,975	96,615
PSO	2/15/2021	21,883	5,067	48.81	2/15/2028
RSU	2/15/2021					6,617	128,502
PSO	9/1/2021		7,935	51.07	9/1/2028
RSU	9/1/2021					6,853	133,085
PRSU	2/25/2022							7,943	154,243
RSU	2/25/2022					23,709	460,429
PRSU	2/22/2023							53,064	1,030,503
RSU	2/22/2023					53,064	1,030,503
James D. Thomas
PSO	2/15/2020	13,821		30.45	2/15/2027
RSU	6/3/2020					952	18,488
PSO	2/15/2021	2,710	628	48.81	2/15/2028
RSU	2/15/2021					1,229	23,867
PRSU	2/25/2022							551	10,691
RSU	2/25/2022					6,417	124,618
PRSU	2/22/2023							852	16,536
RSU	2/22/2023					9,330	181,189
RSU	3/31/2023					6,360	123,511
PRSU	7/26/2023							8,328	161,730
RSU	7/26/2023					8,328	161,730
Chayce D. Clark
PSO	2/15/2020	6,739		30.45	2/15/2027
RSU	6/3/2020					1,083	21,032
RSU	6/5/2020					2,213	42,976
PSO	2/15/2021	1,431	331	48.81	2/15/2028
RSU	2/15/2021					1,514	29,402
PSO	8/1/2021	3,118	722	53.69	8/1/2028
RSU	8/1/2021					931	18,080
PRSU	2/25/2022							2,118	41,132
RSU	2/25/2022					6,322	122,773
RSU	12/20/2022					41,224	800,570
PRSU	2/22/2023							18,090	351,308
RSU	2/22/2023					18,090	351,308
Steven K. Hatchett
PSO	3/8/2018	1,224		71.99	3/8/2025
PSO	2/15/2020	5,602		30.45	2/15/2027
RSU	6/3/2020					1,116	21,673
RSU	6/5/2020					1,580	30,684
PSO	2/15/2021	4,879	1,130	48.81	2/15/2028
RSU	2/15/2021					2,212	42,957
PRSU	2/25/2022							1,483	28,790
RSU	2/25/2022					4,425	85,934
PRSU	2/22/2023							10,251	199,074
RSU	2/22/2023					10,251	199,074

		Option Awards				Stock Awards
			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(2)(3)					Equity Incentive Plan Awards:
Name and Award Type (1)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)(3)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(5)
Connie Tang
RSU	4/21/2021					9,198	178,625
PRSU	2/25/2022							2,298	44,627
RSU	2/25/2022					6,860	133,221
RSU	4/21/2022					3,948	76,670
PRSU	2/22/2023							13,507	262,306
RSU	2/22/2023					13,507	262,306
Joseph Y. Chang
PSO	3/4/2017	18,562		50.68	3/4/2024
PSO	3/8/2018	9,264		71.99	3/8/2025
PSO	2/15/2020	59,410		30.45	2/15/2027
RSU	6/3/2020					2,331	45,268
PSO	2/15/2021	10,840	2,510	48.81	2/15/2028
RSU	2/15/2021					3,278	63,659
PRSU	2/25/2022							1,694	32,902
RSU	2/25/2022					5,058	98,226

(1)	Award types are as follows:

RSU: Time-Based Restricted Stock Units
PRSU: Performance-Based Restricted Stock Units
SO: Time-Based Stock Options
PSO: Performance-Based Stock Options

(2)	PSOs and PRSUs vest in three equal tranches (or two tranches, in the case of the PSOs granted on 9/1/2021) based on the achievement of adjusted EPS performance levels, measured in terms of diluted EPS excluding certain predetermined items. Vesting of PSOs occurs on the later of one year following the grant date or the Committee’s approval of the calculation of adjusted EPS for the respective tranche. Vesting of PRSUs occurs on the later of February 15 of the year following the performance year applicable to the respective tranche or the Committee’s approval of the calculation of adjusted EPS for such tranche. Vesting of the target amount of PSOs and PRSUs is accelerated upon the participant’s termination (including constructive termination) in connection with a change in control. Any portions of the tranches that do not become eligible for vesting will immediately terminate following the Committee’s approval of the calculation of adjusted EPS for such tranche.

Grant Date	Vesting Schedule
2/15/2021 8/1/2021	A portion of the first tranche vested based on adjusted EPS achieved in 2021. No portion of the second or third tranche vested based on adjusted EPS achieved in 2022 and 2023, and these tranches therefore terminated as of February 14, 2023 and February 13, 2024.
9/1/2021	No portion of the first or second tranche vested based on adjusted EPS achieved in 2022 and 2023, and these tranches therefore terminated as of February 14, 2023 and February 13, 2024.
2/25/2022	No portion of the first or second tranche vested based on adjusted EPS achieved in 2022 and 2023, and these tranches therefore terminated as of February 14, 2023 and February 13, 2024. The portion of the third tranche that vests will be determined by adjusted EPS reaching pre-determined levels in 2024.
2/22/2023 7/26/2023	A portion of the first tranche vested (or will vest on 8/1/2024, in the case of the PRSUs granted on 7/26/2023) based on adjusted EPS achieved in 2023. The portions of the second and third tranches that vest will be determined by adjusted EPS reaching pre-determined levels in 2024 and 2025, respectively.

(3)	In accordance with SEC rules, these columns report the potential number of PSOs or PRSUs that become eligible for vesting or exercisable upon achievement of minimum performance goals, except that, based on 2023 results, the PRSUs granted on 2/22/2023 and 7/26/2023 are reported at the target level.

(4)	Other than the three exceptions noted below, RSUs vest in four equal annual tranches, either on February 15 of each of the first four years following the grant or on each of the first four anniversaries of the grant date, as follows:

–	Grant dates of RSUs vesting on February 15: 6/3/2020, 2/15/2021, 9/1/2021, 2/25/2022, 4/21/2022, 2/22/2023

–	Grant dates of RSUs vesting on grant date anniversary: 6/5/2020, 4/21/2021, 8/1/2021

Exceptions to the above terms and vesting schedules:

Grant Date	No. Tranches	Vesting Schedule
12/20/2022	3	Each of the first three anniversaries of the grant date
3/31/2023	2	February 15, 2024 and 2025
7/26/2023	4	August 1 of each of the first four years following the grant date

In addition, vesting of RSUs is accelerated upon the participant’s termination (including constructive termination) in connection with a change in control.

(5)	The market value of the RSUs and PRSUs reported in these columns is based on the closing market price of our stock on December 29, 2023, which was $19.42.

Option Exercises and Stock Vested – 2023

The following table provides information on stock option exercises and vesting of stock awards for each NEO during 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Ryan S. Napierski	31,513	329,260	22,016	999,086
James D. Thomas	—	—	4,124	187,147
Chayce D. Clark	—	—	27,655	684,169
Steven K. Hatchett	21,155	197,340	5,925	250,474
Connie Tang	—	—	8,202	353,765
Mark H. Lawrence	43,041	319,262	9,810	445,178
Joseph Y. Chang	93,485	929,774	6,782	307,767

(1)	Value realized on exercise of stock options is equal to the number of options exercised multiplied by the market value of our common stock at exercise less the exercise price, and is calculated before payment of any applicable withholding taxes and broker commissions.

(2)	Value realized on vesting of restricted stock units is equal to the number of restricted stock units vested multiplied by the market value of our common stock on the vesting date, and is calculated before payment of any applicable withholding taxes and broker commissions.

Nonqualified Deferred Compensation

Pursuant to our nonqualified Deferred Compensation Plan (the “DCP”), certain employees, including the NEOs, may elect to defer up to 80% of their base salary and up to 100% of cash incentive bonus (minus applicable withholding requirements) that otherwise would be payable in a calendar year. Deferral elections are made prior to the calendar year in which the deferred salary or bonus will be earned. In addition, the company makes contributions to the accounts of each NEO who has an account. Effective in 2021, the DCP was modified to provide a matching contribution by the company for individual contributions up to a maximum of 5% of base salary. We also generally make a discretionary contribution, which in 2021 was reduced from the historical amount of 10% of base salary to approximately 5% of base salary due to the 5% matching contribution.

Earnings and losses on deferred base salary and bonus are based on market rates, mirroring the performance of investment funds that are available for participants to track under the DCP. All amounts a participant elects to defer, adjusted for earnings and losses thereon, are 100% vested for purposes of the DCP at all times. All amounts we contribute, adjusted for earnings and losses thereon, either vest 20% per year over five years (for contributions in 2021 or later) or vest over a 20-year period that begins on the participant’s hire date (for contributions prior to 2021). This vesting schedule is subject to acceleration upon the occurrence of certain events, including the attainment of 60 years of age, death or disability as defined in the DCP, discretionary acceleration by the Committee, or, for contributions in 2021 or later, the completion of at least 10 years of employment above a specified job level.

For participants who received company contributions prior to 2015, which for the NEOs is only Messrs. Napierski and Chang, the DCP also provides a death benefit that will pay, upon a participant’s death prior to the commencement of benefit payments, an amount equal to the participant’s deferrals, adjusted for earnings and losses thereon, plus the greater of (i) the vested portion of company contributions, adjusted for earnings and losses thereon, or (ii) five times such participant’s average base salary for the previous three years.

All distributions under the DCP are payable in cash (except for restricted stock units, which were previously permitted to be deferred and are payable in stock), and the participant may elect either a lump sum payment or annual installments over a maximum of 10 years.

The following table shows the investment funds that are available for participants to track under the DCP and their annual rates of return for the fiscal year ended December 31, 2023, as reported by the administrator of the DCP.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Funds Global Growth - Class 2	22.60%	MFS Mid Cap Value - Initial Class	12.73%
American Funds Global Small Capitalization - Class 2	16.17%	MFS VIT Utilities Series - Initial Class	-2.11%
American Funds IS Capital World Growth & Income - Class 2	20.88%	MFS VIT Value - Initial Class	7.93%
Delaware VIP Small Cap Value Series - Standard Class	9.44%	Nu Skin Enterprises Inc. Restricted Stock Units	-51.12%
DFA VIT Inflation-Protected Securities - Instl Class	4.02%	PIMCO Intl Bond (USD-Hedged) ? Admin Class	9.02%
DWS VIT Small Cap Index VIP - Class A	16.76%	Putnam VT High Yield - Class IA	12.29%
Empower Aggressive Profile Inv Class	16.94%	Putnam VT International Value - Class IA	19.08%
Empower Conservative Profile Inv Class	8.25%	Vanguard VIF Equity Index	26.11%
Empower Gov’t Money Market Instl Class	4.90%	Vanguard VIF Growth	40.13%
Empower Mod Aggressive Prfl Inv Class	13.60%	Vanguard VIF Real Estate Index	11.70%
Empower Mod Conservative Prfl Inv Class	9.90%	Vanguard VIF Short-Term Investment-Grade	6.16%
Empower Moderate Profile Inv Class	11.93%	Vanguard VIF Small Company Growth	19.65%
Empower T. Rowe Price Mid Cap Growth Inv	19.92%	Vanguard VIF Total Bond Market Index	5.58%
Fidelity VIP Int’l Capital Appreciation - Service Class 2	27.18%	Vanguard VIF Total Intl Stock Market Index	15.54%
LVIP Delaware Value - Standard Class	3.49%	Zero Return	0.00%
LVIP SSgA Mid-Cap Index - Standard Class	16.05%

Nonqualified Deferred Compensation – 2023

The following table provides information on each NEO’s account under our nonqualified Deferred Compensation Plan for the year 2023.

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE ($)(1)
Ryan S. Napierski	227,260	99,096	1,260,081	—	6,729,382
James D. Thomas	20,312	40,842	51,539	—	328,015
Chayce D. Clark	53,000	55,788	98,685	—	547,296
Steven K. Hatchett	—	20,671	6,735	—	164,748
Connie Tang	29,940	61,778	19,971	—	198,181
Mark H. Lawrence	11,077	10,779	72,948	(67,463)	451,640
Joseph Y. Chang	38,157	70,183	1,643,766	—	11,320,880

(1)	Executive and registrant contribution amounts are and have been reflected in the 2023 Summary Compensation Table and prior years’ summary compensation tables, as applicable. Aggregate earnings are not reflected in the 2023 Summary Compensation Table and were not reflected in prior years’ summary compensation tables.

Potential Payments Upon Termination or Change in Control

The information in the table below describes the compensation that would become payable under existing plans and arrangements if each NEO’s employment had terminated on December 31, 2023, given each NEO’s compensation and service level as of such date and, if applicable, based on our closing stock price on that date. Except as indicated in the footnotes below, all amounts would be payable as a lump sum upon termination, except deferred compensation, which may be payable as a lump sum or in installments at the election of the NEO. These benefits are in addition to benefits available generally to salaried employees, such as disability benefits and distributions under our 401(k) plan.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price, our financial performance, the NEO’s age and tenure with our company, and any arrangements negotiated in connection with a termination.

This table does not include Mr. Lawrence, who resigned during 2023. He did not receive a severance payment in connection with his resignation, and his unvested equity awards were canceled in accordance with the original terms of the awards. In addition, as previously disclosed:

–	Ms. Tang resigned as Executive Vice President and Chief Global Growth and Customer Experience Officer as of October 31, 2023, and she is continuing to serve as a non-executive strategic advisor through April 2024.

–	Mr. Chang retired as Chief Scientific Officer as of March 30, 2024. As contemplated by his employment agreement, Mr. Chang entered into a four-year consulting agreement with our company, effective March 30, 2024, the fees for which will be $287,500 per year. Mr. Chang will also receive a payment of $500 each month for medical insurance, as well as certain other benefits. Mr. Chang’s outstanding equity awards continue to vest, as there was not a break in Mr. Chang’s service to our company following his retirement.

Name	Voluntary Termination ($)	Involuntary Termination for Cause ($)	Involuntary Termination Not for Cause ($)	Termination (Including Constructive Termination) in Connection with Change in Control ($)	Death ($)(1)	Disability ($)
Ryan S. Napierski
Severance(2)	750,000	—	2,141,300	4,841,300	641,300	887,875
Equity(3)	—	—	—	3,496,610	—	—
Deferred Compensation(4)	6,601,122	6,601,122	6,601,122	6,601,122	9,799,594	6,601,122
Health Benefits(5)	—	—	23,578	23,578	—	—
Total	7,351,122	6,601,122	8,766,001	14,962,610	10,440,894	7,488,998

James D. Thomas
Severance(2)	—	—	683,556	1,188,716	121,056	232,015
Equity(3)	—	—	—	904,040	—	—
Deferred Compensation(4)	217,407	217,407	217,407	217,407	328,015	328,015
Health Benefits(5)	—	—	43,309	43,309	—	—
Total	217,407	217,407	944,272	2,353,472	449,071	560,029

Chayce D. Clark
Severance(2)	412,500	—	927,988	1,684,238	240,488	376,104
Equity(3)	—	—	—	1,901,975	—	—
Deferred Compensation(4)	333,504	333,504	333,504	333,504	547,296	547,296
Health Benefits(5)	—	—	23,354	23,354	—	—
Total	746,004	333,504	1,284,846	3,943,072	787,784	923,400

Steven K. Hatchett
Severance(2)	312,000	—	701,896	1,273,896	181,896	284,471
Equity(3)	—	—	—	694,556	—	—
Deferred Compensation(4)	23,923	23,923	23,923	23,923	164,748	164,748
Health Benefits(5)	—	—	19,166	19,166	—	—
Total	335,923	23,923	744,985	2,011,541	346,644	449,219

Connie Tang
Severance(2)	480,000	—	1,079,840	1,959,840	279,840	437,648
Equity(3)	—	—	—	1,091,637	—	—
Deferred Compensation(4)	102,055	102,055	102,055	102,055	198,181	198,181
Health Benefits(5)	—	—	24,198	24,198	—	—
Total	582,055	102,055	1,206,093	3,177,730	478,021	635,829

Joseph Y. Chang
Severance(2)	1,391,663	—	2,052,940	3,023,071	308,502	482,473
Equity(3)	—	—	—	338,762	—	—
Deferred Compensation(4)	11,317,795	11,317,795	11,317,795	11,317,795	12,249,203	11,317,795
Health Benefits(5)	—	—	16,755	16,755	—	—
Total	12,709,457	11,317,795	13,387,489	14,696,382	12,557,705	11,800,268

(1)	The amounts reported in this column do not include the proceeds payable on death from term life insurance policies for which we pay the premiums. The term life insurance coverage amounts as of December 31, 2023 were $600,000 for Messrs. Thomas and Clark, $750,000 for Mr. Hatchett, and $1 million for all other NEOs included in the table.

(2)	Our Executive Severance Policy applies to all of the NEOs who are still employees. This policy provides for the following termination payments in addition to salary and benefits earned prior to termination, provided that the NEO complies with certain non-competition and other obligations:

(a) Voluntary termination:

(i) A lump sum equal to 75% of annual salary if the Company elects, in its sole discretion, to enforce the non-competition obligations in the NEO’s Key Employee Covenants Agreement. This provision was eliminated from the Executive Severance Policy in 2023, but pursuant to the terms of the Policy, it remained in effect for a one-year period that ended in January 2024, other than for Mr. Thomas because he was not a participant in the Policy at the time of the amendment.

(b) Involuntary termination not for cause (including constructive termination):

(i) The pro-rata portion of the NEO’s earned bonus, if any, for any outstanding bonus cycle, payable at the same time as bonuses are paid to other executive officers; and

(ii) A lump sum equal to a multiplier (of 1.5 for the CEO; 1.25 for other NEOs) times annual salary.

(c) Termination (including constructive termination) in connection with a change in control:

(i) The pro-rata portion of the NEO’s earned bonus, if any, for any outstanding bonus cycle, payable at the same time as bonuses are paid to other executive officers; and

(ii) A lump sum equal to a multiplier (of 2 for the CEO; 1.5 for other NEOs) times the sum of annual salary and target bonus.

(d) Termination upon death or disability:

(i) The pro-rata portion of the NEO’s earned bonus, if any, for any outstanding bonus cycle, payable on the date that bonuses are normally paid; and

(ii) Salary continuation for up to 90 days in certain circumstances related to a disability.

In addition, Mr. Chang’s employment agreement that was in effect throughout 2023 provided that, if his employment terminated pursuant to any of the circumstances outlined above in this footnote 2, other than for death or disability, Mr. Chang would be entitled to a four-year consulting agreement with us for $287,500 per year (paid in equal monthly installments), less any severance payments paid to him during the year pursuant to the Executive Severance Policy. Effective March 30, 2024, Mr. Chang entered into a four-year consulting agreement with our company, the fees for which will be $287,500 per year. Mr. Chang will also receive a payment of $500 each month for medical insurance, as well as certain other benefits.

(3)	Our equity award agreements generally provide that unvested awards will terminate upon the termination of employment. However, vesting (of the target amount, in the case of performance-based awards) is accelerated upon the participant’s termination (including constructive termination) in connection with a change in control. Accordingly, the amounts in the equity category are based on the $19.42 closing price of our stock on December 29, 2023 multiplied by each NEO’s number of unvested RSUs and target number of unvested PRSUs. No amount is reflected for PSOs because all PSOs were out of the money as of the end of 2023.

(4)	The amounts reported for deferred compensation, other than for death and disability, reflect only the amounts deferred by the NEOs, the vested portion of amounts contributed by us and earnings on such amounts. We may, at our discretion, accelerate vesting of the unvested amounts contributed by us in the event of a change in control. If we were to accelerate vesting, the total amounts of deferred compensation payable to our NEOs would be as follows: Mr. Napierski – $6,601,122; Mr. Thomas – $328,015; and Mr. Clark – $547,296; Mr. Hatchett – $164,748; Ms. Tang – $198,181; and Mr. Chang – $11,317,795.

For information about vesting and benefits applicable to death and disability, see “Nonqualified Deferred Compensation,” above.

(5)	Our Executive Severance Policy entitles the NEOs to a lump sum equal to twelve months of health care continuation coverage upon involuntary termination not for cause (including constructive termination) and termination (including constructive termination) in connection with change in control. These payments are conditioned on the NEO’s compliance with certain non-competition and other obligations.

OTHER COMPENSATION INFORMATION

Equity Compensation Plan Information

The following table provides information about our equity compensation plans as of December 31, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	2,201,119(1)	$39.67(2)	4,697,231(3)
Equity compensation plans not approved by security holders	—	—	—
Total	2,201,119	$39.67	4,697,231

(1)	Consists of 907,647 options (0 time-based and 907,647 performance-based) and 1,293,472 restricted stock units (1,020,527 time-based and 272,945 performance-based). The performance-based awards are reported as the number of awards that become eligible for vesting or exercisable if performance is at the target level. The number of shares that are ultimately issued pursuant to the performance-based awards could vary from the amounts reported based on the degree to which the performance goals are achieved.

(2)	Excludes the impact of time-based and performance-based restricted stock units, which vest for no consideration. The weighted-average remaining life of the options is 3.0 years.

(3)	Represents the number of shares available for future issuance under our Third Amended and Restated 2010 Omnibus Incentive Plan, other than shares underlying outstanding awards as reflected in column (a). Under this Plan, we may grant awards relating to shares of Class A Common Stock including options, stock appreciation rights, restricted stock awards, restricted stock unit awards, other share-based awards and performance awards. Options and stock appreciation rights are counted against the share reserve as one share for each option or stock appreciation right. Other awards are counted as 2.25 shares.

CEO Pay Ratio Information

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and SEC rules, we are disclosing the annual total compensation of the CEO, the median of the annual total compensation of all other employees, and the ratio of these two numbers (the “CEO pay ratio”), each as calculated pursuant to applicable rules and guidance. We also provide supplemental information and calculations to provide context regarding our global operations and unique features of our workforce.

CEO Compensation

Mr. Napierski’s 2023 annual total compensation was $5,838,579, as reported in our Summary Compensation Table.

Median Employee Compensation and CEO Pay Ratio Disclosure

As of December 31, 2023, our global employee population consisted of 15,123 individuals, excluding Beauty Biosciences, LLC and LifeDNA, Inc., two businesses that we acquired during 2023 and which had a total of 53 employees. To identify the median employee, we used each employee’s annualized base pay plus target cash incentive as of December 31, 2023 (for Mainland China sales employees, described below, this was calculated by annualizing their salary and bonus amounts for the last portion of the year, as those amounts are indicative of their recent activity; and for one of our Rhyz entities, whose employees do not have a target cash incentive, we used their actual cash incentive), translated into U.S. dollars. With these amounts for all of our employees, we identified a median group of 101 employees. We then calculated the annual total compensation of each of these 101 employees using the same methodology that is required under SEC disclosure requirements for our NEOs’ compensation, and we identified the median employee from that population.

Our median employee is a sales employee in Mainland China whose 2023 annual compensation was $563, which yields a CEO pay ratio of 10,377:1. However, as discussed below, due to a unique characteristic in our employee population, we do not believe this ratio appropriately represents our company’s compensation practices. Excluding the impact of this characteristic, our CEO pay ratio is 139:1.

Supplemental Information – Global Employee Population and Structure

The structure of our business model in Mainland China causes a unique and significant increasing impact on our CEO pay ratio. In all of our markets other than Mainland China, our sales force members are independent distributors rather than employees of our company. Because of restrictions on direct selling and multi-level commissions in Mainland China, we have implemented a business model for that market that is different from our business model in other markets. One of the differences is that our sales force in Mainland China includes not only independent sellers but also part-time sales employees.

Our Mainland China sales employees constitute a large proportion of our total employee base, and as a result, these employees have a significant impact on our CEO pay ratio. As of December 31, 2023, 11,503, or 76%, of our employees were Mainland China sales employees, compared to 3,620 other full- and part-time employees worldwide. Like all members of our sales force globally, our Mainland China sales employees devote as much or as little time and effort to their sales efforts as they desire, and their compensation varies significantly as a result.

Due to the impact of our Mainland China sales employees on our CEO pay ratio, we do not believe the required pay ratio disclosure, above, appropriately represents our company’s compensation practices. To better allow stakeholders to evaluate our CEO’s compensation within the context of our company, we also disclose a ratio that excludes our Mainland China sales employees. Based on our 3,620 employees who are not Mainland China sales employees, our median employee is a warehouse employee in the United States whose 2023 annual compensation was $42,069, resulting in a CEO pay ratio of 139:1.

We believe the compensation amounts and ratios provided above represent reasonable estimates calculated in accordance with SEC regulations and guidance. The SEC rules allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio for our company, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Pay Versus Performance

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing information about the compensation of our Principal Executive Officers (“PEOs”) and other NEOs, as disclosed in the Summary Compensation Table (“SCT”) and also their “compensation actually paid.” The dollar amounts reported as “compensation actually paid” were computed in accordance with applicable SEC rules and do not necessarily reflect the actual amount of compensation earned by or paid to the NEOs during the applicable year.

				Comp. Actually Paid to Second PEO ($)(2)	Average SCT Total for Non-PEO Named Executive Officers ($)(3)	Average Comp. Actually Paid to Non-PEO Named Executive Officers ($)(2)(3)	Value of Initial Fixed $100 Investment Based On:
Year (1)	SCT Total for First PEO ($)	Comp. Actually Paid to First PEO ($)(2)	SCT Total for Second PEO ($)				Total Shareholder Return ($)(4)	Peer Group Total Shareholder Return ($)(4)	Net Income ($000s)	Adjusted EPS ($)(5)
2023	N/A	N/A	5,838,579	2,731,348	1,750,510	577,117	55.88	153.95	8,595	2.06
2022	N/A	N/A	4,764,466	(116,058)	2,388,206	1,177,614	114.25	133.89	104,778	2.90
2021	2,657,102	1,103,513	4,731,970	3,676,080	1,501,890	953,242	132.76	143.15	147,266	4.14
2020	6,636,559	18,066,470	N/A	N/A	2,553,707	5,745,210	138.78	111.14	191,355	3.63

(1)	NEOs included in the above table for each year are the following:

Year	First PEO	Second PEO	Non-PEOs
2023	N/A	Ryan S. Napierski	James D. Thomas, Chayce D. Clark, Steven K. Hatchett, Connie Tang, Mark H. Lawrence, Joseph Y. Chang
2022	N/A	Ryan S. Napierski	Mark H. Lawrence, Connie Tang, Joseph Y. Chang, Chayce D. Clark
2021	Ritch N. Wood	Ryan S. Napierski	Mark H. Lawrence, Connie Tang, Joseph Y. Chang, Chayce D. Clark, D. Matthew Dorny, Jeffrey C. Bettinger
2020	Ritch N. Wood	N/A	Mark H. Lawrence, Ryan S. Napierski, Joseph Y. Chang, D. Matthew Dorny

(2)	Adjustments made to calculate 2023 “compensation actually paid” pursuant to SEC rules are as follows:

	PEO	Average of Other NEOs
Total Compensation in SCT	5,838,579	1,750,510
Less: Grant date value of stock awards and option awards reported in SCT	(4,046,074)	(978,982)
Plus: Year-end value of awards granted during the year that are outstanding and unvested as of year-end	1,684,997	318,528
Plus (less): Change in value, from prior year-end to year-end, of awards granted in a prior year that are outstanding and unvested as of year-end	(896,403)	(367,743)
Plus (less): Change in value, from prior year-end to vesting date, of awards granted in a prior year that vested during the year	150,249	(37,240)
Less: Prior year-end value of awards granted in a prior year that failed to vest during the year	—	(107,957)
Total Adjustments	(3,107,231)	(1,173,394)
Compensation Actually Paid	2,731,348	577,117

Fair value amounts were calculated in a manner consistent with the fair value methodology used to account for share-based payments in our financial statements under U.S. GAAP. The fair value amounts were calculated using our stock price on the last day of each fiscal year or the date of vesting, as applicable, and assuming the probable level of achievement for performance-based awards as of the end of the covered fiscal year. For information on the assumptions used in calculating these amounts, refer to Note 9 to our financial statements in the Form 10-K filed for the fiscal year ended December 31, 2023.

(3)	Mr. Lawrence served as our CFO through March 31, 2023, at which time Mr. Thomas began serving as our CFO. Removing the impact of Mr. Lawrence’s compensation on the calculations in the table (i.e., if we had a single CFO, Mr. Thomas, throughout the entire year), the average SCT total compensation for 2023 would have been $1,752,209, and the average CAP would have been $760,347.

(4)	Calculated in the manner prescribed by SEC rules. Indicates the value, as of December 31 of each year, of an assumed $100 initial investment that is invested on December 31, 2019 in our company’s common stock and the S&P SmallCap 600 Consumer Staples Index (the “SmallCap Index”), the same index that was used in the Stock Performance Graph in our Form 10-K filed for the fiscal year ended December 31, 2023.

We used the S&P MidCap 400 Consumer Staples Index (the “MidCap Index”) in the Pay Versus Performance table of our proxy statement for our 2023 Annual Meeting. We determined to begin using the SmallCap Index this year because we believe the SmallCap Index is better reflective of our current market cap. The value, as of December 31 of each year, of an assumed $100 initial investment in the MidCap Index on December 31, 2019 would be $154.48 for 2023, $133.52 for 2022, $134.56 for 2021, and $122.23 for 2020.

(5)	We believe Adjusted EPS is the most important financial performance measure that is used to link the “compensation actually paid” to our NEOs in 2023 to our performance. On average, equity awards constitute the largest component of our NEOs’ 2023 target compensation, and Adjusted EPS is the metric used for our performance-based equity awards. Adjusted EPS is measured as diluted EPS excluding extraneous items such as the impact of accounting changes; losses or gains on settlements of litigation that began prior to the beginning of the respective year; and other items that are non-recurring, unusual, infrequent or outside of management’s control. For further information about the calculation of Adjusted EPS, see “Executive Compensation: Compensation Discussion and Analysis”—“Performance-Based Awards Granted in 2021–2023 – Goals and Vesting.”

Most Important Financial Performance Measures. We believe the most important financial performance measures that are used to link the “compensation actually paid” to our NEOs to our 2023 performance are the following, with Adjusted EPS being the most important of these measures:

Adjusted EPS
Adjusted revenue
Adjusted operating income

Relationship Between “Compensation Actually Paid” and Other Metrics. The following chart depicts the relationship between the “compensation actually paid” to our NEOs and our total shareholder return, and it compares our total shareholder return to that of our peer group.

The following chart depicts the relationship between the “compensation actually paid” to our NEOs and our net income.

The following chart depicts the relationship between the “compensation actually paid” to our NEOs and our Adjusted EPS.

PROPOSAL 2:
ADVISORY VOTE TO APPROVE OUR EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, we are requesting stockholder approval of a non-binding advisory resolution approving our NEOs’ compensation as disclosed in this proxy statement.

Compensation Objectives and 2023 Pay for Performance

The following objectives of our executive compensation program support our recommendation to approve the compensation of our NEOs:

–	Our program helps us to successfully recruit, motivate and retain experienced and talented executives.

–	We implement a pay-for-performance philosophy through the use of incentives that:

a.	Are tied to corporate and individual performance;

b.	Align the financial interests of our executives with those of our stockholders; and

c.	Are intended to drive superior stockholder value.

The compensation program, which is administered by our Compensation and Human Capital Committee (the “Committee”), is intended to align actual compensation payments to actual performance and to adjust upward during periods of strong performance and downward when performance is short of expectations.

In 2023, we continued to make progress toward our long-term vision of becoming the world’s leading integrated beauty and wellness platform. We believe much of our headway has been concealed by continued macro-economic pressures impacting consumer spending and customer acquisition in our markets, as well as disruptions associated with the ongoing transformation of our business. We finished 2023 at $1.97 billion of revenue with a negative foreign currency impact of 3% or $60 million.

Our overall 2023 results reflect a difficult year as consumers shifted purchasing habits toward lower-priced goods and services. On the other hand, our Rhyz segments achieved 41% year-over-year revenue growth in 2023 and more than 100% year-over-year revenue growth in the fourth quarter. Rhyz accounted for 11% of our 2023 revenue and continues to become a more meaningful part of the enterprise.

For 2024, we seek to generate long-term enterprise value by further transforming our core Nu Skin business and accelerating investment in our growing Rhyz ecosystem. To enhance this transformation, we reassessed our approach to capital allocation to invest in long-term growth and business evolution. This approach aims to grant us increased financial flexibility, enabling us to effectively seize forthcoming growth opportunities. Moving forward, we will focus our investments across three key initiatives: 1) accelerating the growth opportunities in Rhyz; 2) facilitating a new market expansion model beginning with India anticipated in 2025; and 3) furthering the build-out of our digital-first affiliate opportunity platform.

While we continue to navigate the challenges of a business transformation amid these disruptive times, we have fine-tuned our strategy and remain confident in our ability to generate long-term growth and value for stockholders.

Our executive compensation program and the pay-for-performance incentives that are built into it are key drivers of management’s motivation to achieve long-term growth and our strategic imperatives.

–	2023 compensation was predominantly variable. Consistent with our commitment to pay for performance, our CEO’s 2023 target compensation consisted of 85% variable compensation (cash incentive bonus and equity awards) and 15% fixed compensation (salary and all other compensation). Our other NEOs’ target compensation was 77% variable and 23% fixed.

–	2023 equity awards were aligned with Company performance. The annual equity awards that were granted to our NEOs in 2023 also reflect our pay-for-performance philosophy. These equity awards were 50% performance-based, and in view of the difficulties we faced during 2023, the portion of these awards that was contingent on 2023 performance was earned between the minimum and target levels. Performance-based awards granted in 2022 and 2021 were not earned.

Advisory Resolution

The Board of Directors recommends that stockholders approve the following advisory resolution:

RESOLVED, that the stockholders hereby approve the compensation of the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.

Although this advisory resolution is non-binding, the Board values input from stockholders. The Board will consider the voting results for this proposal in making future compensation decisions.

We currently intend to include a stockholder advisory resolution on our executive compensation program at our annual meeting of stockholders each year.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADVISORY RESOLUTION APPROVING OUR EXECUTIVE COMPENSATION.

PROPOSAL 3:
APPROVAL OF 2024 OMNIBUS INCENTIVE PLAN

The Board of Directors (the “Board”) and the Compensation and Human Capital Committee (the “Committee”) have approved and adopted the 2024 Omnibus Incentive Plan (the “Plan”), subject to stockholder approval at the Annual Meeting. The Plan is intended to continue our long-term equity compensation program, currently implemented under the Third Amended and Restated 2010 Omnibus Incentive Plan (the “Prior Plan”). If our stockholders approve the Plan, the Plan will supersede in its entirety the Prior Plan and no further awards will be granted under the Prior Plan. The NYSE listing standards require us to obtain stockholder approval of the Plan.

We believe that equity ownership provides an important link between the interests of long-term stockholders and our executives, managers and employees by rewarding the creation of long-term stockholder value. To meet this objective, equity awards are a key component of our compensation program. Our primary reason for adopting the Plan and recommending it for stockholder approval is to increase the number of shares available for equity compensation awards over the number that remain available under the Prior Plan, which is currently the only incentive plan under which we grant equity awards to our directors, executive officers and employees.

If our stockholders do not approve the Plan, and as a consequence we are not able to continue to grant equity awards at competitive levels, we believe it will negatively affect our ability to recruit and retain highly qualified employees, which could have the effect of hampering our growth. If the Plan is not approved by stockholders at the Annual Meeting, awards may continue to be granted using the remaining share reserve under the Prior Plan until its expiration date in accordance with its terms.

Our directors and executive officers may have an interest in the approval of the Plan because they are eligible for awards under the Plan.

Key Data – Outstanding Awards, Share Usage and Dilution

As of March 1, 2024, we had the following awards granted and outstanding:

–	784,003 stock options outstanding, with a weighted-average exercise price of $38.12 and a weighted-average remaining term of 2.67 years; and

–	2,335,546 full-value awards outstanding (consisting of time- and performance-based restricted stock units).

In 2021 through 2023, we granted awards under the Prior Plan as follows:

ANNUAL EQUITY USAGE
	2021	2022	2023	3-Year Average
Options and performance-based options(1)	519,432	—	—	173,144
RSUs and performance-based RSUs(1)	380,372	774,550	744,860	633,261
Gross grants	899,804	774,550	744,860	806,405
Weighted-average shares outstanding - basic	50,193,000	50,002,000	49,711,000	49,968,667
Gross usage (% of outstanding)(2)	1.79%	1.55%	1.50%	1.61%

(1)	Performance-based options and performance-based RSUs are reflected at target levels.

(2)	Calculated as gross grants divided by weighted-average shares outstanding, both as listed in the table.

The following table provides aggregated information regarding the overhang and dilution associated with the Prior Plan and the potential stockholder dilution that would result if the Plan is approved.

FULLY-DILUTED OVERHANG CALCULATION
	As of Mar. 1, 2024	As of Mar. 1, 2024, Giving Effect to Approval of Plan
Shares outstanding	49,663,968	49,663,968
Potential dilution:
Shares issuable under outstanding equity awards(1)	3,119,549	3,119,549
Shares available for future awards under Prior Plan	1,026,081	1,026,081
Additional share reserve under the Plan		1,219,919
Fully-diluted shares outstanding	53,809,598	55,029,517
Fully-diluted overhang(2)	7.7%	9.8%

(1)	Consists of 784,003 options and 2,335,546 restricted stock units. All outstanding performance-based options and performance-based RSUs are unearned, except for 1,638 performance-based RSUs that are earned but not yet vested.

(2)	Calculated as potential dilution shares divided by fully-diluted shares outstanding, both as listed in the table.

In approving the Plan, the Board determined to reserve 1,219,919 shares for issuance under the Plan, plus the number of shares available for issuance under the Prior Plan as of the date on which the Company’s stockholders approve the Plan. As of March 1, 2024, 1,026,081 shares were available for future grants of awards under the Prior Plan. In addition, as described in the “Share Reserve” section below, certain shares subject to awards granted under the Prior Plan may become available for grant under the Plan. In making its determinations regarding the share reserve, the Board considered our prospective equity compensation needs in view of the outstanding awards granted under the Plan, our historical granting practices and our burn rate, as well as the dilutive impact of the Plan to our stockholders. The Board also considered information published by institutional advisors, including their proxy voting guidelines.

Based solely on the average rate at which awards were granted over the past three fiscal years, and assuming that future awards under the Plan would be made at this average rate, the total number of shares available for grant under the Plan is calculated to help us to have a sufficient reserve of common stock available under the Plan to allow us to continue to provide equity incentives to our executive officers and employees at a competitive level for approximately 1 year. However, the amount of shares granted in the past is not necessarily indicative of the amount that may be granted in the future. The amount of future grants is not currently known and will depend on various factors that cannot be predicted, including but not limited to the stock price of the Company’s common stock on the future dates of grant, the volatility of the stock and the types of awards that will be granted.

Summary of the Plan

Following is a summary of certain key provisions of the Plan. This summary does not purport to be a complete description of all the provisions of the Plan and is qualified in its entirety by the provisions of the Plan, a copy of which is attached as Appendix A to this Proxy Statement.

The Plan provides a flexible range of equity award opportunities to attract, retain and motivate the best available talent for the successful conduct of our business in responding to changing circumstances over time.

Eligibility. Employees and consultants of the Company and our subsidiaries, including our executive officers, and non-employee members of the Board may participate in the Plan as designated by the Committee. We intend to make stock awards under the Plan to employees in the United States and in certain foreign jurisdictions. As of December 31, 2023, we had approximately 3,700 full- and part-time employees globally, excluding approximately 11,500 individuals who were employed as sales representatives in our Mainland China operations. As of April 1, 2024, we had seven non-employee directors and six executive officers, including two employee directors. The number of consultants currently engaged by the Company and its subsidiaries is not reasonably determinable, but at the present time, we have no plans to grant awards under the Plan to any consultant. The amounts of awards that may be allocated to participants under the Plan will be determined at the discretion of the Committee and are not presently determinable.

Types of Awards. The types of stock awards that will be available for grant under the Plan are:

- incentive stock options - non-statutory stock options - stock appreciation rights	- restricted stock - restricted stock units - other share-based awards	- performance cash - performance shares - performance units

Share Reserve. Subject to certain adjustments (as described in this “Share Reserve” section and below under “Adjustments”), as of the effective date of the approval of the Plan by the Company’s stockholders, the aggregate number of shares of our common stock which may be issued or transferred pursuant to awards under the Plan will be equal to the sum of 1,219,919 shares plus the number of shares which, as of the effective date, are available for issuance under the Prior Plan. If any share covered by an award granted under the Plan after the effective date is forfeited, terminated, canceled, expires or is settled in cash (in whole or in part), then such share shall revert to and become available for grant under the Plan. With respect to any award granted under the Prior Plan (including under predecessors of such Prior Plan), if any shares covered by such award are forfeited, terminated, canceled, expire or are settled in cash (in whole or in part), then the shares covered by such award shall revert to and become available for grant under the Plan as to one share if the share was subject to a stock option or stock appreciation right or 2.25 shares if the share was subject to an award other than a stock option or stock appreciation right (in accordance with the fungible share counting provisions of the Prior Plan).

In the event that withholding tax liabilities arising from an award other than an option or stock appreciation right granted under the Plan or the Prior Plan (including under predecessors of such Prior Plan) are satisfied by the tendering of shares (either actually or by attestation) or by the withholding of shares by the company, the shares so tendered or withheld shall be added to the shares available for awards under the Plan. However, the following shares will not be added to the shares authorized for grant: (i) shares tendered or withheld in payment of the purchase price of an option granted under the Plan or the Prior Plan; (ii) shares tendered or withheld to satisfy any tax withholding obligation with respect to options or stock appreciation rights granted under the Plan or the Prior Plan; (iii) shares subject to a stock appreciation right granted under the Plan or the Prior Plan that are not issued in connection with its stock settlement on exercise thereof; and (iv) shares reacquired by the company on the open market or otherwise using cash proceeds from the exercise of options granted under the Plan or the Prior Plan.

Shares of common stock under awards made in substitution or exchange for awards granted by a company acquired by us or a subsidiary, or with which we or any subsidiary combine(s), do not reduce the maximum number of shares that may be issued under the Plan. In addition, if a company acquired by us or a subsidiary, or with which we or any subsidiary combine(s), has shares remaining available under a plan approved by its stockholders, the available shares (adjusted to reflect the exchange or valuation ratio in the acquisition or combination) may be used for awards under the Plan and will not reduce the maximum number of shares of common stock that may be issued under the Plan; provided, however that awards using such available shares shall not be made after the date awards or grants could have been made under the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not our employees or directors prior to the acquisition or combination. We currently plan to deliver shares of common stock under the Plan from our treasury shares.

Performance Awards Granted to Executive Officers. Although the qualified performance-based compensation exception under Section 162(m) of the Code was eliminated as part of the 2017 U.S. tax reform legislation, in Article 10 of the Plan we have retained some of the provisions of the Prior Plan relating to qualification for such exception, which will generally apply in granting awards (other than time-based restricted stock awards and time-based restricted stock unit awards) to our executive officers.

Among other things, the Plan sets out categories of performance criteria that may be used in issuing performance-based awards to executive officers (see section 10.2 of the Plan, as described below in the section titled “Performance Criteria”). The Committee may also exclude under the terms of the performance awards the impact of an event or occurrence which the Committee determines should appropriately be excluded, including, without limitation, (i) restructurings, discontinued operations, extraordinary items, and other unusual, infrequent or non-recurring charges, (ii) an event either not directly related to our operations or not within the reasonable control of our management, or (iii) the cumulative effects of changes in tax or accounting practices, assumptions, standards or laws. Further, if Article 10 of the Plan is applicable at grant, the Committee may waive achievement of performance goals or make upward adjustments to the amount payable under awards only in cases of death or disability or in special circumstances as determined by the Committee.

Non-employee Director Compensation. The aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all awards under the Plan and all cash compensation, whether granted under the Plan or otherwise, granted to any non-employee director during any single calendar year shall not exceed $750,000.

Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting our common stock or the value thereof, such adjustments and other substitutions shall be made to the Plan and to awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the maximum number of shares that may be issued pursuant to incentive stock options and, in the aggregate or to any participant, in the number, class, kind, and option, grant or exercise price of securities subject to outstanding awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate; provided, however, that the number of shares subject to any award shall always be a whole number.

Administration of the Plan. The Plan shall be administered by the Committee. To the extent not inconsistent with applicable law or the Committee’s charter, the Committee may delegate certain of its authority under the Plan to a committee of one or more directors of the Company, one or more executive officers, or a committee of executive officers. Decisions of the Committee shall be final, conclusive and binding on all persons or entities. The Committee has the authority to perform the following actions:

–	Designate participants under the Plan;

–	Determine the type(s), number, terms and conditions of awards, subject to the terms of the Plan;

–	Amend or modify any award or waive any restrictions or conditions applicable to any award or any shares acquired pursuant thereto;

–	Accelerate, continue or extend the exercisability or vesting of any award or any shares acquired pursuant thereto, including with respect to the period following termination of a participant’s employment or services;

–	Determine whether, and to what extent, awards may be settled in cash, shares, or other property, and whether such payment will be deferred either automatically or the participant’s election;

–	Determine whether, to what extent, and under what circumstances may an award be canceled or suspended (although options and stock appreciation rights may not be canceled in exchange for cash or another award);

–	Interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any award agreement;

–	Establish, adopt or revise any rules and regulations, and appoint such agents as it deems appropriate to administer the Plan;

–	Make any adjustments or modification to awards granted to participants who are working outside the United States and adopt any sub-plans as may be deemed necessary or advisable for participation of such participants to fulfill the purposes of the Plan and/or to comply with applicable local laws;

–	Determine whether any award (excluding options and stock appreciation rights) will entitle a participant to dividend equivalents; and

–	Make all other decisions and determinations that may be necessary or desirable under the Plan.

Options. The Plan provides that options generally must have an exercise price that is at least equal to 100% of the fair market value of our common stock on the date the option is granted. To the extent permitted by law and as determined by the Committee, an option holder may exercise an option by payment of the exercise price in a number of different manners, including (1) in cash or cash equivalents, (2) pursuant to a “same day sale” program through a broker, (3) by the surrender of shares of common stock already owned by the option holder, (4) with the consent of the Committee, by withholding shares of common stock otherwise issuable in connection with the exercise of the option, or (5) such other form of consideration permitted by applicable law as determined by the Committee. Options awarded under the Plan may generally be granted for terms of up to ten years. In no event may dividend equivalents be granted with respect to options. Subject to certain adjustments (also described above under “Adjustments”), not more than 1,219,919 shares of common stock may be issued under the Plan pursuant to incentive stock options.

The Plan also provides that any outstanding in-the-money stock options will be automatically exercised on the last day of the term of such awards, unless otherwise set forth in an award agreement.

Stock Appreciation Rights. The Committee may grant stock appreciation rights independently of or in connection with another award. The base price per share of a stock appreciation right shall generally be at least 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, the holder shall have the right to receive the excess of (i) the fair market value of one share of common stock on the date of exercise (or such amount less than such fair market value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the stock appreciation right. Payment shall be made in shares of common stock, in cash, or other property, or any combination thereof, as determined by the Committee. No stock appreciation right will have a term greater than ten years. In no event may dividend equivalents rights be granted with respect to stock appreciation rights.

The Plan also provides that any outstanding in-the-money stock appreciation rights will be automatically exercised on the last day of the term of such awards, unless otherwise set forth in an award agreement.

Restricted Stock and Restricted Stock Units. The Committee may also award restricted stock or restricted stock units independently or in connection with other awards or as payment of performance awards and other cash-based incentive compensation (subject to the requirements of Section 409A of the Code). Unless otherwise provided in the award agreement, beginning on the date of grant of the restricted stock award and subject to execution of the award agreement, the participant becomes a stockholder with voting and distribution rights with respect to all shares subject to the award. A participant receiving a restricted stock unit award will not possess voting rights or any other rights of a stockholder with respect to such award until vested, except as provided in the award agreement for such award.

Other Share-Based Awards. Other awards of shares and other awards based on shares or other property, including deferred stock units, may be granted under the Plan either alone or in addition to other awards granted under the Plan. Such awards may also be available as a form of payment of other awards granted under the Plan and other cash-based compensation. The terms of such other share-based awards granted under the Plan will be set forth in an award agreement containing provisions determined by the Committee and not inconsistent with the Plan.

Performance Awards. The Plan provides for the grant of performance awards in the form of performance cash, performance shares and performance units, for no consideration or for such minimum consideration as may be required by applicable law. The performance criteria and period for each performance award will be conclusively determined by the Committee and may be based upon the criteria set forth in the Plan. The achievement of the performance criteria and the amount of a performance award to be distributed shall be conclusively determined by the Committee.

Performance Criteria. To the extent that any Award subject to Article 10 of the Plan is a Performance Award or is otherwise subject to the achievement of performance goals, the lapsing of restrictions thereon and the vesting or distribution of cash, shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following or on such other measures as determined appropriate by the Committee: net sales; revenue or product revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s)); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); and co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital-raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, strategies and strategic objectives, acquisitions and divestitures; factoring transactions; recruiting and maintaining personnel; metrics related to distributors or customers; product subscription orders; distributor and customer retention rates; downloads or users of the Company’s digital applications, or other measures of the development, adoption or usage of such applications or of other digital or social initiatives. Such performance goals also may be based solely by reference to the Company’s performance or the performance of one or more subsidiaries, divisions, business segments, business units or other sub-components of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges, accruals, revenue, income, gains, losses, and/or other impacts related to an event or occurrence (including the anticipation of such event or occurrence) which the Committee determines should appropriately be excluded, including, without limitation, (a) the effects of currency fluctuations; (b) restructurings, discontinued operations, extraordinary items, and other unusual, infrequent, non-recurring, or non-operational charges or events; (c) litigation, claim judgments, or settlements; (d) the discontinuation, disposal, or acquisition of a business, division, or asset; (e) asset write-downs; (f) stock dividends, stock splits, reverse stock splits, stock issuances, stock repurchases, or other actions involving the Company’s stock; (g) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; (h) any or all items that are excluded from the calculation of non-GAAP earnings; or (i) the effects of changes in tax or accounting practices, assumptions, standards, or laws.

No Repricing. The Plan prohibits the repricing of an option or a stock appreciation right (other than to reflect stock splits, spin-offs and other corporate events described under “Adjustments” above) unless stockholder approval is obtained. For purposes of the Plan, a repricing means a reduction in the exercise price of an option or the grant price of a stock appreciation right, the cancellation of an option or stock appreciation right in exchange for cash or another award under the Plan (except in connection with a change in control), or any other action with respect to an option or stock appreciation right that may be treated as a repricing under the rules of the principal U.S. national securities exchange on which the common stock is traded.

Minimum Vesting. No award granted under the Plan may vest in less than one year from its date of grant. Notwithstanding the foregoing, up to 5% of the available shares of common stock authorized for issuance under the Plan may be used for awards that vest (in full or in part) in less than one year from their date of grant (the “5% Basket”); provided, that nothing will limit the Company’s ability to grant awards that contain rights to accelerated vesting on a termination of service or to otherwise accelerate vesting, or limit any rights to accelerated vesting in connection with a change in control of the Company, and such vesting shall not count against the 5% Basket. In addition, this one-year minimum vesting requirement does not apply to substitute awards granted by the Company in connection with the exchange, substitution or assumption of equity awards of an acquired company or to awards granted to non-employee directors which vest on the earlier of one year of the grant date or the date of the next annual Company stockholder meeting (which is at least 50 weeks after the immediately preceding year’s annual meeting).

Dividends; Dividend Equivalents. Awards other than options and stock appreciation rights may, if determined by the Committee, provide that the participant will be entitled to receive, currently or on a deferred basis, cash, stock or other property dividends, or cash payments in amounts equivalent to cash, stock, or other property dividends declared with respect to shares of common stock covered by an award. The Committee may provide that such amounts will be deemed to have been reinvested in additional shares of common stock or otherwise, provided that in all cases they are subject to the same vesting or performance conditions as the underlying award. In no event shall any award provide for the payment of dividends or dividend equivalents in any form prior to the vesting of the underlying award.

Cancellation of Award; Forfeiture of Gain. An award shall be canceled to the maximum extent permitted under applicable law if the participant violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to our interests, including conduct contributing to any financial restatements or financial irregularities, as determined by the Committee in its sole discretion. The Committee may provide in an award agreement that if within the time period specified in the award agreement the participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the participant will forfeit any gain realized on the vesting or exercise of the award and must repay such gain.

Clawback or Recoupment. All compensation awarded under the Plan and Prior Plan is subject to recovery or other penalties pursuant to or to facilitate compliance with any clawback policy of the Company as in effect from time to time, including the Company’s Executive Officer Incentive Compensation Recovery Policy (the “Recovery Policy”), and any clawback provision set forth in an award agreement, or applicable laws, rules, regulations or stock exchange listing standards. The Plan further provides that, if the Company is required to prepare an accounting restatement (within the meaning of the Recovery Policy), the Recovery Policy will apply to the fullest extent required by applicable law and in any such case or in any other circumstances determined appropriate by the Committee. The Committee may terminate any awards granted under the Plan or the Prior Plan and/or require any participant to reimburse us the amount of any payment or benefit received with respect to any awards granted under the Plan or the Prior Plan to the extent the participant has received any incentive-based compensation that would not have been earned or accrued after giving effect to the accounting restatement. By accepting an award under the Plan, the participant agrees to such recovery or other penalties.

Nontransferability. Awards granted under the Plan will not be transferable other than by will or by the laws of descent and distribution, and may be exercised during the participant’s lifetime only by the participant or the participant’s guardian or legal representative, except to the extent permitted and under such terms and conditions as determined by the Committee for transfers to certain family members, family trusts, or other family-owned entities, or for charitable donations.

Change in Control. Unless otherwise provided in the award agreement, upon a change in control in which the successor company does not assume or substitute certain awards, such awards will become fully vested and exercisable immediately prior to such change in control. Upon a change in control, the Committee may also in its discretion determine that certain awards will be canceled and terminated, with payment where applicable. Unless otherwise provided in an award agreement or other agreement with the company, the vesting of any performance-based award (whether upon a change in control if the awards are not assumed or substituted for, or upon a qualifying termination of employment that follows a change in control) shall be subject to the attainment of the underlying performance goals and shall vest based on actual performance.

The definition of change in control in an award agreement generally may not provide that a change in control will occur until consummation or effectiveness of a change in control of the company and may not provide that a change in control will occur upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the company.

Section 409A of the Code. Awards under the Plan are intended to be exempt from or comply with Section 409A of the Code and shall be construed, interpreted and administered in accordance with such intent. To the extent that an award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of the Plan that would cause the grant of an award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code to the extent such amendment is determined appropriate by the Committee, in each case without the consent of or notice to the Participant. To the extent necessary to comply with Section 409A of the Code, payments due under the Plan upon separation of service to participants who are “specified employees” within the meaning of Section 409A will be delayed for the period required by Section 409A and payments will be made upon a change in control only if such event is considered a permissible payment event under Section 409A (otherwise payment of any amount due will be made at a time permissible under Section 409A).

Amendment or Termination. The Board may alter, amend, suspend, or terminate the Plan in any respect at any time, subject to stockholder approval where such approval is required by applicable law or stock exchange rules. The Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 under the Exchange Act and may not, without stockholders’ approval, amend the Plan to (a) increase the number of shares that may be the subject of awards under the Plan (except for certain adjustments pursuant to the Plan), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) eliminate the requirements relating to minimum exercise price, minimum grant price and stockholder approval, or (e) increase the maximum permissible term of any option or stock appreciation right. Further, no amendment to, or termination of, the Plan may materially impair any of the rights of a participant under any awards previously granted without such participant’s consent, unless such amendments are, or Plan termination is, necessary or advisable to comply with applicable laws, as determined by the Committee.

Term. Unless earlier terminated by the Committee, the Plan will expire on the tenth anniversary of the date of stockholder approval of the Plan. We currently expect that stockholder approval will be obtained on June 5, 2024; accordingly, it is anticipated that the termination date will be June 5, 2034. No awards will be granted under the Plan after that date.

Tax Status of Plan Awards

The following discussion of the U.S. federal income tax status of awards under the Plan is based on current U.S. federal tax laws and regulations as of April 2024, and does not purport to be a complete description of the U.S. federal income tax laws. Participants may also be subject to certain state and local taxes or may be subject to taxes imposed by countries other than the U.S., none of which are described below.

Nonqualified Stock Options and Incentive Stock Options. No income will be realized by an optionholder, and no deduction will be taken by us, upon grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the optionholder will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the underlying stock over the option exercise price (the “spread”) at the time of exercise. The spread will be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 162(m) and 280G of the Code of compensation paid to executives designated in those sections. The optionholder’s tax basis in the underlying shares acquired by exercise of a nonqualified stock option will equal the exercise price plus the amount taxable as compensation to the optionholder. Upon sale of the shares received by the optionholder upon exercise of the nonqualified stock option, any gain or loss is generally long term or short term capital gain or loss, depending on the length of the period that the optionholder holds the shares. The optionholder’s holding period for shares acquired pursuant to the exercise of a nonqualified stock option will begin on the date of exercise of such option. Additional considerations may be applicable to individuals who are subject to the reporting and short-swing profit provisions under Section 16 of the Exchange Act.

The payment by an optionholder of the exercise price, in full or in part, with previously acquired shares of common stock will not affect the tax treatment of the exercise described above. No gain or loss generally will be recognized by the optionholder upon the surrender of the previously acquired shares to us, and shares received by the optionholder, equal in number to the previously surrendered shares, will have the same tax basis as the shares surrendered to us and will have a holding period that includes the holding period of the shares surrendered. The value of shares received by the optionholder in excess of the number of shares surrendered to us will be taxable to the optionholder. Such additional shares will have a tax basis equal to the fair market value of such additional shares as of the date ordinary income is recognized, and will have a holding period that begins on the date ordinary income is recognized.

The Code requires that, for incentive stock option treatment, shares acquired through exercise of an incentive stock option cannot be disposed of before two years from the date of grant and one year from the date of exercise. Incentive stock option holders will generally incur no federal income tax liability at the time of grant or upon exercise of such options. However, the spread will be an “item of tax preference” which may give rise to “alternative minimum tax” liability at the time of exercise. If the optionholder does not dispose of the shares before two years from the date of grant and one year from the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long term capital gain or loss, as the case may be. Assuming both the holding periods are satisfied, no deduction will be allowable to us for federal income tax purposes in connection with the grant or exercise of the option. If, within two years of the date of grant or within one year from the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of such shares, the optionholder will generally realize ordinary taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the stock on the date of initial exercise or the amount realized on the subsequent disposition, and such amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 162(m) and 280G of the Code for compensation paid to executives designated in those sections.

Stock Appreciation Rights. No income is realized by the participant at the time a stock appreciation right is granted, and no deduction is available to us at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the common stock received by the participant, and we will be entitled to a deduction of equivalent value, subject to the provisions of Sections 162(m) and 280G of the Code.

Restricted Stock. Subject to Sections 162(m) and 280G of the Code, we receive a deduction and the participant recognizes taxable income equal to the fair market value of restricted stock generally at the time the restrictions on the shares lapse and/or the performance criteria are satisfied, as applicable, unless the participant elects to recognize such income immediately by so electing not later than 30 days after the date of grant by us to the participant of the stock award as permitted under Section 83(b) of the Code, in which case both our deduction and the participant’s inclusion in income occur on the grant date. In the absence of an election under Section 83(b), the value of any part of such stock award is taxable as ordinary income to such participant on the date(s) on which such stock is received (i.e., vested), and we will be entitled to a corresponding tax deduction.

Restricted Stock Units. Subject to Sections 162(m) and 280G of the Code, we receive a deduction and the participant recognizes taxable income equal to the fair market value of the shares underlying the restricted stock units at the time the units vest and shares of common stock or cash are issued or paid. Section 83(b) of the Code is not applicable to restricted stock units. The value of any part of restricted stock units distributed to participants is taxable as ordinary income to such participant in the year in which such stock is received, and we will be entitled to a corresponding tax deduction.

Other Awards. Subject to Sections 162(m) and 280G of the Code, we receive a deduction and the participant recognizes ordinary income equal to the value of the award at the time of vesting or payment, whether such award is paid in cash or stock.

Deduction Limits under Section 162(m). Section 162(m) of the Code, as amended by the 2017 U.S. tax reform legislation, limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to the corporation’s chief executive officer, chief financial officer and certain of the corporation’s current and former executive officers.

Section 409A of the Code. Section 409A of the Code imposes certain requirements on non-qualified deferred compensation arrangements. These include requirements on a participant’s election to defer compensation and the participant’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (i.e., the participant’s disability, a predetermined date, or the participant’s death). Section 409A imposes restrictions on a participant’s ability to change his or her distribution timing or form after the compensation has been deferred. If an award that is subject to Section 409A fails to comply with the requirements of Section 409A, Section 409A imposes an additional 20% federal penalty tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

New Plan Benefits

As of the date of this Proxy Statement, no awards have been granted under the Plan. Awards under the Plan may be made at the discretion of the Committee, and any awards that may be made and any benefits and amounts that may be received or allocated under the Plan in the future are not determinable at this time.

As discussed above under “Director Compensation,” under our current non-employee director compensation program, each non-employee director of the Company following the 2024 Annual Meeting will be granted an annual restricted share unit award valued at $150,000.

Valuation of Our Common Stock

On April 1, 2024, the closing price of our common stock, as reported on the New York Stock Exchange, was $13.48 per share.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF OUR 2024 OMNIBUS INCENTIVE PLAN.

PROPOSAL 4:
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee is also involved in the selection of the lead audit engagement partner whenever a rotational change is required, normally every five years.

PricewaterhouseCoopers LLP (“PwC”) served as our independent registered public accounting firm for the 2023 fiscal year. PwC has served in this capacity since the 1994 fiscal year, and the Audit Committee has selected PwC to serve in this capacity for the 2024 fiscal year. The Audit Committee believes that the continued retention of PwC as our independent registered public accounting firm for 2024 is in the best interests of our company and our stockholders. Before determining to retain PwC for 2024, the Audit Committee conducted its annual evaluation of PwC’s performance and qualifications, considering such factors as technical competence, independence, adequacy of staffing the audit, quality and efficiency of services, expertise with our company and industry, reasonableness of fees, and quality and candor of communications. The Audit Committee also considered the potential impact a change in our auditors could have on our company and audit.

As a matter of good corporate governance, we are asking stockholders to ratify the selection of PwC as our independent registered public accounting firm for 2024. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

Representatives of PwC are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees to Independent Registered Public Accountants

The following table presents approximate fees for professional services rendered by PwC for the audit of our annual financial statements for the 2022 and 2023 fiscal years and approximate fees billed for other services rendered by PwC during those periods.

	Fiscal 2023 ($)	Fiscal 2022 ($)
Audit Fees(1)	3,879,900	3,730,300
Audit-Related Fees	—	—
Tax Fees(2)	974,900	985,300
All Other Fees(3)	6,700	5,800
Total	4,861,500	4,721,400

(1)	Audit Fees consist of fees billed or expected to be billed for the audit of annual financial statements, review of quarterly financial statements and services normally provided in connection with statutory and regulatory filings or engagements.

(2)	Tax Fees for 2023 consist of approximately $755,000 in fees for tax compliance work and $219,900 in fees for tax planning work. Tax Fees for 2022 consist of approximately $761,900 in fees for tax compliance work and $223,400 in fees for tax planning work.

(3)	All Other Fees consist primarily of access fees for accounting, financial and disclosure resources.

Audit and Non-Audit Services Pre-Approval Policy

Under our Audit and Non-Audit Services Pre-Approval Policy, the Audit Committee must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The policy, as described below, sets forth the procedures and conditions for such pre-approval of services to be performed by the independent registered public accounting firm. Under the policy, proposed services may be either pre-approved categorically within specified budgets (“general pre-approval”) or specifically pre-approved on a case-by-case basis (“specific pre-approval”). In approving any services by the independent registered public accounting firm, the Audit Committee will consider whether the performance of any such service would impair the independent registered public accounting firm’s independence. The policy also authorizes the Audit Committee chair to provide pre-approval for services, provided that she or he reports the pre-approval to the Audit Committee at its next scheduled meeting.

The Audit Committee must specifically pre-approve the terms and fees of each annual audit services engagement. All other Audit, Audit-Related, Tax, and All Other Services (each defined in the policy) may be generally pre-approved pursuant to projected categorical budgets. The Audit services subject to general pre-approval include such services as statutory or financial audits for subsidiaries or affiliates; attest services; and services associated with registration statements, periodic reports and other documents filed with the SEC or foreign regulatory bodies or other documents issued in connection with securities offerings. Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent registered public accounting firm. Tax services include tax compliance, tax planning, and tax advice. All Other Services are those routine and recurring services that the Audit Committee believes will not impair the independence of our registered public accounting firm. The SEC prohibits our independent registered public accounting firm from performing certain non-audit services, and under no circumstances will the Audit Committee approve such services.

The Audit Committee will review the generally pre-approved services from time to time, at least annually. Any changes to budgeted amounts or proposed services require specific pre-approval by the Audit Committee.

In 2023, all of the services provided by PwC were approved by the Audit Committee in accordance with the Audit and Non-Audit Services Pre-Approval Policy.

Audit Committee Report

The Audit Committee is responsible for monitoring our financial auditing, accounting, and financial reporting processes and our system of internal controls on behalf of the Board. Our management has primary responsibility for our internal controls and reporting process. Our independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), is responsible for performing an independent audit of our consolidated financial statements and the effectiveness of our internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing an opinion thereon. The Audit Committee’s responsibility is to monitor these processes. In this context, the Audit Committee met and held discussions with management, our internal auditors and PwC. Management represented to the Audit Committee that the consolidated financial statements for the fiscal year 2023 were prepared in accordance with generally accepted accounting principles.

The Audit Committee hereby reports as follows:

–	The Audit Committee has reviewed and discussed the audited consolidated financial statements and accompanying management’s discussion and analysis of financial condition and results of operations with our management and PwC. This discussion included PwC’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

–	The Audit Committee has discussed with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission.

–	PwC also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with PwC the accounting firm’s independence. The Audit Committee also considered whether non-audit services provided by PwC during the last fiscal year were compatible with maintaining the accounting firm’s independence.

–	Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Edwina D. Woodbury, Chair
Daniel W. Campbell
Andrew D. Lipman
Thomas R. Pisano

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

Review and Approval of Related-Person Transactions

Our Audit Committee Charter requires that the Audit Committee review related-person transactions that are significant in size and relevant to an understanding of our financial statements, and approve or reject such transactions. The Charter further requires the Audit Committee to review the policies and procedures utilized by management for the implementation of such transactions. The Charter provides that the Committee has delegated the review and approval or rejection of related-person employment matters to the Compensation and Human Capital Committee.

We have adopted a written policy and procedures with respect to related-person transactions, which include specific provisions for the approval of such transactions. Pursuant to this policy, related-person transactions include a transaction, arrangement or relationship in which we and certain enumerated related persons participate and the amount involved exceeds $25,000.

In the event that a related-person transaction is identified, it must be reviewed and approved or ratified by our Audit Committee. If it is impracticable for our Audit Committee to review the transaction, the transaction will be reviewed by the chair of our Audit Committee if the amount involved is less than $120,000, whereupon the chair of our Audit Committee will report to the Audit Committee the approval or disapproval of the transaction.

In reviewing and approving related-person transactions, the Audit Committee or its chair is required to consider all information that the Audit Committee or its chair believes to be reasonable in light of the circumstances. The Audit Committee or its chair, as the case may be, shall approve only those related-person transactions that are determined to be in, or not inconsistent with, our best interests and those of our stockholders, as the Audit Committee or its chair determines in good faith. No member of the Audit Committee shall participate in any review, consideration or approval of any related-person transaction with respect to which the member or any of his or her immediate family members has an interest.

Related-Person Transactions

Employee Family Members. During 2023, we paid employment compensation in excess of $120,000 to one relative of each of Steve Lund and Ryan Napierski.

–	Eric Lund, the brother of Steve Lund, received approximately $147,000 in salary, bonuses, equity vestings and other compensation.

–	Cade Napierski, the brother of Ryan Napierski, received approximately $457,000 in salary, bonuses, equity vestings and other compensation, and he was granted 2,577 time-based restricted stock units and 645 performance-based restricted stock units.

These two individuals also participated in the employee benefit plans available generally to our employees. Mr. Lund terminated his employment during December 2023. During 2024, he received a total of approximately $132,000 in salary earned prior to his termination and severance payment. His unvested equity awards terminated as of the date of his termination, and his severance payment was calculated in accordance with our typical practice for employees at Mr. Lund’s job level.

Stock ownership information

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our Class A Common Stock as of April 8, 2024, except where the footnotes to the table indicate a different date. Unless otherwise indicated in the footnotes to the table, the stockholders listed have direct beneficial ownership and sole voting and investment power with respect to the shares beneficially owned. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 49,664,437 shares of Class A Common Stock outstanding on April 8, 2024 plus the number of shares of Class A Common Stock that such person or group had the right to acquire within 60 days after April 8, 2024.

Directors, Named Executive Officers, 5% Stockholders	Number of Shares(1)	Percent of Class
Ryan S. Napierski	323,838	*
Steven J. Lund(2)	119,210	*
Daniel W. Campbell(3)	105,700	*
Thomas R. Pisano(4)	60,846	*
Steven K. Hatchett	57,069	*
Chayce D. Clark	39,654	*
Andrew D. Lipman(5)	27,225	*
Zheqing (Simon) Shen	21,865	*
James D. Thomas	21,695	*
Edwina D. Woodbury(6)	18,141	*
Laura Nathanson	10,300	*
Emma S. Battle	7,893	*
All directors and executive officers as a group (13 persons)	834,105	1.7%
Joseph Y. Chang(7)	190,517	*
Connie Tang	20,571	*
Mark H. Lawrence(8)	8,600	*
BlackRock Inc.(9)	8,508,678	17.1%
The Vanguard Group(10)	6,215,151	12.5%
State Street Corporation(11)	2,871,749	5.8%
Invesco Ltd.(12)	2,856,897	5.8%

*	Less than 1%

(1)	Includes shares that the above individuals have the right to acquire within 60 days as follows: Mr. Napierski – 219,633; Mr. Lund – 0; Mr. Campbell – 4,232; Mr. Pisano – 4,232; Mr. Hatchett – 13,285; Mr. Clark – 13,501; Mr. Lipman – 4,232; Mr. Shen – 4,232; Mr. Thomas – 16,531; Ms. Woodbury – 4,232; Ms. Nathanson – 4,232; Ms. Battle – 4,232; all directors and executive officers as a group – 302,323; Mr. Chang – 98,076; Ms. Tang – 4,599; and Mr. Lawrence – 0.

(2)	Includes 113,574 shares held by a family limited liability company for which Mr. and Mrs. Lund serve as co-managers and share voting and investment power. Also includes 5,636 shares held indirectly by Mr. and Mrs. Lund as co-trustees with respect to which they share voting and investment power.

(3)	Includes 14,692 shares that Mr. Campbell jointly owns with his spouse; 76,766 shares held in a trust for which Mr. Campbell’s spouse serves as trustee and for which Mr. Campbell, his spouse and descendants are beneficiaries; and 10,010 shares held by a family limited liability company owned and controlled by Mr. Campbell and his spouse.

(4)	Includes 56,614 shares that Mr. Pisano jointly owns with his spouse.

(5)	Includes 14,813 shares that Mr. Lipman jointly owns with his spouse.

(6)	In addition to the shares reported in the table above, Ms. Woodbury has elected to defer receipt of an additional 1,647 shares pursuant to the company’s Deferred Compensation Plan.

(7)	Includes 78,068 shares held in a trust for which Mr. Chang’s spouse serves as trustee and for which Mr. Chang and his spouse are beneficiaries.

(8)	Reflects share ownership as of March 5, 2024.

(9)	Based on a Schedule 13G/A filed by BlackRock, Inc. with the SEC on January 22, 2024 and disclosing ownership information as of December 31, 2023. According to the Schedule 13G/A, BlackRock, Inc. has sole voting power for 8,315,356 shares and sole dispositive power for 8,508,678 shares. These totals include shares beneficially owned by BlackRock Life Limited; Aperio Group, LLC; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Fund Advisors; BlackRock Institutional Trust Company, National Association; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Investment Management (Australia) Limited; and BlackRock Fund Managers Ltd. The address of BlackRock, Inc. is 50 Hudson Yards, New York, NY 10001.

(10)	Based on a Schedule 13G/A filed by The Vanguard Group with the SEC on February 13, 2024 and disclosing ownership information as of December 29, 2023. According to the Schedule 13G/A, The Vanguard Group has shared voting power for 41,347 shares, sole dispositive power for 6,119,853 shares, and shared dispositive power for 95,298 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(11)	Based on a Schedule 13G/A filed by State Street Corporation with the SEC on January 25, 2024 and disclosing ownership information as of December 31, 2023. According to the Schedule 13G/A, State Street Corporation has shared voting power for 2,730,058 shares and shared dispositive power for 2,871,749 shares. These totals include shares beneficially owned by SSGA Funds Management, Inc.; State Street Global Advisors Europe Limited; State Street Global Advisors Limited; State Street Global Advisors Trust Company; State Street Global Advisors, Australia, Limited; and State Street Global Advisors Asia Limited. The address of State Street Corporation is State Street Financial Center, 1 Congress Street, Suite 1, Boston, MA 02114.

(12)	Based on a Schedule 13G filed by Invesco Ltd. with the SEC on February 9, 2024 and disclosing ownership information as of December 29, 2023. According to the Schedule 13G, Invesco Ltd. has sole voting power for 2,839,230 shares and sole dispositive power for 2,856,897 shares. These totals include shares beneficially owned by Invesco Advisers, Inc. and Invesco Capital Management LLC. The address of Invesco Ltd. is 1331 Spring Street NW, Suite 2500, Atlanta, GA 30309.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who beneficially own more than 10% of our Class A Common Stock to file reports with the SEC regarding their ownership of our Class A Common Stock and changes in that ownership. Based solely on a review of the reports filed during or with respect to 2023 and on written representations from our directors and executive officers, we believe that all required reports under Section 16(a) were filed on a timely basis, except for three late reports for Ms. Battle related to seven quarterly dividend reinvestment transactions that occurred during 2022 and 2023 for a total of 257 shares. Each of these transactions was effected by a broker without Ms. Battle’s knowledge.

STOCKHOLDER PROPOSALS FOR 2025 ANNUAL MEETING

In order for a stockholder proposal to be considered for inclusion in our proxy statement for our 2025 annual meeting, the written proposal must be received at our principal executive offices no later than the close of business on December 26, 2024. Proposals should be addressed to: Corporate Secretary, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. Such proposals also will need to comply with the requirements contained in our Bylaws and SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

Any stockholder proposal, including any director nomination, that is not submitted for inclusion in our 2025 proxy statement under SEC regulations, but is instead sought to be presented directly at our 2025 annual meeting, must be received by the Corporate Secretary at the above address no later than the close of business on March 7, 2025 and no earlier than the close of business on February 5, 2025. However, if the date of our 2025 annual meeting is changed by more than 30 days from the one-year anniversary of our 2024 Annual Meeting, a stockholder’s notice must be received by our Corporate Secretary at the above address no later than the close of business on the later of (a) the 90th day before the 2025 annual meeting or (b) the 10th day following the day on which public announcement of the date of such meeting is first made, and no earlier than the close of business on the 120th day before such meeting. All notices must meet all information and other requirements contained in our Bylaws. In addition, stockholders who intend to solicit proxies in support of director nominees other than our nominees must also comply with the additional requirements of Rule 14a-19(b) under the Securities Exchange Act. Because our Bylaws impose an earlier deadline for such a notice than Rule 14a-19(b)(1), the noticing stockholder’s proposal must be received by the company in compliance with our Bylaws in order to be timely delivered.

To obtain a copy of the relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates, a stockholder may contact our Corporate Secretary at our headquarters, 75 West Center Street, Provo, Utah 84601.

HOUSEHOLDING

We may deliver a single notice of internet availability or set of proxy materials to an address shared by two or more of our stockholders. This delivery method, referred to as “householding,” can result in significant cost savings for us. To take advantage of this opportunity, the company and banks and brokerage firms that hold your shares may deliver only one notice of internet availability or set of proxy materials to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. The company will deliver promptly, upon written or oral request, a separate copy of the notice of internet availability or set of proxy materials to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder who wishes to receive a separate notice of internet availability or set of proxy materials, now or in the future, may obtain one, without charge, by addressing a request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601 or by calling (801) 345-1000. Stockholders of record sharing an address who are receiving multiple copies of these materials and wish to receive a single copy of such materials in the future should submit their request by contacting us in the same manner. If you are the beneficial owner, but not the record holder, of the company’s shares and wish to receive only one copy of the notice of internet availability or set of proxy materials in the future, you will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that represent the company’s current expectations and beliefs. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws and include, but are not limited to, statements of management’s expectations regarding the company’s strategies, vision, areas of focus, growth, enterprise value, stockholder value, digital initiatives, transformation, evolution and market expansion; our sustainability goals and initiatives; continued services to our company from Connie Tang and Joseph Chang; and statements regarding future compensation decisions and performance. In some cases, you can identify these statements by forward-looking words such as “will,” “believe,” “expect,” “anticipate,” “continue,” “progress,” “seek,” “generate,” “transform,” “accelerate,” “evolve,” “opportunity,” “remain,” “intend,” “plan,” “goal,” “targets,” “become,” “likely,” “would,” “could,” “may,” “might,” the negative of these words and other similar words. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to, political, legal, tax and regulatory uncertainties; adverse publicity; any failure of our initiatives or products to generate interest among our sales force and customers and generate sponsoring and selling activities on a sustained basis; economic conditions; competitive pressures; uncertainties regarding the future financial performance of the businesses we acquire; and the possibility that management or the Compensation and Human Capital Committee could decide not to follow the company’s compensation program as described in the Compensation Discussion and Analysis. The company’s performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the SEC, including the Form 10-K filed on February 15, 2024. The forward-looking statements set forth the company’s beliefs as of the date that such information was first provided, and the company assumes no duty to update the forward-looking statements contained in this proxy statement to reflect any change except as required by law.

Website references throughout this proxy statement are provided for convenience only, and the content of any website is not incorporated by reference into this document.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no other matters to be brought before the Annual Meeting. If you return your signed and completed proxy card or vote by telephone or on the internet and other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, the persons named in the enclosed proxy will have discretionary authority to vote for you on such matters in accordance with their best judgment, acting together or separately.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, as filed with the Securities and Exchange Commission, without exhibits, may be obtained by stockholders without charge by written request to Investor Relations, Nu Skin Enterprises, Inc., 75 West Center Street, Provo, Utah 84601. A copy of the Annual Report on Form 10-K is also available on our Investor Relations website at ir.nuskin.com. Exhibits will be provided upon written request and payment of an appropriate processing fee.

By Order of the Board of Directors,

STEVEN J. LUND
Chairman of the Board
Provo, Utah

April 12, 2024

APPENDIX A:
2024 OMNIBUS INCENTIVE PLAN

Nu Skin Enterprises, Inc. (the “Company”), a Delaware corporation, hereby establishes and adopts the following 2024 Omnibus Incentive Plan (the “Plan”).

1	PURPOSE OF THE PLAN

The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining selected individuals to serve as employees, directors, consultants and/or advisors who are expected to contribute to the Company’s success and to achieve long-term objectives that will benefit stockholders of the Company through the additional incentives inherent in the Awards hereunder.

2	DEFINITIONS

2.1 “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Other Share-Based Award, Performance Award or any other right, interest or option relating to Shares or other property (including cash) granted pursuant to the provisions of the Plan.

2.2 “Award Agreement” shall mean any agreement, contract or other instrument or document evidencing any Award hereunder, whether in writing or through an electronic medium.

2.3 “Board” shall mean the board of directors of the Company.

2.4 “Change in Control” shall have the meaning set forth in Section 11.2.

2.5 “Code” shall mean the Internal Revenue Code of 1986, as amended.

2.6 “Committee” shall mean the Compensation and Human Capital Committee of the Board or a subcommittee thereof formed by the Compensation and Human Capital Committee to act as the Committee hereunder. The Committee shall consist of no fewer than two Directors, each of whom is (i) a “Non-Employee Director” within the meaning of Rule 16b-3 of the Exchange Act, and (ii) an “independent director” for purpose of the rules of the principal U.S. national securities exchange on which the Shares are traded, to the extent required by such rules.

2.7 “Consultant” shall mean any consultant or advisor or independent distributor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities and (iii) otherwise qualifies as a consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

2.8 “Director” shall mean a non-employee member of the Board.

2.9 “Dividend Equivalents” shall have the meaning set forth in Section 12.5.

2.10 “Effective Date” shall have the meaning set forth in Section 13.16.

2.11 “Employee” shall mean any employee of the Company or any Subsidiary and any prospective employee conditioned upon, and effective not earlier than, such person becoming an employee of the Company or any Subsidiary.

2.12 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

2.13 “Fair Market Value” shall mean, with respect to Shares as of any date, (i) the closing price of the Shares as reported on the principal U.S. national securities exchange on which the Shares are listed and traded on such date, or, if there is no closing price on that date, then on the last preceding date on which such a closing price was reported; (ii) if the Shares are not listed on any U.S. national securities exchange but are quoted in an inter-dealer quotation system on a last sale basis, the final ask price of the Shares reported on the inter-dealer quotation system for such date, or, if there is no such sale on such date, then on the last preceding date on which a sale was reported; or (iii) if the Shares are neither listed on a U.S. national securities exchange nor quoted on an inter-dealer quotation system on a last sale basis, the amount determined by the Committee in its sole discretion to be the fair market value of the Shares. The Fair Market Value of any property other than Shares shall mean the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. For avoidance of doubt, for tax purposes upon settlement of an Award, the fair market value of the Shares may be determined using such other methodology as may be required by applicable laws or as appropriate for administrative reasons.

2.14 “Incentive Stock Option” shall mean an Option which when granted is intended to qualify as an incentive stock option for purposes of Section 422 of the Code.

2.15 “Option” shall mean any right granted to a Participant under the Plan allowing such Participant to purchase Shares at such price or prices and during such period or periods as the Committee shall determine.

2.16 “Other Share-Based Award” shall have the meaning set forth in Section 8.1.

2.17 “Participant” shall mean an Employee, Director or Consultant who is selected by the Committee to receive an Award under the Plan.

2.18 “Payee” shall have the meaning set forth in Section 13.2.

2.19 “Performance Award” shall mean any Award of Performance Cash, Performance Shares or Performance Units granted pursuant to Article 9.

2.20 “Performance Cash” shall mean any cash incentives granted pursuant to Article 9 payable to the Participant upon the achievement of such performance goals as the Committee shall establish.

2.21 “Performance Period” shall mean the period established by the Committee during which any performance goals specified by the Committee with respect to a Performance Award are to be measured.

2.22 “Performance Share” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated number of Shares, which value may be paid to the Participant upon achievement of such performance goals as the Committee shall establish.

2.23 “Performance Unit” shall mean any grant pursuant to Article 9 of a unit valued by reference to a designated amount of cash or property other than Shares, which value may be paid to the Participant upon achievement of such performance goals during the Performance Period as the Committee shall establish.

2.24 “Permitted Assignee” shall have the meaning set forth in Section 12.3.

2.25 “Plan” shall mean this 2024 Omnibus Incentive Plan.

2.26 “Prior Plan” shall mean the Company’s 2010 Omnibus Incentive Plan and its amendments.

2.27 “Restricted Stock” shall mean any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee, in its sole discretion, may impose, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.28 “Restricted Stock Award” shall have the meaning set forth in Section 7.1.

2.29 “Restricted Stock Unit” means an Award that is valued by reference to a Share, which value may be paid to the Participant in Shares or cash as determined by the Committee in its sole discretion upon the satisfaction of vesting restrictions as the Committee may establish, which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

2.30 “Restricted Stock Unit Award” shall have the meaning set forth in Section 7.1.

2.31 “Shares” shall mean the shares of common stock of the Company.

2.32 “Stock Appreciation Right” shall mean the right granted to a Participant pursuant to Article 6.

2.33 “Subsidiary” shall mean any entity (other than the Company) in an unbroken chain of entities beginning with the Company if, at the relevant time each of the entities other than the last entity in the unbroken chain beneficially owns securities or interests representing 50% or more of the total combined voting power of all classes of securities or interests in one of the other entities in the chain. Notwithstanding the foregoing, for purposes of Incentive Stock Options granted hereunder, “Subsidiary” shall mean any “subsidiary corporation” as defined in Section 424(f) of the Code.

2.34 “Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.35 “Vesting Period” shall mean the period of time specified by the Committee during which vesting restrictions for an Award are applicable.

3	SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Section 3.1(b) below and to adjustment as provided in Section 12.2, as of the Effective Date, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be equal to the sum of (i) 1,219,919 Shares, plus (ii) the number of Shares which as of the Effective Date are available for issuance under the Prior Plan.

(b) If (i) any Shares subject to an Award are forfeited, an Award expires or an Award is settled for cash (in whole or in part), or (ii) any Shares subject to an award under the Prior Plan are forfeited, or an award under the Prior Plan expires or is settled for cash (in whole or in part), then in either case, the Shares subject to such Award or award under the Prior Plan shall, to the extent of such forfeiture, expiration or cash settlement, again be available for Awards under the Plan, in accordance with Section 3.1(d) below. In the event that withholding tax liabilities arising from an Award other than an Option or Stock Appreciation Right, or an award other than an option or stock appreciation right under the Prior Plan, are satisfied by the tendering of Shares (either actually or by attestation) or by the withholding of Shares by the Company, the Shares so tendered or withheld shall be added to the Shares available for Awards under the Plan in accordance with Section 3.1(d) below. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under paragraph (a) of this Section: (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of an Option or of an option granted under the Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to Options or Stock Appreciation Rights or with respect to options or stock appreciation rights under the Prior Plan, (iii) Shares subject to a Stock Appreciation Right or to a stock appreciation right granted under the Prior Plan, in either case that are not issued in connection with its stock settlement on exercise thereof; and (iv) Shares reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of Options or of options granted under the Prior Plan.

(c)        Substitute Awards shall not reduce the Shares authorized for grant under the Plan, nor shall Shares subject to a Substitute Award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in paragraph (b) above. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Directors prior to such acquisition or combination.

(d)        Any Share that again becomes available for grant pursuant to Section 3.1(b) shall be added back (i) as one Share if such Share was subject to any Award granted under the Plan or if such Share was subject to an option or stock appreciation right granted under the Prior Plan, and (ii) as 2.25 Shares if such Share was subject to an award other than an option or stock appreciation right granted under the Prior Plan.

3.2 Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares, Shares held in treasury or Shares purchased in the open market or otherwise.

4	ELIGIBILITY AND ADMINISTRATION

4.1 Eligibility. Any Employee, Director or Consultant shall be eligible to be selected as a Participant.

4.2 Administration.

(a) The Plan shall be administered by the Committee. The Committee shall have full power and authority, subject to the provisions of the Plan and subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, to: (i) select the Employees, Directors and Consultants to whom Awards may from time to time be granted hereunder; (ii) determine the type or types of Awards to be granted to each Participant hereunder; (iii) determine the number of Shares (or dollar value) to be covered by each Award granted hereunder; (iv) determine the terms and conditions, not inconsistent with the provisions of the Plan, of any Award granted hereunder; (v) amend or modify any Award or waive any restrictions or conditions applicable to any Award or any Shares acquired pursuant thereto; (vi) accelerate, continue, or extend the exercisability or vesting of any Award or any Shares acquired pursuant thereto, including with respect to the period following termination of a Participant’s employment or services; (vii) determine whether, to what extent and under what circumstances Awards may be settled in cash, Shares or other property; (viii) determine whether, to what extent, and under what circumstances cash, Shares, other property and other amounts payable with respect to an Award made under the Plan shall be deferred either automatically or at the election of the Participant; (ix) determine whether, to what extent and under what circumstances any Award shall be canceled or suspended; (x) interpret and administer the Plan and any instrument or agreement entered into under or in connection with the Plan, including any Award Agreement; (xi) correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect; (xii) establish such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (xiii) make any adjustments or modifications to Awards granted to Participants who are working outside the United States and adopt any sub-plans as may be deemed necessary or advisable for participation of such Participants, to fulfill the purposes of the Plan and/or to comply with applicable local laws; (xiv) determine whether any Award, other than an Option or Stock Appreciation Right, will have Dividend Equivalents; and (xv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(b) Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, any Participant, and any Subsidiary. A majority of the members of the Committee may determine its actions, including fixing the time and place of its meetings.

(c) To the extent not inconsistent with applicable law or the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded or with any charter of the Committee, the Committee may delegate to (i) a committee of one or more directors of the Company any of the authority of the Committee under the Plan, including the right to grant, cancel or suspend Awards and (ii) to the extent permitted by law, to one or more executive officers or a committee of executive officers the right to grant Awards to Employees who are not directors or executive officers of the Company and the authority to take action on behalf of the Committee pursuant to the Plan to cancel or suspend Awards to Employees who are not directors or executive officers of the Company.

5	OPTIONS

5.1 Grant of Options. Options may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Any Option shall be subject to the terms and conditions of this Article and to such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall deem desirable. In no event may Dividend Equivalents be granted with respect to Options.

5.2 Award Agreements. All Options shall be evidenced by a written Award Agreement in such form and containing such terms and conditions as the Committee shall determine which are not inconsistent with the provisions of the Plan. The terms and conditions of Options need not be the same with respect to each Participant. Granting an Option pursuant to the Plan shall impose no obligation on the recipient to exercise such Option. Any individual who is granted an Option pursuant to this Article may hold more than one Option granted pursuant to the Plan at the same time.

5.3 Option Price. Other than in connection with Substitute Awards, the option price per each Share purchasable under any Option granted pursuant to this Article shall not be less than 100% of the Fair Market Value of one Share on the date of grant of such Option; provided, however, that in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary, the option price per share shall be no less than 110% of the Fair Market Value of one Share on the date of grant. Other than pursuant to Section 12.2, the Committee shall not without the approval of the Company’s stockholders (a) lower the option price per Share of an Option after it is granted, (b) cancel an Option in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 11.2), or (c) take any other action with respect to an Option that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.

5.4 Option Term. The term of each Option shall be fixed by the Committee in its sole discretion; provided that no Option shall be exercisable after the expiration of ten years from the date the Option is granted, except in the event of death or disability; provided, however, that the term of the Option shall not exceed five years from the date the Option is granted in the case of an Incentive Stock Option granted to a Participant who, at the time of the grant, owns stock representing more than 10% of the voting power of all classes of stock of the Company or any Subsidiary.

5.5 Exercise of Options.

(a) Vested Options granted under the Plan shall be exercised by the Participant or by a Permitted Assignee thereof (or by the Participant’s executors, administrators, guardian or legal representative, as may be provided in an Award Agreement) as to all or part of the Shares covered thereby, by giving notice of exercise to the Company or its designated agent, specifying the number of Shares to be purchased. The notice of exercise shall be in such form, made in such manner, and shall comply with such other requirements consistent with the provisions of the Plan as the Committee may prescribe from time to time.

(b) Unless otherwise provided in an Award Agreement, full payment of the Option price shall be made at the time of exercise and shall be made (i) in cash or cash equivalents (including certified check, bank check or wire transfer of immediately available funds), (ii) by tendering previously acquired Shares (either actually or by attestation) valued at their then Fair Market Value, (iii) with the consent of the Committee, by delivery of other consideration having a Fair Market Value on the exercise date equal to the total purchase price, (iv) with the consent of the Committee, by withholding Shares otherwise issuable in connection with the exercise of the Option, (v) through any other method specified in an Award Agreement (including same-day sales through a broker), or (vi) any combination of any of the foregoing. The notice of exercise, accompanied by such payment, shall be delivered to the Company at its principal business office or such other office as the Committee may from time to time direct (including to a third-party brokerage firm if designated by the Company as its agent), and shall be in such form, containing such further provisions consistent with the provisions of the Plan, as the Committee may from time to time prescribe. In no event may any Option granted hereunder be exercised for a fraction of a Share.

(c)        Notwithstanding the foregoing, unless otherwise set forth in an Award Agreement, if on the last day of the term of an Option the Fair Market Value of one Share exceeds the option price per Share, the Participant has not exercised the Option (or a tandem Stock Appreciation Right, if applicable) and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding Shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of Shares for which the Option was deemed exercised, less the number of Shares required to be withheld for the payment of the total purchase price and required withholding taxes; provided, however, any fractional Share shall be settled in cash.

5.6 Form of Settlement. In its sole discretion, the Committee may provide that the Shares to be issued upon an Option’s exercise shall be in the form of Restricted Stock or other similar securities, subject to compliance with Section 409A of the Code, if applicable.

5.7 Incentive Stock Options. The Committee may grant Incentive Stock Options to any employee of the Company or any Subsidiary, subject to the requirements of Section 422 of the Code. Solely for purposes of determining whether Shares are available for the grant of Incentive Stock Options under the Plan, the maximum aggregate number of Shares that may be issued pursuant to Incentive Stock Options granted under the Plan shall be 1,219,919 Shares, subject to adjustment as provided in Section 12.2.

6	STOCK APPRECIATION RIGHTS

6.1 Grant and Exercise. The Committee may provide Stock Appreciation Rights (a) in tandem with all or part of any Option granted under the Plan or at any subsequent time during the term of such Option, (b) in tandem with all or part of any Award (other than an Option) granted under the Plan or at any subsequent time during the term of such Award, or (c) without regard to any Option or other Award in each case upon such terms and conditions as the Committee may establish in its sole discretion.

6.2 Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee (provided that in no event may Dividend Equivalent Rights be granted with respect to Stock Appreciation Rights), including the following:

(a) Upon the exercise of a Stock Appreciation Right, the holder shall have the right to receive the excess of (i) the Fair Market Value of one Share on the date of exercise (or such amount less than such Fair Market Value as the Committee shall so determine at any time during a specified period before the date of exercise) over (ii) the grant price of the Stock Appreciation Right.

(b) The Committee shall determine in its sole discretion whether payment on exercise of a Stock Appreciation Right shall be made in cash, in whole Shares or other property, or any combination thereof.

(c) The terms and conditions of Stock Appreciation Rights need not be the same with respect to each recipient.

(d) The Committee may impose such other terms and conditions on the exercise of any Stock Appreciation Right, as it shall deem appropriate. A Stock Appreciation Right shall (i) have a grant price per Share of not less than the Fair Market Value of one Share on the date of grant or, if applicable, on the date of grant of an Option with respect to a Stock Appreciation Right granted in exchange for or in tandem with, but subsequent to, the Option (subject to the requirements of Section 409A of the Code) except in the case of Substitute Awards or in connection with an adjustment provided in Section 12.2, and (ii) have a term not greater than ten years.

(e) Unless otherwise set forth in an Award Agreement, if on the last day of the term of a Stock Appreciation Right the Fair Market Value of one Share exceeds the grant price per Share of the Stock Appreciation Right, the Participant has not exercised the Stock Appreciation Right or the tandem Option (if applicable), and the Stock Appreciation Right has not expired, the Stock Appreciation Right shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of Shares (or cash) required for withholding taxes; any fractional Share shall be settled in cash.

(f) Without the approval of the Company’s stockholders, other than pursuant to Section 12.2, the Committee shall not (i) reduce the grant price of any Stock Appreciation Right after the date of grant (ii) cancel any Stock Appreciation Right in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 11.2), or (iii) take any other action with respect to a Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded.

7	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

7.1 Grants. Awards of Restricted Stock and of Restricted Stock Units may be issued hereunder to Participants either alone or in addition to other Awards granted under the Plan (a “Restricted Stock Award” or “Restricted Stock Unit Award” respectively), and such Restricted Stock Awards and Restricted Stock Unit Awards shall also be available as a form of payment of Performance Awards and other earned cash-based incentive compensation (subject to the requirements of Section 409A of the Code). The Committee has absolute discretion to determine whether any consideration (other than services) is to be received by the Company or any Subsidiary as a condition precedent to the issuance of Restricted Stock or Restricted Stock Units.

7.2 Award Agreements. The terms of any Restricted Stock Award or Restricted Stock Unit Award granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of Restricted Stock Awards and Restricted Stock Unit Awards need not be the same with respect to each Participant.

7.3 Rights of Holders of Restricted Stock and Restricted Stock Units. Unless otherwise provided in the Award Agreement, beginning on the date of grant of the Restricted Stock Award and subject to execution of the Award Agreement, the Participant shall become a stockholder of the Company with respect to all Shares subject to the Award Agreement and shall have all of the rights of a stockholder, including the right to vote such Shares and the right to receive distributions made with respect to such Shares. A Participant receiving a Restricted Stock Unit Award shall not possess voting rights with respect to such Award and shall not have any other rights of stockholder (other than the right to receive Dividend Equivalents, as set forth in Section 12.5, if so provided in the Award Agreement). Notwithstanding any provision of the Plan to the contrary, (a) any Shares or any other property (other than cash) distributed as a dividend or otherwise with respect to any Restricted Stock Award or the number of Shares covered by a Restricted Stock Unit Award as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Stock Award or Restricted Stock Unit Award; and (b) cash dividends with respect to any Restricted Stock Award, stock, and any other property distributed as a dividend or otherwise with respect to any Restricted Stock Award or the number of Shares covered by a Restricted Stock Unit Award shall be accumulated, shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock or Restricted Stock Units with respect to which such cash, Shares or other property has been distributed and shall be paid at the time such restrictions and risk of forfeiture lapse.

7.4 Issuance of Shares. Any Restricted Stock granted under the Plan may be evidenced in such manner as the Board may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock.

8	OTHER SHARE-BASED AWARDS

8.1 Grants. Other Awards of Shares and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property (“Other Share-Based Awards”), including deferred stock units, may be granted hereunder to Participants either alone or in addition to other Awards granted under the Plan. Other Share-Based Awards shall also be available as a form of payment of other Awards granted under the Plan and other cash-based compensation.

8.2 Award Agreements. The terms of Other Share-Based Awards granted under the Plan shall be set forth in an Award Agreement which shall contain provisions determined by the Committee and not inconsistent with the Plan. The terms of such Awards need not be the same with respect to each Participant. Notwithstanding the provisions of this Section, any dividend equivalents, stock and other property distributed as a dividend or otherwise with respect to the number of Shares covered by an Other Share-Based Award shall be subject to restrictions and risk of forfeiture to the same extent as the Shares covered by the Other Share-Based Award with respect to which such cash, Shares or other property has been distributed.

8.3 Payment. Except as may be provided in an Award Agreement, Other Share-Based Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Other Share-Based Awards may be paid in a lump sum or in installments or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

8.4 Deferral of Director Fees. Directors shall, if determined by the Board, receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual retainer. In addition, Directors may elect to receive Other Share-Based Awards in the form of deferred stock units in lieu of all or a portion of their annual and committee retainers and annual meeting fees, provided that such election is made in accordance with the requirements of Section 409A of the Code. The Committee shall, in its absolute discretion, establish such rules and procedures as it deems appropriate for such elections and for the payment of the deferred stock units.

9	PERFORMANCE AWARDS

9.1 Grants. Performance Awards in the form of Performance Cash, Performance Shares or Performance Units, as determined by the Committee in its sole discretion, may be granted hereunder to Participants, for no consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under the Plan. The performance goals to be achieved for each Performance Period shall be conclusively determined by the Committee and may be based upon the criteria set forth in Section 10.2.

9.2 Award Agreements. The terms of any Performance Award granted under the Plan shall be set forth in an Award Agreement (or, if applicable, in a resolution duly adopted by the Committee) which shall contain provisions determined by the Committee and not inconsistent with the Plan, including whether such Awards shall have Dividend Equivalents. The terms of Performance Awards need not be the same with respect to each Participant.

9.3 Terms and Conditions. The performance criteria to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Award. The amount of the Award to be distributed shall be conclusively determined by the Committee.

9.4 Payment. Except as provided in Article 11 or as may be provided in an Award Agreement, Performance Awards will be distributed only after the end of the relevant Performance Period. Performance Awards may be paid in cash, Shares, other property, or any combination thereof, in the sole discretion of the Committee. Performance Awards may be paid in a lump sum or in installments following the close of the Performance Period or, in accordance with procedures established by the Committee, on a deferred basis subject to the requirements of Section 409A of the Code.

10	EXECUTIVE PERFORMANCE AWARD PROVISIONS

10.1 General. Unless the Committee determines otherwise at the time of grant, Awards (other than time-based Restricted Stock Awards and time-based Restricted Stock Unit Awards) granted to executive officers are intended to be subject to this Article 10.

10.2 Performance Criteria. To the extent that any Award subject to this Article 10 is a Performance Award or is otherwise subject to the achievement of performance goals, the lapsing of restrictions thereon and the vesting or distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more performance goals established by the Committee, which shall be based on the attainment of specified levels of one or any combination of the following or on such other measures as determined appropriate by the Committee: net sales; revenue or product revenue; revenue growth or product revenue growth; operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share; net income or loss (before or after taxes); return on equity; total stockholder return; return on assets or net assets; appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; market share; gross profits; earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and amortization); economic value-added models or equivalent metrics; comparisons with various stock market indices; reductions in costs; cash flow or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders equity; operating efficiencies; market share; customer satisfaction; customer growth; employee satisfaction; regulatory achievements (including submitting or filing applications or other documents with regulatory authorities or receiving approval of any such applications or other documents and passing pre-approval inspections (whether of the Company or the Company’s third-party manufacturer) and validation of manufacturing processes (whether the Company’s or the Company’s third-party manufacturer’s)); strategic partnerships or transactions (including in-licensing and out-licensing of intellectual property; establishing relationships with commercial entities with respect to the marketing, distribution and sale of the Company’s products (including with group purchasing organizations, distributors and other vendors); supply chain achievements (including establishing relationships with manufacturers or suppliers of component materials and manufacturers of the Company’s products); and co-development, co-marketing, profit sharing, joint venture or other similar arrangements); financial ratios, including those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital-raising transactions (including sales of the Company’s equity or debt securities; factoring transactions; sales or licenses of the Company’s assets, including its intellectual property, whether in a particular jurisdiction or territory or globally; or through partnering transactions); implementation, completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, strategies and strategic objectives, acquisitions and divestitures; factoring transactions; recruiting and maintaining personnel; metrics related to distributors or customers; product subscription orders; distributor and customer retention rates; downloads or users of the Company’s digital applications, or other measures of the development, adoption or usage of such applications or of other digital or social initiatives. Such performance goals also may be based solely by reference to the Company’s performance or the performance of one or more Subsidiaries, divisions, business segments, business units or other sub-components of the Company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Committee may also exclude charges, accruals, revenue, income, gains, losses, and/or other impacts related to an event or occurrence (including the anticipation of such event or occurrence) which the Committee determines should appropriately be excluded, including, without limitation, (a) the effects of currency fluctuations; (b) restructurings, discontinued operations, extraordinary items, and other unusual, infrequent, non-recurring, or non-operational charges or events; (c) litigation, claim judgments, or settlements; (d) the discontinuation, disposal, or acquisition of a business, division, or asset; (e) asset write-downs; (f) stock dividends, stock splits, reverse stock splits, stock issuances, stock repurchases, or other actions involving the Company’s stock; (g) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management; (h) any or all items that are excluded from the calculation of non-GAAP earnings; or (i) the effects of changes in tax or accounting practices, assumptions, standards, or laws.

10.3 Adjustments. Notwithstanding any provision of the Plan (other than Article 11), with respect to any Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Share-Based Award that is subject to this Article 10, the Committee may adjust downwards, but not upwards, the amount payable pursuant to such Award, and the Committee may not waive the achievement of the applicable performance goals except in the case of the death or disability of the Participant or as otherwise determined by the Committee in special circumstances. The Committee must certify, in writing, the amount of the Award for each Participant for such Performance Period before payment of the Award is made.

11	CHANGE IN CONTROL PROVISIONS

11.1 Assumption or Substitution of Certain Awards.

(a) To the extent provided in an Award Agreement, in the event of a Change in Control of the Company in which the successor company assumes or substitutes for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and continues the Award), if a Participant’s employment with such successor company (or the Company) or a subsidiary thereof terminates within 24 months following such Change in Control (or such other period set forth in the Award Agreement, including prior thereto if applicable) and under the circumstances specified in the Award Agreement: (i) Options and Stock Appreciation Rights outstanding as of the date of such termination of employment will immediately vest, become fully exercisable, and may thereafter be exercised for 24 months (or the period of time set forth in the Award Agreement), (ii) the restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units outstanding as of the date of such termination of employment shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, limitations and other conditions applicable to any Other Share-Based Awards or any other Awards shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant. For the purposes of this Section 11.1, an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award shall be considered assumed or substituted for if following the Change in Control the Award confers the right to purchase or receive, for each Share subject to the Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company, the Committee may, with the consent of the successor company, provide that the consideration to be received upon the exercise or vesting of an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award, for each Share subject thereto, will be solely common stock of the successor company substantially equal in fair market value to the per Share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

(b) Unless otherwise provided in an Award Agreement, in the event of a Change in Control of the Company to the extent the successor company does not assume or substitute for an Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award or Other Share-Based Award (or in which the Company is the ultimate parent corporation and does not continue the Award), then immediately prior to the Change in Control: (i) those Options and Stock Appreciation Rights outstanding as of the date of the Change in Control that are not assumed or substituted for (or continued) shall immediately vest and become fully exercisable, (ii) restrictions, limitations and other conditions applicable to Restricted Stock and Restricted Stock Units that are not assumed or substituted for (or continued) shall lapse and the Restricted Stock and Restricted Stock Units shall become free of all restrictions, limitations and conditions and become fully vested, and (iii) the restrictions, other limitations and other conditions applicable to any Other Share-Based Awards or any other Awards that are not assumed or substituted for (or continued) shall lapse, and such Other Share-Based Awards or such other Awards shall become free of all restrictions, limitations and conditions and become fully vested and transferable to the full extent of the original grant.

(c) Notwithstanding the foregoing provisions of this Section 11.1, and unless otherwise provided in an Award Agreement or other agreement with the Company, the vesting of any performance-based award (whether upon a Change in Control if the Awards are not assumed or substituted for, or upon a qualifying termination of employment that follows a Change in Control) shall be subject to the attainment of the underlying performance goals and shall vest based on actual performance.

(d) The Committee, in its discretion, may determine that, upon the occurrence of a Change in Control of the Company, each Option and Stock Appreciation Right outstanding shall terminate within a specified number of days after notice to the Participant, and/or that each Participant shall receive, with respect to each Share subject to such Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such Share immediately prior to the occurrence of such Change in Control over the exercise price per Share of such Option and/or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of stock or property (including the stock or property, if any, payable in the transaction) or in a combination thereof, as the Committee, in its discretion, shall determine.

11.2 Change in Control. For purposes of the Plan, unless otherwise provided in an Award Agreement, “Change in Control” means the occurrence of any one of the following events; provided, however, that except with respect to paragraph (d) below, any definition of Change in Control in an Award Agreement may not provide that a Change in Control will occur until consummation or effectiveness of a change in control of the Company and may not provide that a Change in Control will occur upon the announcement, commencement, stockholder approval or other potential occurrence of any event or transaction that, if completed, would result in a change in control of the Company:

(a) During any 24-month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(b) Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (“Company Voting Securities”); provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (i) by the Company or any Subsidiary, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities, (iv) pursuant to a Non-Qualifying Transaction, as defined in paragraph (c), or (v) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Directors approves in advance the acquisition of beneficial ownership of 50% or more of Company Voting Securities by such person;

(c) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (i) more than 50% of the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 90% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (ii) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (i), (ii) and (iii) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d) The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets.

12	GENERALLY APPLICABLE PROVISIONS

12.1 Amendment and Termination of the Plan. The Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including the rules and regulations of the principal U.S. national securities exchange on which the Shares are traded; provided that the Board may not amend the Plan in any manner that would result in noncompliance with Rule 16b-3 of the Exchange Act; and further provided that the Board may not, without the approval of the Company’s stockholders, amend the Plan to (a) increase the number of Shares that may be the subject of Awards under the Plan (except for adjustments pursuant to Section 12.2), (b) expand the types of awards available under the Plan, (c) materially expand the class of persons eligible to participate in the Plan, (d) amend Section 5.3 or Section 6.2(f) to eliminate the requirements relating to minimum exercise price, minimum grant price and stockholder approval, or (e) increase the maximum permissible term of any Option specified by Section 5.4 or the maximum permissible term of a Stock Appreciation Right specified by Section 6.2(d). In addition, no amendments to, or termination of, the Plan shall impair the rights of a Participant in any material respect under any Award previously granted without such Participant’s consent, unless such amendments are, or Plan termination is, necessary or advisable to comply with applicable laws, as determined by the Committee.

12.2 Adjustments. In the event of any merger, reorganization, consolidation, recapitalization, dividend or distribution (whether in cash, shares or other property, other than a regular cash dividend), stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the Shares or the value thereof, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate taking into consideration the accounting and tax consequences, including such adjustments in the aggregate number, class and kind of securities that may be delivered under the Plan, the maximum number of Shares that may be issued pursuant to Incentive Stock Options and, in the aggregate or to any Participant, in the number, class, kind and option price, grant price or exercise price of securities subject to outstanding Awards granted under the Plan (including, if the Committee deems appropriate, the substitution of similar options to purchase the shares of, or other awards denominated in the shares of, another company) as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Award shall always be a whole number.

12.3 Transferability of Awards. Except as provided below, no Award and no Shares that have not been issued or as to which any applicable restriction, performance or deferral period has not lapsed, may be sold, assigned, transferred, pledged or otherwise encumbered, other than by will or the laws of descent and distribution, and such Award may be exercised during the life of the Participant only by the Participant or the Participant’s guardian or legal representative. To the extent permitted and under such terms and conditions as determined by the Committee, a Participant may assign or transfer an Award (each transferee thereof, a “Permitted Assignee”) to (i) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (ii) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (i), (iii) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (i) are the only partners, members or shareholders or (iv) for charitable donations; provided that such Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to the transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan. The Company shall cooperate with any Permitted Assignee and the Company’s transfer agent in effectuating any transfer permitted under this Section.

12.4 Termination of Employment or Services. The Committee shall determine and set forth in each Award Agreement whether any Awards granted in such Award Agreement will continue to be exercisable, continue to vest or be earned and the terms of such exercise, vesting or earning, on and after the date that a Participant ceases to be employed by or to provide services to the Company or any Subsidiary (including as a Director), whether by reason of death, disability, voluntary or involuntary termination of employment or services, or otherwise. The date of termination of a Participant’s employment or services will be determined by the Committee, which determination will be final.

12.5 Deferral; Dividend Equivalents. The Committee shall be authorized to establish procedures pursuant to which the payment of any Award may be deferred. Subject to the provisions of the Plan and any Award Agreement, the recipient of an Award other than an Option or Stock Appreciation Right may, if so determined by the Committee, be entitled to receive, currently or on a deferred basis, amounts equivalent to cash, stock or other property dividends on Shares (“Dividend Equivalents”) with respect to the number of Shares covered by the Award, as determined by the Committee, in its sole discretion. The Committee may provide that the Dividend Equivalents (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested, provided that in all cases any Dividend Equivalents shall be subject to the same vesting or performance conditions as the underlying Award. Notwithstanding any provision of the Plan to the contrary, in no event shall any Award provide for the payment of dividends or Dividend Equivalents in any form prior to the vesting of such Award or applicable portion thereof.

13	MISCELLANEOUS

13.1 Award Agreements. Each Award Agreement shall either be (a) in a written form approved by the Committee and executed by the Company by an officer duly authorized to act on its behalf, or (b) in an electronic form approved by the Committee and recorded by the Company (or its designee) in an electronic recordkeeping system used for the purpose of tracking one or more types of Awards, as the Committee may provide; in each case and if required by the Committee, the Award Agreement shall be executed or otherwise electronically accepted by the recipient of the Award in such form and manner as the Committee may require. The Committee may authorize any officer of the Company to execute any or all Award Agreements on behalf of the Company. The Award Agreement shall set forth the material terms and conditions of the Award as established by the Committee consistent with the provisions of the Plan.

13.2 Tax Withholding. The Company shall have the right to make all payments or distributions pursuant to the Plan to a Participant (or a Permitted Assignee thereof) (any such person, a “Payee”) net of any applicable federal, state, local and non-U.S. taxes, as well as any social insurance or social security contributions and any other applicable taxes or charges required to be paid or withheld as a result of (a) the grant of any Award, (b) the exercise of an Option or Stock Appreciation Right, (c) the delivery of Shares or cash, (d) the lapse of any restrictions in connection with any Award or (e) any other event occurring pursuant to the Plan. The Company or any Subsidiary shall have the right to withhold from wages or other amounts otherwise payable to such Payee such withholding taxes as may be required by law, or to otherwise require the Payee to pay such withholding taxes. If the Payee shall fail to make such tax payments as are required, the Company or its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Payee or to take such other action as may be necessary to satisfy such withholding obligations. The Committee shall be authorized to establish procedures for election by Participants to satisfy such obligation for the payment of such taxes by tendering previously acquired Shares (either actually or by attestation, valued at their then Fair Market Value), or by directing the Company to retain Shares (up to the rate that will not cause an adverse accounting consequence or cost, including pursuant to ASC Topic 718, as applicable) otherwise deliverable in connection with the Award.

13.3 Right of Discharge Reserved; Claims to Awards. Nothing in the Plan nor the grant of an Award hereunder shall confer upon any Employee, Director or Consultant the right to continue in the employment or service of the Company or any Subsidiary or affect any right that the Company or any Subsidiary may have to terminate the employment or service of (or to demote or to exclude from future Awards under the Plan) any such Employee, Director or Consultant at any time for any reason. Except as specifically provided by the Committee, the Company shall not be liable for the loss of existing or potential profit from an Award granted in the event of termination of an employment or other relationship. No Employee, Director or Consultant shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Employees, Directors or Consultants under the Plan.

13.4 Substitute Awards. Notwithstanding any other provision of the Plan, the terms of Substitute Awards may vary from the terms set forth in the Plan to the extent the Committee deems appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

13.5 Cancellation of Award; Forfeiture of Gain. Notwithstanding anything to the contrary contained herein, to the maximum extent permitted under applicable law, an Award shall be canceled if the Participant, without the consent of the Company, while employed by or providing services to the Company or any Subsidiary or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise engages in activity that is in conflict with or adverse to the interest of the Company or any Subsidiary (including conduct contributing to any financial restatements or financial irregularities), as determined by the Committee in its sole discretion. The Committee may provide in an Award Agreement that if within the time period specified in the Agreement the Participant establishes a relationship with a competitor or engages in an activity referred to in the preceding sentence, the Participant will forfeit any gain realized on the vesting or exercise of the Award and must repay such gain to the Company.

13.6 Clawback. Notwithstanding any other provision of the Plan, all compensation awarded under the Plan and Prior Plans is subject to recovery or other penalties pursuant to or to facilitate compliance with (i) any clawback policy of the Company, as may be adopted or amended from time to time, including, without limitation, the Nu Skin Enterprises, Inc. Executive Officer Incentive Compensation Recovery Policy (the “Recovery Policy”), (ii) any clawback provision set forth in an applicable Award Agreement; and (iii) any applicable law, rule, regulation, or stock exchange rule or listing standard, including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002. Further, if the Company is required to prepare an Accounting Restatement as defined in the Recovery Policy, the Recovery Policy shall apply to the fullest extent required by applicable law, rule, regulation, or stock exchange rule or listing standard, and in such case or in any other circumstances determined appropriate by the Committee, the Committee may terminate any Awards granted hereunder or under any Prior Plan and/or require any Participant to reimburse the Company the amount of any payment or benefit received with respect to any Awards granted hereunder or under any Prior Plan to the extent that the Participant has received any incentive-based compensation that would not have been earned or accrued after giving effect to the Accounting Restatement, as determined by the Committee or required by the Recovery Policy. By accepting an Award hereunder, the Participant agrees to such recovery or other penalties.

13.7 Director Compensation. Notwithstanding any other provision of the Plan to the contrary, the aggregate grant date fair value (computed as of the date of grant in accordance with applicable financial accounting rules) of all Awards and all cash compensation, whether granted under the Plan or otherwise, granted to any Director during any single calendar year shall not exceed $750,000.

13.8 Minimum Vesting. Notwithstanding any other provision of the Plan to the contrary, all Awards granted under the Plan shall have a minimum vesting period of one year measured from the date of grant; provided, however, that up to 5% of the available shares of common stock authorized for issuance under the Plan may be granted under Awards that vest (in full or in part) in less than one year from their date of grant (the “5% Basket”). Nothing in this Section 13.8 shall limit the Company’s ability to grant Awards that contain rights to accelerated vesting on a termination of employment or service (or to otherwise accelerate vesting), or limit any rights to accelerated vesting in connection with a Change in Control of the Company (in accordance with Section 11.1), and such vesting shall not count against the 5% Basket. In addition, the minimum vesting requirement set forth in this Section 13.8 shall not apply to Substitute Awards or to Awards granted to Directors which vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of the Company’s stockholders (which is at least 50 weeks after the immediately preceding year’s annual meeting) and shall not limit the adjustment provisions of Section 12.2.

13.9 Stop Transfer Orders. All certificates for Shares delivered under the Plan pursuant to any Award shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Shares are then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

13.10 Nature of Payments. All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company or any Subsidiary, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitutes a special incentive payment to the Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company or any Subsidiary except as may be determined by the Committee or by the Board or board of directors of the applicable Subsidiary.

13.11 Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.12 Severability. The provisions of the Plan shall be deemed severable. If any provision of the Plan shall be held unlawful or otherwise invalid or unenforceable in whole or in part by a court of competent jurisdiction or by reason of change in a law or regulation, such provision shall (a) be deemed limited to the extent that such court of competent jurisdiction deems it lawful, valid and/or enforceable and as so limited shall remain in full force and effect, and (b) not affect any other provision of the Plan or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under the Plan shall be held unlawful or otherwise invalid or unenforceable by a court of competent jurisdiction, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under the Plan, and if the making of any payment in full or the provision of any other benefit required under the Plan in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under the Plan.

13.13 Construction. As used in the Plan, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

13.14 Unfunded Status of the Plan. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver the Shares or payments in lieu of or with respect to Awards hereunder; provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.

13.15 Governing Law. The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the State of Utah, without reference to principles of conflict of laws, and construed accordingly.

13.16 Effective Date of Plan; Termination of Plan. The Plan shall be effective on the date of the approval of the Plan by the holders of the Shares entitled to vote at a duly constituted meeting of the stockholders of the Company (the “Effective Date”). The Plan shall be null and void and of no effect if the foregoing condition is not fulfilled. Awards may be granted under the Plan at any time and from time to time on or prior to the tenth anniversary of the Effective Date, on which date the Plan will expire except as to Awards then outstanding under the Plan; provided that in no event may an Incentive Stock Option be granted more than ten years after the earlier of (i) the date of the adoption of the Plan by the Board or (ii) the Effective Date. Such outstanding Awards shall remain in effect until they have been exercised or terminated or have expired. For the avoidance of doubt, if the Plan is not approved by the stockholders as described above, then the version of the Prior Plan in effect immediately prior to such stockholder vote shall continue to operate and control according to its terms. If the Plan is approved by stockholders, then no further awards shall be granted under the Prior Plan, but all awards outstanding under the Prior Plan as of the Effective Date shall remain outstanding in accordance with their terms.

13.17 Foreign Employees and Consultants. Awards may be granted to Participants who are foreign nationals or employed or providing services outside the United States, or both, on such terms and conditions different from those applicable to Awards to Employees or Consultants providing services in the United States as may, in the judgment of the Committee, be necessary or desirable in order to recognize differences in local law or tax policy. The Committee also may impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligation with respect to tax equalization for Employees or Consultants on assignments outside their home country.

13.18 Compliance with Section 409A of the Code. Awards under the Plan are intended to be exempt from or comply with Section 409A of the Code and shall be construed, interpreted and administered in accordance with such intent. To the extent that an Award or the payment, settlement or deferral thereof is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will comply with Section 409A of the Code, including regulations or other guidance issued with respect thereto, except as otherwise determined by the Committee. Any provision of this Plan that would cause the grant of an Award or the payment, settlement or deferral thereof to fail to satisfy Section 409A of the Code shall be amended to comply with Section 409A of the Code on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Section 409A of the Code to the extent such amendment is determined appropriate by the Committee, in each case without the consent of or notice to the Participant. No payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or an Award Agreement upon a Participant’s termination of employment will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code. Further, notwithstanding anything to the contrary in the Plan or an Award Agreement, (a) if a Participant is a “specified employee” within the meaning of Section 409A of the Code at the time of termination of employment with respect to an Award, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, the commencement of any payments or benefits under the Award shall be delayed to the extent required by Code Section 409A(a)(2)(B)(i); and (b) to the extent required under Section 409A of the Code in order to make payment of an Award upon a Change in Control, the applicable transaction or event described in Section 11.2 must qualify as a change in the ownership or effective control of the Company or as a change in the ownership of a substantial portion of the assets of the Company pursuant to Section 409A(a)(2)(A)(v) of the Code, and if it does not, then unless otherwise specified in the applicable Award Agreement, payment of such Award will be made on the Award’s original payment schedule or, if earlier, upon the death of the Participant. Although the Company may attempt to avoid adverse tax treatment under Section 409A of the Code, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

13.19 No Registration Rights; No Right to Settle in Cash. The Company has no obligation to register with any governmental body or organization (including, without limitation, the Securities and Exchange Commission ) any of (a) the offer or issuance of any Award, (b) any Shares issuable upon the exercise of any Award, or (c) the sale of any Shares issued upon exercise of any Award, or to take any actions to comply with applicable laws and regulations regardless of whether the Company in fact undertakes to register any of the foregoing or comply with such laws or regulations. In particular, in the event that any of (x) any offer or issuance of any Award, (y) any Shares issuable upon exercise of any Award, or (z) the sale of any Shares issued upon exercise of any Award are not registered with any governmental body or organization (including, without limitation, the SEC), or if the Company is otherwise not able to issue Shares in compliance with applicable laws and regulations, then the Company shall be relieved from any liability for failure to issue or transfer Shares and the Company will not under any circumstance be required to settle its obligations, if any, under this Plan in cash.

13.20 Captions. The captions in the Plan are for convenience of reference only, and are not intended to narrow, limit or affect the substance or interpretation of the provisions contained herein.

NU SKIN
DISCOVER THE BEST YOU®

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Vote by Internet, Telephone or Mail
24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.proxypush.com/NUS
Use the Internet to vote your proxy until 11:59 p.m. (MDT) on June 4, 2024.

PHONE – 1-866-883-3382
Use a touch-tone telephone to vote your proxy until 11:59 p.m. (MDT) on June 4, 2024.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

The Board of Directors recommends a vote "FOR" each director nominee listed in Proposal 1 and "FOR" Proposals 2, 3 and 4.

Please fold here – Do not separate

1. Election of directors:

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
a. Emma S. Battle	☐	☐	☐	e. Laura Nathanson	☐	☐	☐
b. Daniel W. Campbell	☐	☐	☐	f. Thomas R. Pisano	☐	☐	☐
c. Steven J. Lund	☐	☐	☐	g. Zheqing (Simon) Shen	☐	☐	☐
d. Ryan S. Napierski	☐	☐	☐	h. Edwina D. Woodbury	☐	☐	☐

2. Advisory approval of our executive compensation	☐ For	☐ Against	☐ Abstain
3. Approval of our 2024 Omnibus Incentive Plan	☐ For	☐ Against	☐ Abstain
4. Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2024	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below: ☐

Date ______________________

Signature(s) in Box

Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Nu Skin Enterprises, Inc.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, June 5, 2024
11:00 a.m., Mountain Daylight Time

NU SKIN.
DISCOVER THE BEST YOU

proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 5, 2024.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted "FOR" each director nominee listed in Proposal 1 and "FOR" Proposals 2, 3 and 4. The proxy will be voted in the proxy holders' discretion with respect to any other matters that may properly come before the meeting.

By signing the proxy, you revoke all prior proxies and appoint Steven J. Lund and Ryan S. Napierski, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side, and as more fully described in the proxy statement, and on any other matters which may come before the Annual Meeting and all adjournments or postponements thereof.

This proxy shall also be valid at the Annual Meeting if the Annual Meeting's date, time or location is changed or if the Annual Meeting is held by remote communication.

See reverse for voting instructions.